Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-226189 and 333-226189-01

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 16, 2018

Preliminary Prospectus Supplement

To Prospectus dated July 16, 2018

$150,000,000

% Exchangeable Senior Notes due 2023

of Encore Capital Europe Finance Limited

Fully and Unconditionally Guaranteed by

Encore Capital Group, Inc.

Interest payable March 1 and September 1

Encore Capital Europe Finance Limited (the “issuer”), an indirect wholly owned subsidiary of Encore Capital Group, Inc. (“Encore”), is offering $150,000,000 aggregate principal amount of its     % Exchangeable Senior Notes due 2023. The notes will be fully and unconditionally guaranteed, on a senior, unsecured basis, by Encore.

The notes will bear interest at a rate of    % per year, payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2019. The notes will mature on September 1, 2023 (the “maturity date”), unless earlier repurchased, redeemed or exchanged.

Holders may exchange all or any portion of their notes at their option at any time prior to the close of business on the business day immediately preceding March 1, 2023 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2018 (and only during such calendar quarter), if the last reported sale price of Encore’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than 130% of the exchange price on each applicable trading day; (2) during the five business-day period after any ten consecutive trading-day period (the “measurement period”) in which the trading price (as defined herein) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of Encore’s common stock and the exchange rate on each such trading day; (3) upon the occurrence of specified corporate events (as later described herein); or (4) if we call the notes for redemption. On or after March 1, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may exchange any of their notes at any time, regardless of the foregoing circumstances. Upon exchange, the issuer will satisfy its exchange obligation by paying or delivering, as the case may be, cash, shares of Encore’s common stock or a combination of cash and shares of Encore’s common stock, at the issuer’s election but subject to certain restrictions described in this prospectus supplement.

The exchange rate will initially be                shares of Encore’s common stock per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $            per share of common stock). The exchange rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, or following the issuer’s delivery of a notice of redemption, the exchange rate may be increased for a holder who elects to exchange its notes in connection with such a corporate event or during the related redemption period, as the case may be.

We may not redeem the notes prior to maturity, except in connection with certain changes in tax law. No sinking fund is provided for the notes.

If a fundamental change occurs, holders may require the issuer to repurchase for cash all or part of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (as defined herein).

The notes and the guarantees will be senior unsecured obligations of the issuer and Encore, respectively. The notes and the guarantees will rank senior in right of payment to the indebtedness of the issuer and Encore, respectively, that is expressly subordinated in right of payment to the notes and the guarantees, respectively; equal in right of payment to unsecured indebtedness of the issuer and Encore, respectively, that is not so subordinated; and effectively junior in right of payment to any secured indebtedness of the issuer and Encore, respectively, to the extent of the value of the assets securing such indebtedness. The guarantees will be structurally junior to all indebtedness and other liabilities (including trade payables) of Encore’s subsidiaries (other than the issuer).

There is currently no public market for the notes. Application will be made to The International Stock Exchange Authority Limited for the listing of and permission to deal in the notes on the Official List of The International Stock Exchange. There can be no assurance, however, that the notes will be listed on the Official List of The International Stock Exchange, that such permission to deal in the notes will be granted or that such listing will be maintained. Encore’s common stock is listed on The NASDAQ Global Select Market under the symbol “ECPG.” The last reported sale price of Encore’s common stock on The NASDAQ Global Select Market on July 13, 2018 was $38.00 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on page S-14 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per note		Total
Public offering price		%	$
Underwriting discount(1)		%	$
Proceeds, before expenses, to the issuer		%	$

(1)	We refer you to the “Underwriting” section of this prospectus supplement for additional information regarding underwriter compensation.

The issuer and Encore have granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional $22,500,000 aggregate principal amount of notes and related guarantees solely to cover over-allotments, at the public offering price, less the underwriting discount.

The underwriters will purchase the notes from the issuer and offer them to you, subject to certain conditions. The notes are expected to be delivered in global form through the book-entry delivery system of The Depository Trust Company on or about                , 2018.

Joint Book-Running Managers

SunTrust Robinson Humphrey	Credit Suisse

Co-Lead Managers

ING	MUFG	Morgan Stanley

Co-Managers

Citigroup	DNB Markets	Fifth Third Securities	Regions Securities LLC

The date of this prospectus supplement is                 , 2018.

Prospectus Supplement

Prospectus

In this prospectus supplement, when we refer to Encore Capital Group, Inc. and use phrases such as the “Company,” “Encore,” “we,” “our” and “us,” we are referring to Encore Capital Group, Inc. and its subsidiaries as a whole, except where stated otherwise or where it is clear from the context that any of these terms refers only to Encore Capital Group, Inc. Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to “$” or “dollars” are to the lawful currency of the United States. Unless we have indicated otherwise, or the context otherwise requires, the information presented in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

Our logo and other trademarks mentioned in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein are our property. Certain trademarks referred to in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or

S-i

therein may be without the ® or TM symbol, as applicable, but this is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our right to these trademarks. Other brand names or trademarks appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein are the property of their respective owners.

Important Information

You should read the entire prospectus supplement, the accompanying prospectus and the related pricing term sheet, as well as the information incorporated by reference herein, before making an investment decision.

Neither we nor the issuer nor the underwriters have authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and the related pricing term sheet. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and the related pricing term sheet do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities that are the subject of this prospectus supplement, nor does this prospectus supplement, the accompanying prospectus or the related pricing term sheet constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the related pricing term sheet or the documents incorporated by reference is accurate on any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Jersey Financial Services Commission (the “Commission”) has given, and has not withdrawn, or will have given prior to the issue of the notes and not withdrawn, its consent under Article 4 of the Control of Borrowing (Jersey) Order 1958 to the issue of the notes. The Commission is protected by the Control of Borrowing (Jersey) Law 1947, as amended, against liability arising from the discharge of its functions under the law. A copy of this prospectus supplement and the accompanying prospectus has been delivered to the registrar of companies in Jersey (the “Jersey Registrar”) in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002, and the Jersey Registrar has given, and had not withdrawn, his consent to their circulation. It must be distinctly understood that, in giving these consents, neither the Jersey Registrar nor the Commission takes any responsibility for the financial soundness of the issuer or for the correctness of any statements made, or opinions expressed, with regard to it.

Nothing in this prospectus supplement, the accompanying prospectus nor any other communication made by or on behalf of the issuer is intended to constitute or should be construed as advice on the merits of the purchase of, or subscription for, any securities for the purposes of the Financial Services (Jersey) Law 1998.

The issuer has taken all reasonable care to ensure that the facts stated in this prospectus supplement and the accompanying prospectus are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in this prospectus or the accompanying prospectus, whether of facts or of opinion. The issuer accepts responsibility accordingly.

If you are in any doubt about the contents of this prospectus supplement or the accompanying prospectus you should consult your stockbroker, bank manager, solicitor, accountant or other financial adviser.

It should be remembered that the value of the notes and any income from them can go down as well as up.

S-ii

STABILIZATION

IN CONNECTION WITH THE ISSUE OF THE NOTES, CREDIT SUISSE SECURITIES (USA) LLC (OR ANY PERSON(S) ACTING ON BEHALF OF STABILIZING MANGER) MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE CAN BE NO ASSURANCES THAT THE STABILIZING MANAGER (OR ANY PERSON(S) ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE FINAL TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

S-iii

SUMMARY

This summary highlights selected information included or incorporated by reference in this prospectus supplement or the accompanying prospectus to help you understand us and the notes offered hereby. We urge you to carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein to fully understand us and the notes offered hereby and the other considerations that are important to you in making a decision about whether to invest in the notes.

Overview

We are an international specialty finance company providing debt recovery solutions and other related services for consumers across a broad range of financial assets. We purchase portfolios of defaulted consumer receivables at deep discounts to face value and manage them by working with individuals as they repay their obligations and work toward financial recovery. Defaulted receivables are consumers’ unpaid financial commitments to credit originators, including banks, credit unions, consumer finance companies, commercial retailers, and telecommunication companies. Defaulted receivables may also include receivables subject to bankruptcy proceedings.

United States

We are a market leader in portfolio purchasing and recovery in the United States, including Puerto Rico.

Europe

Cabot Credit Management plc (together with its subsidiaries, “Cabot”), our largest international subsidiary, is one of the largest credit management services providers in Europe and is a market leader in the United Kingdom and Ireland. We control Cabot via our majority ownership interest in the indirect holding company of Cabot, Janus Holdings Luxembourg S.à r.L. (“Janus Holdings”).

In addition, we have certain subsidiaries that primarily focus on (a) consumer non-performing loans, including insolvencies (in particular, individual voluntary arrangements, or “IVAs”) in the United Kingdom and bank and non-bank receivables in Spain and (b) credit management services in Spain (collectively, “Grove”).

Latin America

Our majority-owned subsidiary, Refinancia S.A.S. (together with its subsidiaries, “Refinancia”), is a market leader in debt collection and management in Colombia and Peru. In addition to purchasing defaulted receivables, Refinancia offers portfolio management services to banks for non-performing loans. Refinancia also specializes in non-traditional niches in the geographic areas in which it operates, including point-of-purchase lending to consumers and providing financial solutions to individuals who have previously defaulted on their credit obligations.

In addition to operations in Colombia and Peru, we evaluate and purchase non-performing loans in other countries in Latin America, including Mexico and Brazil. We also invest in non-performing secured residential mortgages in Latin America.

Asia Pacific

Our subsidiary, Baycorp Holdings Pty Limited (together with its subsidiaries, “Baycorp”), specializes in the management of non-performing loans in Australia and New Zealand. In addition to purchasing defaulted receivables, Baycorp offers portfolio management services to banks for non-performing loans. We acquired a majority ownership interest in Baycorp in October 2015 and acquired the remaining minority equity ownership interest in Baycorp in January 2018.

In India, we invested in Encore Asset Reconstruction Company Private Limited (“EARC”), which has completed initial immaterial purchases.

To date, operating results from our international operations on an individual basis, other than from Cabot, have not been significant to our total consolidated operating results. Our long-term growth strategy involves continuing to invest in our core portfolio purchasing and recovery business, strengthening and developing our international businesses, and leveraging our core competencies to explore expansion into adjacent asset classes.

Recent Developments

The Transaction

On May 8, 2018, we announced our agreement to acquire all of the outstanding equity interests of Janus Holdings not currently held by us, through our wholly owned subsidiary Encore Capital Group UK Limited (“Encore UK”), and, immediately following the consummation of such acquisition, Janus Holdings, with proceeds from Encore UK, intends to acquire all of the outstanding equity interests of Cabot Holdings S.à r.L. (“Cabot Holdings”), the holding company of Cabot (collectively, the “Transaction”), not currently held by it. The total consideration, after taking into account fractional shares settled in cash and the election by certain sellers to received cash consideration only, is approximately 4.9 million shares of Encore stock and £178.5 million. All required approvals have been received, including unanimous approval by our board of directors, and subject to customary closing conditions, the Transaction is expected to close by early August.

Selected Preliminary Operating and Financial Second Quarter Results

Our unaudited condensed consolidated financial statements as of and for the three months ended June 30, 2018 are not yet available. The following estimates are based on our preliminary operating and financial results as of and for the three months ended June 30, 2018 and, as of the date of this prospectus supplement, have not been finalized. These preliminary estimates are derived from our internal records and are based on the most current information available to management. We have prepared these estimates on a basis materially consistent with our historical financial results and in good faith based on our internal reporting as of and for the three months ended June 30, 2018. However, the preliminary financial estimates are not reviewed and are unaudited, and our normal reporting processes with respect to the following preliminary operational and financial results have not been fully completed. During the course of our review process on our operating and financial results as of and for the three months ended June 30, 2018, we could identify items that would require us to make adjustments and could affect our final results. Any such adjustments could be material. We urge you to carefully read this prospectus supplement, the accompany prospectus and the documents incorporated by reference herein and therein for additional information regarding factors that could result in differences between the preliminary operating and financial results that are presented below and the actual results as of and for the three months ended June 30, 2018.

This summary is not intended to be a comprehensive statement of our unaudited financial results for this period. The results of operations for an interim period, including the summary preliminary financial results provided below, may not give a true indication of the results to be expected for a full year or any future period. In addition, the preliminary financial results set forth below should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. Our consolidated financial statements and related notes as of and for the three months ended June 30, 2018 are not expected to be filed with the SEC until after this offering is completed.

	As of and For The Three Months Ended June 30,
	2018		2017
	Low Estimate	High Estimate	Actual
	(in millions, except per share amounts, unaudited)
Operating Data:
Total revenues, adjusted by net allowances	$348.0	$350.4	$290.9
Net income	$25.6	$27.1	$19.1
Net income attributable to Encore.	$25.0	$26.4	$20.3
Diluted earnings per share attributable to Encore(1).	$0.95	$1.00	$0.77

Balance Sheet Data:
Cash and cash equivalents	$181.7	$181.7	$146.6
Total debt	$3,530.4	$3,530.4	$2,963.9

Other Financial Data:
Estimated remaining collections	$6,897.9	$7,109.0	$6,256.2
Gross collections	$493.6	$497.1	$446.2
Purchases	$357.8	$360.3	$246.4

Non-GAAP Financial Data:
Adjusted income attributable to Encore(2)	$33.8	$35.2	$22.9
Economic EPS(3)	$1.28	$1.33	$0.88

(1)	Based on 26.4 million weighted average diluted shares outstanding for the three months ended June 30, 2018.
(2)	Adjusted income attributable to Encore is defined as net income less non-cash interest and issuance cost amortization relating to our convertible notes, acquisition, integration and restructuring related expenses, amortization of certain acquired intangible assets and other charges or gains that are not indicative of ongoing operations, as detailed in the table below. We have included this information because management utilizes it to assess operating performance, in order to highlight trends in our business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP. While providing useful information, Adjusted income attributable to Encore should not be considered as an alternative to, or more meaningful than, net income as an indicator of our operating performance. Further, Adjusted income attributable to Encore, as presented by us, may not be comparable to similarly titled measures reported by other companies since each company may define such measures differently.

We have the following preliminary estimates for the adjustments:

	Three Months Ended June 30,
	2018	2017
	Preliminary Estimate	Actual
	(in millions, unaudited)
Convertible notes non-cash interest and issuance cost amortization	$3.1	$3.1
Acquisition, integration and restructuring related expenses	3.7	3.5
Gain on fair value adjustments to contingent consideration	(2.4)	(2.8)
Amortization of certain acquired intangible assets	2.4	0.6
Loss on derivatives in connection with the Transaction(a)	6.6	—
Income tax effect of the adjustments	(4.6)	(1.0)
Adjustments attributable to noncontrolling interests	—	(0.8)

(a)	On May 8, 2018, in anticipation of the completion of the Transaction, Encore entered into a foreign exchange forward contract with a notional amount of £176.0 million, which was approximately the cash consideration for the Transaction. The forward contract will settle on the earlier of the date of the close of the Transaction or August 3, 2018. Amount represents the loss on this foreign exchange forward contract and we expect that this loss will be substantially offset by a decrease in the estimated purchase price in U.S. Dollars for the Transaction.

(3)	Defined as adjusted income attributable to Encore divided by the number of weighted average diluted shares outstanding, as adjusted for shares associated with our Existing Convertible Notes that will not be issued but are reflected in the fully diluted share count for accounting purposes, if applicable. For the three months ended June 30, 2018, there was no dilutive effect from our Existing Convertible Notes.

CORPORATE INFORMATION

We are a Delaware corporation incorporated in 1999. The issuer is an indirect wholly owned subsidiary of Encore that was organized as a public limited company under the laws of Jersey on April 30, 2018. The issuer is a special purpose finance subsidiary and has not engaged in and will not engage in any activity other than the business and activities described or referred to in this prospectus supplement. The directors of the issuer intend to exercise central management and control of the business of the issuer in the United Kingdom, and intend for the issuer to be resident for tax purposes in the United Kingdom.

The authorized share capital of the issuer is £10,000 divided into 10,000 shares of one class designated as ordinary shares with a par value of £1.00 each. As at the date of this prospectus supplement, there are two ordinary shares in issue, each of which are held by Encore Holdings Luxembourg S.à r.L.

The registered office of the issuer is located at 22 Grenville Street, St Helier, Jersey, JE4 8PX, Channel Islands and its telephone number is +44 1534 676 000.

Our and the issuer’s principal executive offices are located at 3111 Camino Del Rio North, Suite 103, San Diego, California 92108. Our telephone number is (877) 445-4581. Our website address is www.encorecapital.com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus supplement.

The directors of the issuer are as follows:

Name	Position	Business Address
Ashish Masih	Director	1 Kings Hill Avenue Kings Hill, West Malling, Kent, ME19 4UA United Kingdom
Craig Anthony Buick	Director	1 Kings Hill Avenue Kings Hill, West Malling, Kent, ME19 4UA United Kingdom
Kenneth John Stannard	Director	1 Kings Hill Avenue Kings Hill, West Malling, Kent, ME19 4UA United Kingdom

The company secretary of the issuer is Mourant Secretaries (Jersey) Limited whose business address is 22 Grenville Street, St. Helier, Jersey JE4 8PX.

BDO Limited of Windward House, La Route de la Liberation, St Helier, Jersey JE1 1BG have been appointed as local statutory auditors to the issuer.

THE OFFERING

The summary below describes the principal terms of the notes. Certain descriptions below are subject to important exceptions and/or limitations. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. Unless otherwise specified, this prospectus supplement assumes that the underwriters will not exercise their over-allotment option. As used in this section, “we,” “our” and “us” refer to Encore Capital Europe Finance Limited and “Encore” and the “guarantor” refer to Encore Capital Group, Inc., excluding its subsidiaries.

Issuer	Encore Capital Europe Finance Limited, a Jersey public limited company.

Guarantor	Encore Capital Group, Inc., a Delaware corporation.

Securities	$150,000,000 aggregate principal amount of % Exchangeable Senior Notes due 2023 (plus up to an additional $22,500,000 aggregate principal amount to cover over-allotments).

Guarantees.	The notes will be fully and unconditionally guaranteed, on a senior, unsecured basis, by Encore.

Maturity	September 1, 2023 (the “maturity date”), unless earlier repurchased, redeemed or exchanged.

Interest	% per year. Interest will accrue from , 2018 and will be payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2019. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Exchange Rights	Holders may exchange all or any portion of their notes at their option at any time prior to the close of business on the business day immediately preceding March 1, 2023, in multiples of $1,000 principal amount, only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on December 31, 2018 (and only during such calendar quarter), if the last reported sale price of Encore’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than 130% of the exchange price on each applicable trading day;

•	during the five business-day period after any ten consecutive trading-day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes—Exchange Rights—Exchange Upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of Encore’s common stock and the exchange rate on each such trading day;

•	upon the occurrence of specified corporate events described under “Description of Notes—Exchange Rights—Exchange Upon Specified Corporate Events”; or

•	if we call the notes for redemption.

On or after March 1, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may exchange any of their notes at any time, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The exchange rate for the notes is initially shares of Encore common stock per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $ per share of Encore’s common stock), subject to adjustment as described in this prospectus supplement.

Upon exchange, we will pay or deliver, as the case may be, cash, shares of Encore’s common stock or a combination of cash and shares of Encore’s common stock, at our election. However, we will be required to settle solely in cash all exchanges with an exchange date occurring before the “share reservation date” (as defined in this prospectus supplement).

See “Description of Notes—Exchange Rights—Settlement Upon Exchange.” In addition, following certain corporate events that occur prior to the maturity date or following the issuer’s delivery of a notice of redemption, we will in certain circumstances increase the exchange rate for a holder who elects to exchange its notes in connection with such a corporate event or during the related redemption period (as defined under “Description of Notes—Exchange Rights—Adjustment to Exchange Rate Upon Exchange Upon a Make-Whole Fundamental Change”), as the case may be, as described under “Description of Notes—Exchange Rights—Adjustment to Exchange Rate Upon Exchange Upon a Make-Whole Fundamental Change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon exchange of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of Encore’s common stock or a combination of cash and shares of Encore’s common stock paid or delivered, as the case may be, to you upon exchange of a note.

Additional Amounts

All payments and deliveries on the notes made by or on behalf of the issuer or the guarantor will be made without withholding or deduction for any taxes, unless required by law. If such withholding or deduction is required in a relevant taxing jurisdiction, the issuer or the guarantor, as applicable, will pay or deliver, subject to certain exceptions (including an exception for taxes imposed by the United

States or any state thereof), such additional amounts as may be necessary so that the net amounts received after such withholding or deduction (and after deducting any taxes on such additional amounts) will equal the amounts that would have been received in the absence of such withholding or deduction. See “Description of Notes—Additional Amounts.”

Optional Redemption upon Certain Changes in Tax Law	We may not redeem the notes prior to maturity, except in connection with a change in tax law (as defined in “Description of Notes—Optional Redemption upon Certain Changes in Tax Law”). Calling the notes for redemption will constitute a make-whole fundamental change, which may result in an increase to the exchange rate of the notes.

No sinking fund is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental Change	Following certain corporate transactions or events specified as a fundamental change (as defined in this prospectus supplement under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking	The notes and the guarantees will be senior unsecured obligations of us and Encore, respectively, and will rank:

•	senior in right of payment to indebtedness of us and Encore, respectively, that is expressly subordinated in right of payment to the notes or the guarantees, as applicable;

•	equal in right of payment to unsecured indebtedness of us and Encore, respectively, that is not so subordinated; and

•

effectively junior in right of payment to secured indebtedness of us and Encore, respectively, to the extent of the value of the assets securing such indebtedness, including the obligations under (i) Encore’s $325.0 million aggregate principal amount of 5.625% senior secured notes due 2024 (the “Senior Secured Notes”), and (ii) Encore’s revolving credit facility of $794.6 million (the “Revolving Credit Facility”), of which $363.0 million was outstanding as of March 31, 2018, and Encore’s term loan facility of which $203.7 million was outstanding as of March 31, 2018 (the “Term Loan Facility,” and, together with the Revolving Credit Facility, the “Senior Secured Credit Facilities”), and an accordion feature that allows Encore to increase the Senior Secured Credit Facilities by an additional $250.0 million, of which approximately $150.3 million has been exercised as of March 31, 2018.

The guarantees will rank structurally junior to all indebtedness and other liabilities (including trade payables) of Encore’s subsidiaries other than us.

The notes and the indenture do not prevent us or Encore from issuing other indebtedness that would be secured or structurally senior to the notes.

As of March 31, 2018, Encore’s total consolidated indebtedness was approximately $3.61 billion, approximately $2.90 billion of which was secured indebtedness (excluding approximately $237.5 million of unused borrowing availability under its Revolving Credit Facility), and Encore’s subsidiaries (other than the issuer) had approximately $3.86 billion of liabilities (in each case, excluding intercompany liabilities and income tax-related liabilities), to which the guarantees would have been structurally subordinated. Immediately prior to this offering, the issuer had no outstanding indebtedness. The amounts presented do not reflect any indebtedness incurred subsequent to March 31, 2018.

Encore’s operations are conducted through, and substantially all of its consolidated assets are held by, its subsidiaries. The issuer is a wholly owned subsidiary of Encore and has no independent operations or assets.

The indenture governing the notes and the guarantees will not limit the amount of indebtedness that we or Encore or its other subsidiaries may incur.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional notes in full), after deducting the underwriting discount and our estimated expenses related to this offering.

We intend to use the proceeds from this offering to fund an intercompany loan to Encore UK, which will be used to partially fund the Transaction.

Capped Call Transactions

In connection with the pricing of the notes, Encore expects to enter into privately negotiated capped call transactions with the option counterparties. The capped call transactions are expected generally to reduce potential dilution to Encore’s common stock upon any exchange of notes and/or offset any potential cash payments we are required to make in excess of the principal amount of exchanged

notes, as the case may be, with such reduction and/or offset subject to a cap. Encore expects to use approximately $                 of cash on hand to fund the cost of the capped call transactions. If the underwriters exercise their option to purchase additional notes, Encore expects to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to Encore’s common stock concurrently with, and/or purchase Encore’s common stock shortly after, the pricing of the relevant notes. This activity could increase (or reduce the size of any decrease in) the market price of Encore’s common stock or the notes concurrently with, or shortly after, the pricing of the notes.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Encore’s common stock and/or purchasing or selling Encore’s common stock or other securities of Encore’s in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to an exchange of notes). This activity could also cause or avoid an increase or a decrease in the market price of Encore’s common stock or the notes, which could affect your ability to exchange the notes and, to the extent the activity occurs during any observation period related to a exchange of notes, it could affect the number of shares and value of the consideration that you will receive upon exchange of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these capped call transactions see “Risk Factors—Risks Related to the Notes, Our Indebtedness, Our Common Stock and this Offering—The capped call transactions may affect the value of the notes and our common stock’’ and ‘‘Plan of Distribution.”

In addition, if any such capped call transactions fail to become effective, whether or not this offering is completed, the option counterparties or their respective affiliates may unwind their hedge positions with respect to Encore’s common stock, which could adversely affect the value of Encore’s common stock and, if the notes have been issued, the value of the notes.

Book-Entry Form	The notes will initially be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	The notes are a new issue of securities, and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market-making with respect to the notes without notice.

U.S. Federal Income Tax Considerations	Although not free from doubt, solely for purposes of U.S. federal withholding tax compliance, we intend to treat interest on the notes as arising from sources within the United States. Non-U.S. persons who are prospective investors in the notes should expect that, unless they establish their eligibility for the “portfolio interest” or another exemption from (or reduction in) withholding on U.S.-source interest payments on the notes by providing a valid appropriate U.S. Internal Revenue Service (“IRS”) Form W-8, they will be subject to withholding at a rate of 30% with respect to such interest.

The exchange of the notes for Encore’s common stock (or cash and common stock) may be a taxable transaction. Alternatively, the exchange of the notes could be treated (partially or entirely) as a non-taxable conversion of the notes in which potentially gain but no loss would be recognized. See the discussion under “Tax Considerations—Certain U.S. Federal Income Tax Considerations.”

Jersey Law Considerations	See “Certain Insolvency and Local Law Limitations.”

Listing	Application will be made to The International Stock Exchange Authority Limited for the listing of and permission to deal in the notes on the Official List of the International Stock Exchange. There can be no assurances, however, that the notes will be listed on the Official List of The International Stock Exchange, that such permission to deal in the notes will be granted or that such listing will be maintained.

The NASDAQ Global Select Market Symbol for Common Stock	Encore’s common stock is listed on The NASDAQ Global Select Market under the symbol “ECPG.”

Trustee, Security Registrar, Paying Agent and Exchange Agent	MUFG Union Bank, N.A.

Governing Law	The indenture will provide that it, the notes and the guarantees, and any claim, controversy or dispute arising under or related to the indenture, the notes or the guarantees, will be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Risk Factors	Before deciding whether to invest in the notes, you should carefully consider the risks described under “Risk Factors” in this prospectus supplement, as well as the other information included or incorporated by reference into this prospectus supplement, including our financial statements and the notes thereto.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables present our summary consolidated historical financial data as of and for the periods ended on the dates indicated below. The summary consolidated historical financial data as of March 31, 2018 and for the three months ended March 31, 2018 and 2017 are derived from our unaudited financial statements, which are incorporated herein by reference, and are not necessarily indicative of the results to be expected for the full year. The summary consolidated historical financial data as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 are derived from our audited consolidated financial statements, which are incorporated herein by reference. Our results of operations for any period are not necessarily indicative of the results to be expected for any future period.

The summary consolidated historical financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and 2017, which are incorporated by reference into this prospectus supplement.

	Three months ended March 31,		Year Ended December 31,
	2018	2017	2017	2016	2015
	(unaudited)
	(in thousands, except per share data)
Revenues
Revenue from receivable portfolios	$281,009	$249,838	$1,053,373	$1,030,792	$1,065,673
Other revenues	35,968	19,971	92,429	82,643	57,531

Total revenues	316,977	269,809	1,145,802	1,113,435	1,123,204
Allowance reversals (allowances) on receivable portfolios, net	9,811	2,132	41,236	(84,177)	6,763

Total revenues, adjusted by net allowances	326,788	271,941	1,187,038	1,029,258	1,129,967

Operating expenses
Salaries and employee benefits	89,259	68,278	315,742	281,097	262,281
Cost of legal collections	53,855	47,957	200,058	200,855	229,847
Other operating expenses	33,748	26,360	104,938	100,737	93,210
Collection agency commissions	11,754	11,562	43,703	36,141	37,858
General and administrative expenses	39,284	33,318	158,080	134,046	191,357
Depreciation and amortization	10,436	8,625	39,977	34,868	33,160

Total operating expenses	238,336	196,100	862,498	787,744	847,713

Income from operations	88,452	75,841	324,540	241,514	282,254

Other (expense) income
Interest expense	(57,462)	(49,198)	(204,161)	(198,367)	(186,556)
Other income	2,193	602	10,847	14,228	2,235

Total other expense	(55,269)	(48,596)	(193,314)	(184,139)	(184,321)

Income from continuing operations before income taxes	33,183	27,245	131,226	57,375	97,933
Provision for income taxes	(9,470)	(12,067)	(52,049)	(38,205)	(27,162)

Income from continuing operations	23,713	15,178	79,177	19,170	70,771
Loss from discontinued operations, net of tax	—	(199)	(199)	(2,353)	(23,387)

Net income	23,713	14,979	78,978	16,817	47,384

Net (income) loss attributable to noncontrolling interest	(1,886)	7,119	4,250	59,753	(2,249)

Net income attributable to Encore Capital Group, Inc. stockholders	$21,827	$22,098	$83,228	$76,570	$45,135

	Three months ended March 31,		Year Ended December 31,
	2018	2017	2017	2016	2015
	(unaudited)
	(in thousands, except per share data)
Amounts attributable to Encore Capital Group, Inc.:
Income from continuing operations	$21,827	$22,297	$83,427	$78,923	$68,522
Loss from discontinued operations, net of tax	—	(199)	(199)	(2,353)	(23,387)

Net income	$21,827	$22,098	$83,228	$76,570	$45,135

	Three months ended March 31,		Year Ended December 31,
	2018	2017	2017	2016	2015
	(unaudited)
	(in thousands, except per share data)
Earnings (loss) per share attributable to Encore Capital Group, Inc.:
Basic earnings (loss) per share from:
Continuing operations	$0.84	$0.86	$3.21	$3.07	$2.66
Discontinued operations	$—	$(0.01)	$(0.01)	$(0.09)	$(0.91)

Net basic earnings per share	$0.84	$0.85	$3.20	$2.98	$1.75

Diluted earnings (loss) per share from:
Continuing operations	$0.83	$0.85	$3.16	$3.05	$2.57
Discontinued operations	$—	$—	$(0.01)	$(0.09)	$(0.88)

Net diluted earnings per share	$0.83	$0.85	$3.15	$2.96	$1.69

Weighted average shares outstanding:
Basic	26,056	25,876	25,972	25,713	25,722
Diluted	26,416	26,087	26,405	25,909	26,647

	March 31,	December 31,
	2018	2017	2016
	(unaudited)
	(in thousands)
Consolidated statements of financial condition data:
Cash and cash equivalents	$217,138	$212,139	$149,765
Investment in receivable portfolios, net	3,024,141	2,890,613	2,382,809
Total assets	4,642,260	4,490,712	3,670,497
Total debt	3,607,101	3,446,876	2,805,983
Total liabilities	3,885,236	3,766,801	3,069,982
Total Encore Capital Group, Inc. stockholders’ equity	610,832	581,862	559,304

RISK FACTORS

This section highlights some specific risks related to the notes, our indebtedness, Encore’s common stock and this offering. The list of risks is not intended to be exhaustive and the order in which the risks appear is not intended as an indication of their relative weight or importance. Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and the information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which are incorporated by reference in this prospectus supplement, together with all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide to invest in the notes. See also “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement. Additional risks and uncertainties not now known to us or that we now deem immaterial may also adversely affect our business or financial performance. Our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The market or trading price of the notes or common stock could decline due to any of these risks or other factors, and you may lose all or part of your investment.

In addition to the foregoing risks relating to us, the following are additional risks relating to an investment in the notes and Encore’s common stock.

As used in this section, “we,” “our” and “us” refer to Encore Capital Group, Inc. and its subsidiaries as a whole, except where stated or the contexts requires otherwise, and “issuer” refers to Encore Capital Europe Finance Limited.

Risks Related to the Notes, Our Indebtedness, Our Common Stock and this Offering

The issuer is a special purpose finance subsidiary with no revenue-generating operations of its own.

The issuer is a special purpose finance subsidiary that has no revenue-generating operations of its own. The issuer conducts no business or operations and, after giving effect to this offering and the use of proceeds therefrom, will have no assets other than a receivable from Encore UK. The issuer’s ability to service the notes (or other future indebtedness it may incur), is depends entirely on its receipt of funds from us. Our ability to make payments to the issuer will depend on our cash flows and earnings, which, in turn, may be affected by all of the factors discussed in these “Risk Factors.”

The notes and the guarantees are effectively subordinated to secured indebtedness of ours to the extent of the value of the assets securing that indebtedness.

The notes and the guarantees will be effectively subordinated to claims of secured creditors of the issuer and us, respectively, to the extent of the value of the assets securing such claims. In the event of the bankruptcy, liquidation, reorganization or other winding up of the issuer or us, assets of the issuer or us, respectively, that secure indebtedness will be available to pay obligations on the notes or make payments under the guarantees only after the secured indebtedness has been repaid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding or to fulfill obligations under the guarantees. The indenture governing the notes does not prohibit the issuer or us from incurring additional senior indebtedness or secured indebtedness, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of March 31, 2018, our total consolidated indebtedness was approximately $3.61 billion, approximately $2.90 billion of which was secured indebtedness (excluding approximately $237.5 million of unused borrowing availability under our Revolving Credit Facility), and our subsidiaries (excluding the issuer) had approximately $3.86 billion of liabilities (in each case, excluding intercompany liabilities and income tax-related liabilities), to which the guarantees would have been structurally subordinated. Immediately prior to this offering, the issuer had no outstanding indebtedness. The amounts presented do not reflect any indebtedness incurred subsequent to March 31, 2018.

Our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries, and accordingly, we must rely on our subsidiaries to provide us with cash in order to pay amounts due on the notes.

The notes and the guarantees are obligations of the issuer and Encore Capital Group, Inc. exclusively. The notes are not guaranteed by any of our subsidiaries. Our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries, and the issuer is a finance subsidiary of ours with no independent operations. Accordingly, our ability to service our indebtedness, including the notes, depends on the results of operations of our other subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities, and, other than the issuer, have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us or the issuer from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Federal and state laws allow courts, under certain circumstances, to void guarantees and require holders of the notes to return payments received from guarantors.

The notes will be guaranteed by Encore Capital Group, Inc. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or insolvency proceeding or a lawsuit is commenced by or on behalf of us or the issuer or by our unpaid creditors or the unpaid creditors of the issuer. Under these laws, a court could void the obligations under the guarantees, subordinate the guarantees to our other debt or take other action detrimental to the holders of the notes and the guarantees, if it finds, among other things, that Encore Capital Group, Inc., at the time it incurred the indebtedness evidenced by the guarantees:

•	issued the guarantees to delay, hinder or defraud present or future creditors;

•	received less than reasonably equivalent value or fair consideration for issuing the guarantees at the time it issued the guarantees;

•	was insolvent or rendered insolvent by reason of issuing the guarantees;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature.

For these purposes, the measures of insolvency will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a party would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing indebtedness, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its indebtedness as it becomes due.

We cannot be sure as to the standard that a court would use to determine whether or not a party was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to Encore Capital Group, Inc.’s other debt. If such a case were to occur, the guarantees could also be subject to the claim that, since the guarantees were incurred for the issuer’s benefit and only indirectly for the benefit of Encore Capital Group, Inc., the obligations of Encore Capital Group, Inc. were incurred for less than fair consideration.

In addition, if the guarantees are voided, then the issuer may be required to cash settle any exchanges of the notes unless a registration statement covering the shares of our common stock deliverable upon exchange, if any, is then effective. The issuer may not have sufficient resources to settle any such exchanges in cash.

Our significant indebtedness could adversely affect our financial health and could harm our ability to react to changes to our business.

As of March 31, 2018, our total indebtedness outstanding was approximately $3.61 billion, which includes $2.13 billion of debt at Cabot. Our substantial indebtedness could have important consequences to investors. For example, it could:

•	increase our vulnerability to general economic downturns and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to competitors that have less debt;

•	increase our exposure to market and regulatory changes that could diminish the amount and value of our inventory that we borrow against under our secured credit facilities; and

•	limit, along with the financial and other restrictive covenants contained in the documents governing our indebtedness, our ability to borrow additional funds, make investments and incur liens, among other things.

Any of these factors could adversely affect our business, financial condition and operating results. If we do not have sufficient earnings to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money, or sell securities, none of which we can guarantee we will be able to do.

Servicing our indebtedness requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial indebtedness.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, or to make cash payments in connection with any conversion of our $172.5 million aggregate principal amount of 3.0% Convertible Senior Notes due 2020 (the “2020 Convertible Notes”), $161.0 million aggregate principal amount of 2.875% Convertible Senior Notes due 2021 (the “2021 Convertible Notes”) and $150.0 million aggregate principal amount of 3.25% Convertible Senior Notes due 2022 (the “2022 Convertible Notes,” and, together with the 2020 Convertible Notes and the 2021 Convertible Notes, the “Existing Convertible Notes”) and any exchange of the notes we are offering depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our indebtedness and make necessary capital expenditures. If we are unable to generate adequate cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring indebtedness or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, which could, in turn, adversely affect our business, financial condition and operating results.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Act. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case on commercially reasonable terms, the trading price and liquidity of the notes may be adversely affected.

Our common stock price may be subject to significant fluctuations and volatility, which could adversely impact the trading price of the notes and our shares issuable upon exchange.

The market price of our common stock has been subject to significant fluctuations. Since the beginning of fiscal year 2018, our stock price has ranged from a low of $35.85 on July 2, 2018 to a high of $47.80 on May 9, 2018. These fluctuations could continue. Among the factors that could affect our stock price are:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	our access to financial and capital markets to refinance our debt;

•	investor perceptions of us and the industry and markets in which we operate;

•	future sales of equity or equity-related securities;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	changes in the supply of, demand for or price of portfolios;

•	our acquisition activity, including our expansion into new markets;

•	regulatory changes affecting our industry generally or our business and operations;

•	general financial, domestic, international, economic and other market conditions; and

•	the number of short positions on our stock at any particular time.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement, the accompanying prospectus or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes.

The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

If securities or industry analysts have a negative outlook regarding our stock or our industry, or our operating results do not meet their expectations, our stock price could decline. The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us. If one or more of the analysts who cover our company downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

Future sales of our common stock or the issuance of other equity securities and/or exchange of the notes diluting the ownership interest of holders of our common stock may adversely affect the market price of our common stock and the trading price of the notes.

In the future, we may sell additional shares of our common stock or other equity or equity-related securities to raise capital or issue equity securities to finance acquisitions. In addition, a substantial number of shares of our common stock are reserved for issuance upon the exercise of stock options or vesting of restricted stock awards, upon exchange of the notes offered hereby or upon conversion of the Existing Convertible Notes. Except as described under the heading “Underwriting,” we are not restricted from issuing additional common stock, including certain securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Furthermore, the exchange of some or all of the notes into shares of our common stock will dilute the ownership interests of the existing holders of our common stock (including holders who have previously exchanged their notes into shares of our common stock).

The liquidity and trading volume of our common stock is limited. For the quarter year ended March 31, 2018, the average daily trading volume of our common stock was less than 224,000 shares. The issuance or sale of substantial amounts of our common stock or other equity or equity-related securities (or the perception that such issuances or sales may occur) could adversely affect the market price of our common stock and the trading price of the notes as well as our ability to raise capital through the sale of additional equity or equity-related securities. In addition, the anticipated exchange of the notes into our common stock could depress the market price of our common stock. While we expect to enter into the capped call transactions in order to reduce the potential dilution with respect to our common stock upon such exchange, such strategy with respect to the capped call transactions is subject to the risks described below, under “—The capped call transactions may affect the value of the notes and our common stock” and “—We are subject to counterparty risk with respect to the capped call transactions.” Furthermore, if the market price per share of our common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, there would nevertheless be dilution upon exchange of the notes into shares of our common stock to the extent that such market price exceeds the cap price of the capped call transactions. We cannot predict the effect that future issuances or sales of our common stock or other equity or equity-related securities would have on the market price of our common stock or the trading price of the notes.

Despite our current indebtedness levels, we may still incur substantially more indebtedness or take other actions which would intensify the risks discussed above.

Despite our current consolidated indebtedness levels, we and our subsidiaries (including the issuer) may be able to incur substantial additional indebtedness (including secured indebtedness) in the future, subject to the restrictions contained in our debt instruments. We are not restricted under the terms of the indentures governing our Existing Convertible Notes, and will not be required under the indenture governing the notes, from incurring or guaranteeing additional indebtedness, securing existing or future indebtedness, recapitalizing our indebtedness or taking a number of other actions that could diminish our ability to make payments on our indebtedness. Although the agreement governing the Senior Secured Credit Facilities and some of our other existing debt instruments contain restrictions on our incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and, under certain circumstances, additional indebtedness incurred in compliance with these restrictions, including additional secured indebtedness, could be substantial. Also, these restrictions will not prevent us from incurring obligations that do not constitute indebtedness. To the extent new indebtedness or other new obligations are added to our current levels, the risks described above could intensify. Moreover, if the indebtedness under the Senior Secured Credit Facilities is repaid or matures, we may not be subject to similar restrictions under the terms of any subsequent indebtedness.

We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change or to settle exchanges in cash, and our future indebtedness may contain limitations on our ability to pay cash upon exchange and our current indebtedness contains, and our future indebtedness may contain, limitations on our ability to repurchase the notes.

Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a cash repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon an exchange of notes, unless we are then permitted and elect to deliver solely shares of our common stock to settle such exchange (other than paying cash in lieu of delivering any fractional shares of our common stock), we will be required to make cash payments in respect of the notes as described under “Description of Notes—Exchange Rights—Settlement Upon Exchange.”

After taking into account shares that we have reserved for other purposes, we currently do not have sufficient authorized, unreserved and unissued shares of common stock available to settle exchanges of the notes we are offering solely in shares of common stock. Accordingly, we will agree in the indenture to settle solely in cash all exchanges with an exchange date occurring before the “share reservation date” (as defined below under the caption “Description of Notes—Exchange Rights—Settlement Upon Exchange”). We currently expect the share reservation date to occur on or about the end of the third calendar quarter of 2018.

We may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or to pay cash amounts due upon exchange. In addition, our Third Amended and Restated Credit Agreement, dated as of December 20, 2016, by and among Encore as borrower, certain of our subsidiaries, as guarantors, the several banks and other financial institutions and lenders from time to time party thereto, SunTrust Bank, as administrative agent, collateral agent, issuing bank and swingline lender, and the other agents party thereto (as amended, waived or modified, the “Senior Secured Credit Agreement”) and the Senior Secured Notes contain certain restrictive covenants that limit our ability to engage in specified types of transactions, which may affect our ability to repurchase the notes. The indentures governing our Existing Convertible Notes and the Senior Secured Notes contain analogous provisions requiring us to offer to repurchase the applicable series of Existing Convertible Notes upon a fundamental change (as defined in such indentures).

Further, our ability to repurchase the notes or to pay cash upon exchange may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase or pay the cash amounts due upon exchange of the notes or upon conversion of the Existing Convertible Notes when required would constitute a default under the relevant indenture. A default under any of these indentures could constitute a default under the other indentures or the Senior Secured Credit Agreement and the Senior Secured Notes, and any such default or the fundamental change itself could also lead to a default under the Senior Secured Credit Agreement and the Senior Secured Notes or agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

The conditional exchange feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional exchange feature of the notes is triggered, holders of the notes will be entitled to exchange the notes at any time during specified periods at their option. See “Description of Notes—Exchange Rights.” Our Existing Convertible Notes contain analogous conditional conversion provisions. Even if holders do not elect to exchange the notes or convert the Existing Convertible Notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the relevant series of notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The capped call transactions may affect the value of the notes and our common stock.

In connection with the pricing of the notes, we expect to enter into privately negotiated capped call transactions with the option counterparties. The capped call transactions are expected generally to reduce the potential dilution to our common stock upon any exchange of the notes and/or offset any potential cash payments the issuer is required to make in excess of the principal amount of notes, as the case may be, with such reduction and/or offset subject to a cap. If the underwriters exercise their option to purchase additional notes, we expect to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedges of the capped call transactions, the option counterparties (or their affiliates) expect to enter into various derivative transactions with respect to our common stock concurrently with, and/or purchase our common stock shortly after, the pricing of the notes. These activities could have the effect of increasing, or reducing the size of any decrease in, the price of our common stock concurrently with, or shortly after, the pricing of the notes.

In addition, the option counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to an exchange of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to exchange the notes and, to the extent the activity occurs following exchange or during any observation period related to an exchange of notes, it could affect the amount and value of the consideration that you will receive upon exchange of the notes.

In addition, if any such capped call transactions fail to become effective, whether or not this offering of notes is completed, the option counterparties or their respective affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the notes have been issued, the value of the notes.

The capped call transactions are separate transactions (in each case that we expect to enter into with the option counterparties), are not part of the terms of the notes and will not change the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transactions.

We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the price of the notes or our common stock. In addition, we do not make any representation that the option counterparties will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. See “Description of Capped Call Transactions.

We are subject to counterparty risk with respect to the capped call transactions.

The option counterparties are financial institutions, and we will be subject to the risk that any or all of them might default under the capped call transactions. Our exposure to the credit risk of the option counterparties will not be secured by any collateral. Past global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions. If an option counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at that time under the capped call transactions with such option counterparty. Our exposure will depend on many factors but, generally, an increase in our exposure will be correlated to an increase in the market price and in the volatility of our common stock. In addition, upon a default by an option counterparty, we may suffer adverse tax consequences and more dilution than we currently anticipate with respect to our common stock. We can provide no assurances as to the financial stability or viability of the option counterparties.

The accounting method for convertible or exchangeable debt securities that may be settled in cash, such as the notes and the Existing Convertible Notes, could have a material effect on our reported financial results.

Under U.S. generally accepted accounting principles, an entity must separately account for the debt component and the embedded conversion or exchange option of convertible or exchangeable debt instruments that may be settled entirely or partially in cash upon conversion or exchange, such as the notes and the Existing Convertible Notes, in a manner that reflects the issuer’s economic interest cost. The effect of the accounting treatment for such instruments is that the value of such embedded conversion or exchange option would be treated as original issue discount for purposes of accounting for the debt component of the notes and the Existing Convertible Notes, as applicable, and that original issue discount is amortized into interest expense over the term of the notes using an effective yield method. As a result, we will be required to record a greater amount of non-cash interest expense as a result of the amortization of the original issue discount to face amount of the notes and the Existing Convertible Notes over the term of the notes and the Existing Convertible Notes, as applicable, and as a result of the amortization of the debt issuance costs. Accordingly, we will report lower net income in our financial results because of the recognition of both the current period’s amortization of the debt discount and the coupon interest of the notes and the Existing Convertible Notes, as applicable, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes or the Existing Convertible Notes.

Under certain circumstances, convertible or exchangeable debt instruments (such as the notes and the Existing Convertible Notes) that may be settled entirely or partially in cash are evaluated for their impact on earnings per share utilizing the treasury stock method, the effect of which is that any shares issuable upon exchange of the notes or conversion of the Existing Convertible Notes are not included in the calculation of diluted earnings per share except to the extent that the exchange value of the notes or conversion value of the Existing Convertible Notes, as applicable, exceeds their respective principal amount. Under the treasury stock method, for diluted earnings per share purposes, the convertible or exchangeable debt instrument is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be certain that the accounting standards in the future will continue to permit the use of the treasury stock method, as is currently the case with the Existing Convertible Notes. If we are unable to use the treasury stock method in accounting for any shares issuable upon exchange of the notes or conversion of the Existing Convertible Notes, then our diluted earnings per share could be further adversely affected.

Prior to the share reservation date, the accounting for the notes and the capped call transactions may result in volatility to our Consolidated Statements of Operations.

As described under “Description of Notes—Exchange Rights—Settlement upon Exchange,” prior to the share reservation date, we will settle exchanges of the notes entirely in cash. Accordingly, the exchange option that is part of the notes will be accounted for as a derivative pursuant to accounting standards relating to derivative instruments and hedging activities. Under this accounting treatment, we expect to record the initial fair value of the exchange feature as a derivative liability on our balance sheet. The fair value of the derivative component will be re-measured at the end of each reporting period, with any difference from the previously reported fair value being reflected as a gain or loss in our statement of operations. We currently expect the amount of these gains and losses to be partially offset by losses and gains, respectively, corresponding to changes in the fair value of the capped call transactions described in this prospectus supplement, which we expect will also be subject to similar derivative accounting. However, we do not expect these gains and losses to completely offset each other, which may result in volatility in our reported income.

After the share reservation date, we will have sufficient shares to cover the full number of shares underlying the notes we are offering, and we will generally have the right to settle note exchanges by delivering cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. At such time, we expect to reclassify the exchange feature of the notes and the capped call option into equity, to be reflected in additional paid-in capital in the stockholders’ equity section of our balance sheet. Thereafter, we expect that changes in the fair value of the exchange right will not have an impact on our financial statements.

The description of the accounting treatment of the notes and the capped call transactions described above is preliminary, and we may account for these securities and transactions on our financial statements in a different manner. In addition, accounting standards may change in the future, and we may be required to account for these securities and transactions in a manner that could materially affect our reported financial position and results of operations.

Holders of the notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them to the extent our exchange obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the exchange date relating to such notes (if we are permitted, and have elected, to settle the relevant exchange by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we are then permitted, and have elected, to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant exchange), but holders of notes will be subject to all related changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the exchange date related to a holder’s exchange of its notes (if we are then permitted, and have elected, to settle the relevant exchange by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we are then permitted, and have elected, to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant exchange), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

In addition, as described above, we will be required to settle solely in cash all exchanges with an exchange date occurring before the share reservation date. To the extent cash settlement applies when any notes are exchanged, those exchanges will not confer any rights with respect to our common stock.

The conditional exchange feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be exchangeable.

Prior to the close of business on the business day immediately preceding March 1, 2023, you may exchange your notes only if specified conditions are met. If the specific conditions for exchange are not met, you will not be able to exchange your notes, and you may not be able to receive the value of the cash, shares of common stock or combination of cash and shares of common stock, as applicable, into which the notes would otherwise be exchangeable.

Upon exchange of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your exchange right but before we settle our exchange obligation.

Under the notes, an exchanging holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for exchange until the date we settle our exchange obligation.

Under the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of common stock, at our election. However, we will be required to settle solely in cash all exchanges with an exchange date occurring before the share reservation date. If we are required or elect to settle our exchange obligation solely in cash or in a combination of cash and shares of common stock, the amount of consideration that you will receive upon exchange of your notes will be determined by reference to the volume-weighted average prices of our common stock for each trading day in a 40 consecutive trading-day observation period, which is described more fully under the caption “Description of Notes—Settlement Upon Exchange.” Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our exchange obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our exchange obligation solely in shares of our common stock (together with cash in lieu of any fractional share) upon exchange of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the second business day following the relevant exchange date (or, for any such exchange occurring on or after August 15, 2023, on the maturity date). Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the exchange value of the notes on the exchange date.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Exchange Rights—Adjustment to Exchange Rate Upon Exchange Upon a Make-Whole Fundamental Change” and “Description of Notes—Consolidation, Merger or Sale.”

The adjustment to the exchange rate for notes exchanged in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the exchange rate by a number of additional shares of our common stock for notes exchanged in connection with such make-whole fundamental change. The increase in the exchange rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under “Description of Notes—Exchange Rights—Adjustment to Exchange Rate Upon Exchange Upon a Make-Whole Fundamental Change.” The adjustment to the exchange rate for notes exchanged in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $     per share or less than $     per share (in each case, subject to adjustment), no additional shares will be added to the exchange rate. Moreover, in no event will the exchange rate per $1,000 principal amount of notes as a result of this adjustment exceed                  shares, subject to adjustments in the same manner as the exchange rate as set forth under “Description of Notes—Exchange Rights—Exchange Rate Adjustments.”

Our obligation to increase the exchange rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The exchange rate of the notes may not be adjusted for all dilutive events.

The exchange rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Exchange Rights—Exchange Rate Adjustments.” However, the exchange rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the exchange rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of the notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes. Although application will be made to The International Stock Exchange Authority Limited for the listing of and permission to deal in the notes on the Official List of The International Stock Exchange, an active trading market for the notes may not develop. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

If you are a non-U.S. investor you should expect that U.S. withholding tax will apply to payments of interest unless you provide the necessary U.S. tax forms demonstrating an exemption from such withholding tax.

The obligor of the notes for U.S. federal income tax purposes is not entirely clear. As a consequence, the source of payments on the notes for U.S. federal income tax purposes is not entirely clear. Although not free from doubt, solely for purposes of U.S. federal withholding tax compliance, we intend to treat interest on the notes as arising from sources within the United States. Non-U.S. persons who are prospective investors in the notes should expect that, unless they are eligible for the “portfolio interest” or another exemption from (or reduction in) withholding on U.S.-source interest payments on the notes and, when required, provide to the applicable withholding agent a valid appropriate IRS Form W-8 demonstrating such eligibility, they will be subject to withholding at a rate of 30% with respect to such interest payments. In the event any U.S. tax is withheld with respect to any payments on the notes, there will be no additional amounts payable in respect of the withheld amount. See “Tax Considerations—Certain U.S. Federal Income Tax Considerations.”

You may be subject to tax if we make or fail to make certain adjustments to the exchange rate of the notes even though you do not receive a corresponding cash distribution.

The exchange rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends on Encore’s common stock. While not entirely clear, if the exchange rate is adjusted as a result of a distribution that is taxable to Encore’s common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the exchange rate after an event that increases your proportionate interest in Encore may be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to the maturity date, under some circumstances, we will increase the exchange rate for notes exchanged in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Tax Considerations—Certain U.S. Federal Income Tax Considerations.” If you are a non-U.S. holder (as defined in “Tax Considerations—Certain U.S. Federal Income Tax Considerations”), any deemed dividend could be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, which may be withheld from subsequent payments on the notes or any shares of Encore’s common stock owned by you or from any proceeds of any subsequent sale, exchange or other disposition of such note (including the retirement of such note) or such common stock or your other funds or assets. See “Tax Considerations—Certain U.S. Federal Income Tax Considerations.”

The exchange of notes for our common stock may be treated as a taxable transaction for U.S. federal income tax purposes. Alternatively, the exchange may be treated as a non-taxable conversion, in which potentially gain but no loss is recognized.

The treatment of the exchange of notes into shares of our common stock (or common stock and cash) for U.S. federal income tax purposes is not entirely clear. Although not free from doubt, we intend to treat the exchange of notes for our common stock (or common stock and cash) as a taxable transaction for U.S. federal income tax purposes. Alternatively, such an exchange of the notes could be treated (partially or entirely) as a non-taxable conversion of the notes in which potentially gain but no loss would be recognized for U.S. federal income tax purposes. See “Tax Considerations—Certain U.S. Federal Income Tax Considerations.”

The existing capped call transactions may affect the value of the notes and our common stock.

In June and July 2013, we sold $172.5 million aggregate principal amount of the 2020 Convertible Notes, which mature on July 1, 2020. In March 2014, we sold $161.0 million aggregate principal amount of the 2021 Convertible Notes, which mature on March 15, 2021.

In connection with the 2020 Convertible Notes and the 2021 Convertible Notes, we entered into capped call transactions with certain financial institutions (the “existing capped call transactions”). We refer to the financial institutions that are a party to the existing capped call transactions collectively as the “existing capped call counterparties.” The existing capped call transactions are expected to reduce the potential dilution and/or offset any cash payments we are required to make in excess of the principal amount upon conversion of the respective Existing Convertible Notes to which such existing capped call transactions relate, with such reduction and/or offset subject to a cap.

The existing capped call counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock in secondary market transactions prior to the maturity of the notes offered hereby (and are likely to do so during any observation period related to a conversion of the applicable series of Existing Convertible Notes), which activity could coincide with an observation period related to an exchange of the notes offered hereby. This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes offered hereby, which could affect your ability to exchange the notes offered hereby, and, to the extent the activity occurs during any observation period related to an exchange of the notes offered hereby, it could affect the amount and value of the consideration that you will receive upon exchange of the notes offered hereby.

Any repurchases, conversions or exchanges of our Existing Convertible Notes may affect the value of the notes and our common stock.

We may repurchase, exchange or induce conversions of our Existing Convertible Notes. Any repurchase, exchange or induced conversion of our Existing Convertible Notes could affect the market price of our common stock. We also expect that holders of Existing Convertible Notes that sell or exchange their Existing Convertible Notes in negotiated transactions with us may purchase or sell shares of common stock in the market to hedge their exposure in connection with these transactions.

In connection with the repurchase, exchange or induced conversion of Existing Convertible Notes, we may also enter into agreements with the existing capped call counterparties to terminate a portion of the existing capped call transactions, or such existing capped call transactions may terminate according to their terms, in each case in a notional amount corresponding to the amount of such Existing Convertible Notes repurchased, exchanged or converted. In connection with any termination of existing capped call transactions and the related unwinding of the existing hedge position of the existing capped call counterparties with respect to such transactions, such existing capped call counterparties and/or their respective affiliates may sell shares of our common stock in secondary market transactions, and/or unwind various derivative transactions with respect to our common stock. This activity could decrease (or reduce the size of any increase in) the market price of our common stock at that time and it could decrease (or reduce the size of any increase in) the market value of the notes. In connection with these transactions, we may receive payments in amounts that depend on the market price of our common stock during the unwind period.

Provisions in our charter documents and Delaware law may delay or prevent an acquisition of us, which could decrease the value of shares of our common stock.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions include advance notice provisions, limitations on actions by our stockholders by written consent and special approval requirements for transactions involving interested stockholders. We are authorized to issue up to five million shares of preferred stock, the relative rights and preferences of which may be fixed by our board of directors, subject to the provisions of our articles of incorporation, without stockholder approval. The issuance of preferred stock could be used to dilute the stock ownership of a potential hostile acquirer. The provisions that discourage potential acquisitions of us and adversely affect the voting power of the holders of common stock may adversely affect the price of our common stock and the value of the notes. See “Description of Common Stock.”

We do not intend to pay dividends on our common stock for the foreseeable future.

We have never declared or paid cash dividends on our common stock. In addition, we must comply with the covenants in our credit facilities if we want to pay cash dividends. We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, capital requirements, restrictions contained in current or future financing instruments and such other factors as our board of directors deems relevant.

Our management may spend the proceeds of this offering in ways with which you may disagree or that may not be profitable.

We intend to use the proceeds from this offering to fund the Transaction. See “Use of Proceeds.” However, our management will have broad discretion to apply the net proceeds, and investors will rely on our management’s judgment in spending the net proceeds. Our management may use the proceeds in ways that do not earn a profit or otherwise result in the creation of stockholder value.

The insolvency laws of Jersey may not be as favorable to you as the U.S. bankruptcy laws and may preclude holders of the notes from recovering payments due on the notes.

The issuer is incorporated under the laws of Jersey. Accordingly, insolvency proceedings with respect to the issuer may be initiated in Jersey. Jersey insolvency law may not be as favorable to investors as the laws of the United States. See “Certain Insolvency and Local Law Limitations.”

In the event that the issuer or any other of our subsidiaries experience financial difficulty, it is not possible to predict with certainty in which jurisdiction or jurisdictions insolvency or similar proceedings would be commenced, or the outcome of such proceedings. The insolvency and other laws of each of these jurisdictions may be materially different from, or in conflict with, each other, including in the areas of rights of secured and other creditors, the ability to void preferential transfers, the priority of governmental and other creditors, the ability to obtain post-petition interest and the duration of the proceeding. The application of these laws, or any conflict among them, could call into question whether any particular jurisdiction’s laws would apply and adversely affect your ability to enforce your rights under the notes and the guarantees in these jurisdictions and limit any amounts that you may receive.

We may not be able to continue to satisfy the covenants in our debt agreements.

Our debt agreements impose a number of covenants, including restrictive covenants on how we operate our business. Failure to satisfy any one of these covenants could result in negative consequences including the following, each of which could have an adverse effect on our business, financial condition and operating results:

•	acceleration of outstanding indebtedness;

•	exercise by our lenders of rights with respect to the collateral pledged under certain of our outstanding indebtedness;

•	our inability to continue to purchase receivables needed to operate our business; or

•	our inability to secure alternative financing on favorable terms, if at all.

Increases in interest rates could adversely affect our business, financial condition and operating results.

Portions of our outstanding debt bear interest at a variable rate. Increases in interest rates could increase our interest expense which would, in turn, lower our earnings. We may periodically evaluate whether to enter into derivative financial instruments, such as interest rate swap agreements, to reduce our exposure to fluctuations in interest rates on variable interest rate debt and their impact on earnings and cash flows. These strategies may not be effective in protecting us against the effects of fluctuations from movements in interest rates. Increases in interest rates could adversely affect our business, financial condition and operating results.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may include the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “will,” “may,” and similar expressions. We claim the protection of the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. Our “forwarding-looking statements” include, but are not limited to, statements regarding:

•	risks associated with worldwide financial markets and the global economy;

•	the fluctuation of our operating results;

•	the ability to purchase receivables at favorable prices or terms, or at all;

•	losses on portfolios consisting of new types of receivables due to our lack of collection experience with these receivables;

•	the purchase of receivable portfolios that contain unprofitable accounts and our ability to collect sufficient amounts to recover our costs and to fund our operations;

•	sellers delivering portfolios that contain accounts that do not meet our account collection criteria;

•	a significant portion of our portfolio purchases during any period that may be concentrated with a small number of sellers;

•	intense competition that could affect our ability to maintain or grow purchasing volumes;

•	the statistical models we use to project remaining cash flows from our receivable portfolios and their impact on our financial results;

•	allowance charges based on the authoritative guidance for loans and debt securities acquired with deteriorated credit quality;

•	the possible impairment of our goodwill or amortizable intangible assets, which may require us to record a significant charge to earnings;

•	the extensive nature of, and possible increase in, statutory and regulatory oversight of our business, including Cabot;

•	the potential material and adverse effect on our results of operations if bankruptcy filings increase or if bankruptcy or other debt collection laws change;

•	the substantial additional federal regulation we will be subject to under the Dodd-Frank Act and the effect of such regulation on our business, results of operations, cash flows or financial condition;

•	our failure to comply with governmental regulation which could result in the suspension or termination of our ability to conduct business, require the payment of significant fines and penalties, or require other significant expenditures, including restitution payments and litigation;

•	economic conditions and regulatory changes leading up to and following the United Kingdom’s expected exit from the European Union;

•	our dependence upon third parties to service a substantial portion of our consumer receivable portfolios;

•	increases in costs associated with our collections through collection litigation and the individual lawsuits brought against consumers to collect on judgments in our favor;

•	the risk that our network of third-party agencies and attorneys may not utilize amounts collected on our behalf or amounts we advance for court costs in the matter for which they were intended;

•	our reliance upon success in individual lawsuits brought against consumers and our ability to collect on judgments in our favor to generate a significant portion of our collections;

•	the ongoing risks of litigation, including individual and class action lawsuits, under consumer credit, consumer protection, theft, privacy, collections and other laws, which may be subject to awards of substantial damages;

•	negative publicity associated with litigation, governmental investigations, regulatory actions and other public statements which could damage our reputation;

•	the risk that the acquisitions that we have made or may make may prove to be unsuccessful or divert our resources;

•	our dependence on our management team for the adoption and implementation of our strategies and the potential material and adverse effect on our business if we lose their services;

•	regulatory, political and economic conditions in foreign countries, which expose us to risk;

•	the risk that we may not be able to manage our growth effectively, including the expansion of our foreign operations, including by means of acquisitions;

•	the possible adverse effect on our operations if our technology and telecommunications systems were to fail, or if we are not able to successfully anticipate, invest in or adopt technological advances within our industry;

•	the risk of a security breach of our information technology networks and systems;

•	the possible adverse effect on our operations if third-party providers of services in connection with certain aspects of our business were to fail to perform their obligations, or our inability to arrange for alternative third party providers for such services;

•	the risk that our competitive advantage may be materially diminished if we are not able to adequately protect the intellectual property rights upon which we rely;

•	the possible adverse effect of exchange rate fluctuations;

•	the effect of taxes on our results of operations;

•	the possibility that our significant indebtedness could affect our financial condition or affect our ability to react to changes to our business;

•	the risk of not having sufficient cash to service our indebtedness;

•	the potential impact from the incurrence of additional indebtedness;

•	our ability to continue to satisfy the restrictive covenants in our debt agreements;

•	the impact of interest rate fluctuations on our business;

•	the fluctuations and volatility in the price of our common stock;

•	the potential impact on the price of our common stock as a result of any future sales of our common stock or other equity securities;

•	our ability to raise funds necessary to repurchase our convertible or exchangeable notes upon a fundamental change or to settle conversions or exchanges in cash;

•	the potential impact on our financial condition and operations if the conditional conversion or exchange feature of our convertible or exchangeable notes is triggered;

•	any changes to our business and results of operations in connection with any transactions involving Cabot, including the Transaction;

•	the potential impact on our results of operations from any additional expenses to be incurred in 2018;

•	our ability to complete this offering and the application of net proceeds therefrom; and

•	assumptions relating to the foregoing.

Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in this prospectus supplement and the documents incorporated by reference herein or therein. Important risks and factors that could cause our actual results to be materially different from our expectations include the factors that are disclosed in the section “Risk Factors” in this prospectus supplement, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. You should read these factors and the other cautionary statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein. Each forward-looking statement contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein reflects management’s view only as of the date on which that forward-looking statement was made. You should not place undue reliance on any forward-looking statements we make. We are not obligated to update forward-looking statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of as of which the forward-looking statement are made or to reflect the occurrence of unanticipated events. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $         million (or approximately $         million if the underwriters exercise their option to purchase additional notes in full), after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the proceeds from this offering to fund an intercompany loan to Encore UK, which will be used to partially fund the Transaction. See also “Description of Capped Call Transactions.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2018:

•	on an actual basis; and

•	on a pro forma basis to give effect to the completion of this offering, the use of proceeds therefrom and the Transaction, assuming no exercise of the underwriters’ over-allotment option to purchase additional notes in this offering.

You should read the information in this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2017 and our quarterly report on Form 10-Q for the quarter ended March 31, 2018, which are incorporated by reference into this prospectus supplement.

	As of March 31, 2018
	Actual	Pro Forma
	(Unaudited, dollars in thousands, except par value amounts)
Cash and cash equivalents(1)(11)	$217,138	$192,518

Debt:
Encore revolving credit facility(2)	$363,000	$463,000
Encore term loan facility	203,670	203,670
Encore senior secured notes	325,000	325,000
Principal amount of Encore 3.00% convertible senior notes due 2020(3)	172,500	172,500
Principal amount of Encore 2.875% convertible senior notes due 2021(3)	161,000	161,000
Principal amount of Encore 3.25% convertible senior notes due 2022(3)	150,000	150,000
Principal amount of Encore Capital Europe Finance Limited exchangeable senior notes due 2023 offered hereby(1)(4)	—	150,000
Cabot senior secured notes(5)	1,260,399	1,260,399
Cabot senior revolving credit facility(6)	219,914	219,914
Cabot securitisation senior facility(7)	407,508	407,508
Preferred equity certificates(11)	271,284	—
Other credit facilities	68,319	68,319
Capital lease obligations and other debt	81,403	81,403

Total debt(8)	3,683,997	3,662,713

Redeemable noncontrolling interest(11)	155,249	9,701
Stockholders’ equity:
Convertible Preferred stock, $0.01 par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 50,000 shares authorized, 25,912 shares issued and outstanding, actual; 30,818 shares issued and outstanding, as adjusted(9)(11)	259	308
Additional paid-in capital(1)(2)(3)(10)(11)	45,906	200,047
Accumulated earnings	626,130	624,755
Accumulated other comprehensive loss	(61,463)	(61,463)

Total Encore stockholders’ equity(10)	610,832	763,647
Noncontrolling interest(11)	(9,057)	765

Total stockholders’ equity(10)	601,775	764,412

Total capitalization(10)	$4,441,021	$4,436,826

(1)	The “Pro Forma” amount reflects the assumed $100.0 million borrowing under Encore’s Revolving Credit Facility and the assumed gross proceeds from this offering, net of the expected cost of entering into the capped call transactions described in the prospectus supplement and estimated offering expenses. Encore expects to use approximately $ of cash on hand to fund the cost of the capped call transactions.
(2)	The Revolving Credit Facility provides for aggregate commitments of $794.6 million, of which $237.5 million was available as of March 31, 2018.
(3)	The Existing Convertible Notes are shown at their principal amount outstanding as of March 31, 2018, which amount does not reflect the application of ASC 470-20, which requires issuers to separately account for the liability and equity components of convertible debt instruments that may be settled entirely or partially in cash. As of March 31, 2018, the aggregate liability component of the Existing Convertible Notes was $453.2 million, which reflects an aggregate debt discount of $30.3 million.
(4)	The table above reflects the notes at their principal amount without giving effect to the debt discount or the derivative liability relating to the exchange feature of the notes. We expect that the exchange feature of the notes will be subject to derivative accounting prior to the share reservation date, and will be reclassified into equity from and after the share reservation date.
(5)	Does not include debt discount of $2.1 million related to Cabot’s senior secured notes due 2021.
(6)	The Cabot senior revolving credit facility provides for aggregate commitments of £295.0 million (approximately $395.2 million), of which approximately $219.9 million was outstanding as of March 31, 2018.
(7)	The Cabot securitisation senior facility provides for aggregate commitments of £300.0 million (approximately $421.6 million), of which approximately $14.1 million was available as of March 31, 2018.
(8)	Does not include debt issuance costs, net of amortization, of $44.5 million, debt discount of $2.1 million related to Cabot’s senior secured notes due 2021 and an aggregate debt discount of $30.3 million related to the Existing Convertible Notes. The “Pro Forma” amount does not include expected debt issuance costs relating to this offering.
(9)	The common stock shown in the table above excludes, as of March 31, 2018, (i) approximately 0.3 million shares of our common stock to be issued upon exercise of options, having a weighted average exercise price of $28.62 and approximately 0.8 million restricted stock units and awards granted under our equity incentive plans and (ii) the shares of common stock reserved for issuance upon exchange of the notes offered by this prospectus supplement and the shares of common stock reserved for issuance upon conversion of the Existing Convertible Notes. The “Pro Forma” amount reflects the assumed issuance of 4,906,482 shares of restricted common stock as part of the purchase consideration for the Transaction.
(10)	Does not reflect the capped call transaction described in this prospectus supplement, nor the expected accounting treatment applicable to these transactions. We expect the cost of entering into the capped call transactions to be initially reflected as a derivative asset and, subsequent to the share reservation date, reclassified to equity as a reduction to additional paid-in capital in the stockholders’ equity section of our balance sheet.
(11)	The “Pro Forma” amount includes adjustments relating to the Transaction. See “Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information” for additional details of the adjustments.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is presented to illustrate the estimated effects of (i) the assumed issuance of $150.0 million aggregate principal amount of the notes offered hereby, excluding the underwriters’ exercise of the over-allotment option, (ii) the borrowing under Encore’s Revolving Credit Facility of $100.0 million, and (iii) the Transaction (collectively, the “Pro Forma Transactions”).

The unaudited pro forma condensed consolidated financial information presented below was prepared based on the audited consolidated financial statements of Encore as of and for the year ended December 31, 2017, and the unaudited condensed consolidated interim financial statements of Encore as of and for the three months ended March 31, 2018. The unaudited pro forma condensed consolidated financial information reflects a number of adjustments made to the financial information of Encore. The basis for the adjustments reflected in the unaudited pro forma condensed consolidated financial information and the key assumptions made are explained in the notes to the information accompanying the tables.

The consummation of the Transaction will result in Encore acquiring, indirectly, the remaining 49.9% of Janus Holdings and the remaining 14.02% of Cabot Holdings not currently held directly or indirectly by Janus Holdings, each of which are subsidiaries that Encore already consolidated. Because the acquisition of the noncontrolling interest is significant to Encore under Regulation S-X, Encore is required to include such pro forma information on the acquisition of the additional interest.

The unaudited pro forma condensed consolidated financial information set forth below does not reflect final accounting adjustments for the Pro Forma Transactions.

The unaudited pro forma condensed consolidated statement of financial condition as of March 31, 2018 gives effect to the Pro Forma Transactions as if they had occurred on March 31, 2018. The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2018 and the year ended December 31, 2017 give effect to the Pro Forma Transactions as if they had occurred on January 1, 2017. This unaudited pro forma condensed consolidated financial information is based on available information and various assumptions that management believes to be reasonable, including the receipt of all consents and approvals required for completion of the Transaction. The actual results may differ significantly from those reflected in the unaudited pro forma condensed consolidated financial information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma financial information and actual amounts. The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations would have been had the Pro Forma Transactions occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS OF MARCH 31, 2018

(In Thousands, Except Par Value Amounts)

	Historical Financial Statement	Pro Forma Adjustments	Notes		Pro Forma Financial Statement
Assets
Cash and cash equivalents	$217,138	$(24,620)	(a	)	$192,518
Investment in receivable portfolios, net	3,024,141	—			3,024,141
Deferred court costs, net	85,887	—			85,887
Property and equipment, net	81,008	—			81,008
Other assets	276,966	16,300	(b	)	293,266
Goodwill	957,120	—			957,120

Total assets	$4,642,260	$(8,320)			$4,633,940

Liabilities and Equity
Liabilities:
Accounts payable and accrued liabilities	$244,948	$—			$244,948
Debt, net	3,607,101	(25,409)	(c	)	3,581,692
Other liabilities	33,187	—			33,187

Total liabilities	3,885,236	(25,409)			3,859,827

Commitments and contingencies	—	—			—
Redeemable noncontrolling interest	155,249	(145,548)	(d	)	9,701
Equity:
Convertible preferred stock, $.01 par value, 5,000 shares authorized, no shares issued and outstanding	—	—			—
Common stock, $.01 par value, 50,000 shares authorized, 25,912 shares issued and outstanding, actual, 30,818 shares issued and outstanding, as adjusted	259	49	(e	)	308
Additional paid-in capital	45,906	154,141	(f	)	200,047
Accumulated earnings	626,130	(1,375)	(g	)	624,755
Accumulated other comprehensive loss	(61,463)	—			(61,463)

Total Encore Capital Group, Inc. stockholders’ equity	610,832	152,815			763,647
Noncontrolling interest	(9,057)	9,822	(d	)	765

Total equity	601,775	162,637			764,412

Total liabilities, redeemable equity and equity	$4,642,260	$(8,320)			$4,633,940

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2018

(In Thousands, Except Per Share Amounts)

	Historical Financial Statement	Pro Forma Adjustments	Notes		Pro Forma Financial Statement
Revenues
Revenue from receivable portfolios	$281,009	$—			$281,009
Other revenues	35,968	—			35,968

Total revenues	316,977	—			316,977
Allowance reversals on receivable portfolios, net	9,811	—			9,811

Total revenues, adjusted by net allowances	326,788	—			326,788

Operating expenses
Salaries and employee benefits	89,259	—			89,259
Cost of legal collections	53,855	—			53,855
Other operating expenses	33,748	—			33,748
Collection agency commissions	11,754	—			11,754
General and administrative expenses	39,284	—			39,284
Depreciation and amortization	10,436	—			10,436

Total operating expenses	238,336	—			238,336

Income from operations	88,452	—			88,452

Other (expense) income
Interest expense	(57,462)	4,179	(h	)	(53,283)
Other income	2,193	—			2,193

Total other expense	(55,269)	4,179			(51,090)

Income before income taxes	33,183	4,179			37,362
(Provision) benefit for income taxes	(9,470)	742	(i	)	(8,728)

Net income	23,713	4,921			28,634

Net (income) loss attributable to noncontrolling interest	(1,886)	1,909	(j	)	23

Net income attributable to Encore Capital Group, Inc. stockholders	$21,827	$6,830			$28,657

Earnings per share attributable to Encore Capital Group, Inc.
Basic earnings per share	$0.84				$0.93

Diluted basic earnings per share	$0.83				$0.91

Weighted averages shares outstanding:
Basic	26,056	4,906			30,962
Diluted	26,416	4,906			31,322

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2017

(In Thousands, Except Per Share Amounts)

	Historical Financial Statement	Pro Forma Adjustments	Notes		Pro Forma Financial Statement
Revenues
Revenue from receivable portfolios	$1,053,373	$—			$1,053,373
Other revenues	92,429	—			92,429

Total revenues	1,145,802	—			1,145,802
Allowance reversals on receivable portfolios, net	41,236	—			41,236

Total revenues, adjusted by net allowances	1,187,038	—			1,187,038

Operating expenses
Salaries and employee benefits	315,742	—			315,742
Cost of legal collections	200,058	—			200,058
Other operating expenses	104,938	—			104,938
Collection agency commissions	43,703	—			43,703
General and administrative expenses	158,080	—			158,080
Depreciation and amortization	39,977	—			39,977

Total operating expenses	862,498	—			862,498

Income from operations	324,540	—			324,540

Other (expense) income
Interest expense	(204,161)	12,276	(h	)	(191,885)
Other income	10,847	—			10,847

Total other expense	(193,314)	12,276			(181,038)

Income from continuing operations before income taxes	131,226	12,276			143,502
(Provision) benefit for income taxes	(52,049)	3,364	(i	)	(48,685)

Income from continuing operations	79,177	15,640			94,817
Loss from discontinued operations, net of tax	(199)	—			(199)

Net income	78,978	15,640			94,618

Net loss attributable to noncontrolling interest	4,250	1,923	(j	)	6,173

Net income attributable to Encore Capital Group, Inc. stockholders	$83,228	$17,563			$100,791

Amounts attributable to Encore Capital Group, Inc.:
Income from continuing operations	$83,427	$17,563			$100,990
Loss from discontinued operations, net of tax	(199)	—			(199)

Net income	$83,228	$17,563			$100,791

Earnings per share attributable to Encore Capital Group, Inc.:
Basic earnings (loss) per share from:
Continuing operations	$3.21				$3.27
Discontinued operations	$(0.01)				$(0.01)

Net basic earnings per share	$3.20				$3.26

Diluted earnings (loss) per share from:
Continuing operations	$3.16				$3.23
Discontinued operations	$(0.01)				$(0.01)

Net diluted earnings per share	$3.15				$3.22

Weighted averages shares outstanding:
Basic	25,972	4,906			30,878
Diluted	26,405	4,906			31,311

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1. Basis of Presentation

The Unaudited Pro Forma Condensed Consolidated Financial Information (the “Pro Forma Financial Information”) has been prepared to reflect the following transactions:

(i)	the incurrence of indebtedness under the notes offered hereby at the assumed aggregate principal amount of $150.0 million and the net proceeds therefrom;

(ii)	the borrowing under Encore’s Revolving Credit Facility of $100.0 million; and

(ii)	the Transaction.

These transactions are referred to as the “Pro Forma Transactions” in this prospectus supplement.

2. Pro Forma Adjustments

Adjustments to the pro forma condensed consolidated statement of financial condition

(a) This adjustment represents our assumption of using cash on hand to fund the remaining cash considerations required in order to complete the Transaction, after using the expected net proceeds to be received from the issuance and sale of the notes offered hereby, net of the expected cost of entering into the capped call transactions described in this prospectus supplement, and the borrowing under Encore’s Revolving Credit Facility.

(b) This adjustment represents the estimated cost of capped call transactions described in this prospectus supplement. Because the notes are initially exchangeable solely into cash, we expect that, under applicable accounting principles, the capped call option associated with the notes does not qualify for equity recognition and is required to be recorded as a derivative asset on the Company’s consolidated financial statement. The change in fair value of the derivative asset will be recorded in earnings in each reporting period. However, subsequent to the “share reservation date,” which is on or about the end of the third calendar quarter of 2018, the capped call option will qualify as freestanding equity instrument and will be reclassified to equity with no subsequent remeasurement. The change in fair value of the derivative through the date of reclassification is recorded in the Company’s consolidated statements of operations. We currently expect the amount of these gains and losses on the capped call option to be partially offset by losses and gains, respectively, corresponding to changes in the fair value of the exchange feature of the notes that, we expect to be initially recorded as a derivative liability, and are subject to similar derivative accounting.

(c) This adjustment reflects the extinguishment of approximately $271.3 million of the remaining outstanding preferred equity certificates (“PECs”) of Janus Holdings and Cabot Holdings as a result of the Transaction, and the capitalization of $4.1 million of loan costs of the notes offered hereby, offset by the assumed borrowing of $100.0 million under Encore’s Revolving Credit Facility and the assumed issuance of $150.0 million aggregate principal amount of the notes offered hereby. We estimate approximately $15.8 million of debt discount for the notes offered hereby, and we expect that the debt discount will equal the initial fair value of the exchange feature of the notes upon issuance. Because the notes are initially exchangeable solely into cash, we expect that, under applicable accounting principles, the exchange feature of the notes will initially be treated as an embedded derivative instrument that, for accounting purposes, must be bifurcated from its host instrument and accounted for separately. The fair value of the derivative component will be remeasured at the end of each reporting period, with any difference from the previously reported fair value being reflected as a gain or loss in our statement of operations. Although the bifurcated derivative is measured separately, it should be presented on a combined basis with the host contract. Therefore, the exchange option is combined with the notes and presented within Debt in the Company’s consolidated balance sheet. The fair value of the assumed debt discount and the exchange feature for the notes is calculated using preliminary estimates for the terms of the notes. The actual value we will record upon consummation of this offering will be determined based on the terms of the notes and various other inputs then prevailing. From and after the “share reservation date,” which is expected to be on or about the end of the third calendar quarter of 2018, the exchange feature of the notes will be required to be reclassified as equity, and the change in fair value of the derivative through the date of reclassification will be recorded in the Company’s consolidated statements of operations.

(d) This adjustment reflects the purchase of minority shareholders’ common equity as part of the Transaction.

(e) This adjustment reflects the assumed issuance of 4,906,482 shares of restricted common stock as part of the purchase consideration for the Transaction. The restricted common stock has an assumed offering price of $38.00 per share, which is the last reported sale price of our common stock per share on The NASDAQ Global Select Market on July 13, 2018.

(f) This adjustment reflects the additional paid-in capital of $174.3 million resulting from the issuance of restricted common stock as a result of the Transaction, offset by the net adjustment to equity on the Transaction of approximately $32.3 million, as shown below. In anticipation of the completion of the Transaction, on May 8, 2018, Encore entered into a foreign exchange forward contract with a notional amount of £176.0 million. The forward contract will settle on the earlier of (i) the closing date of the Transaction or (ii) August 3, 2018. The cash consideration in dollars below was translated based on the stated exchange rate of the forward contract.

(in thousands)
Cash consideration	$242,820
Stock consideration	186,446

Purchase price	429,266
PEC acquired at the Transaction	(271,284)

Consideration transferred to acquire remaining equity interest	157,982
Carrying value of redeemable noncontrolling interest	(145,548)
Carrying value of noncontrolling interest	9,822
Estimated direct transaction costs	10,000

Net adjustment to equity	$32,256

(g) This adjustment reflects certain transaction related fees that are recorded as expenses.

Adjustments to the pro forma condensed consolidated statements of operations

(h) This adjustment primarily reflects the removal of $7.7 million and $25.9 million of interest expense incurred on the PECs during the three months ended March 31, 2018 and year ended December 31, 2017, respectively, offset by approximately $3.5 million and $13.6 million additional interest expense on the assumed $150.0 million principal amount of notes offered hereby and the borrowing of $100.0 million under Encore’s Revolving Credit Facility and amortization of loan costs associated with the issuance of the debt financing during the three months ended March 31, 2018 and year ended December 31, 2017, respectively. The effective interest rate on the assumed $150.0 million principal amount of notes offered hereby is estimated to be 6.5%, and the interest rates on the Revolving Credit Facility are based on the actual weighted average interest rates of 4.6% and 4.0% during the three months ended March 31, 2018 and year ended December 31, 2017, respectively.

(i) Represents the income tax effects associated with the pro forma adjustments computed based upon a statutory rate of 19.0% in the United Kingdom during the periods presented, and a statutory rate of 25.0% and 38.3% in the United States during the three months ended March 31, 2018 and year ended December 31, 2017, respectively. The interest expense on the PECs were not tax deductible, and therefore did not have any tax impact in the pro forma adjustments during the periods presented.

(j) This adjustment reflects the add-back of net income attributable to noncontrolling shareholders of Janus Holdings and Cabot Holdings during the periods presented.

3. Non-GAAP Financial Measures

Set forth below are certain non-GAAP financial measures calculated on a pro forma basis, including adjusted income attributable to Encore and adjusted income attributable to Encore per share (also referred to as “Economic EPS” when adjusted income attributable to Encore is adjusted for certain shares associated with Encore’s Existing Convertible Notes that will not be issued but are reflected in the fully diluted share count for accounting purposes). In developing the pro forma non-GAAP financial measures, we made the assumption that the notes offered hereby would not have any dilutive effect during the periods presented. Management uses these measures to assess operating performance in order to highlight trends in Encore’s business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.

These non-GAAP financial measures should not be considered as alternatives to, or more meaningful than, net income, net income per share and total operating expenses as indicators of Encore’s operating performance. Further, these non-GAAP financial measures, as presented by us, may not be comparable to similarly titled measures reported by other companies. We have included below a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

The following table provides a reconciliation between income from continuing operations and diluted income from continuing operations per share attributable to Encore calculated in accordance with GAAP, to non-GAAP adjusted income from continuing operations and adjusted income from continuing operations per share attributable to Encore, and to pro forma non-GAAP adjusted income from continuing operations and pro forma non-GAAP adjusted income from continuing operations per share attributable to Encore, respectively. Additionally, we have presented the following metrics both including and excluding the dilutive effect to shareholders of Encore’s Existing Convertible Notes to better illustrate the expected economic impact of Encore’s Existing Convertible Notes and the related hedging transactions. We present the GAAP item under “Per Diluted Share-Accounting” and non-GAAP item under “Per Diluted Share-Economic,” respectively.

	Three months ended March 31, 2018			Year ended December 31, 2017
	$	Per Diluted Share— Accounting	Per Diluted Share— Economic	$	Per Diluted Share— Accounting	Per Diluted Share— Economic
	(in thousands, except per share amounts)
GAAP net income from continuing operations attributable to Encore, as reported	$21,827	$0.83	$0.83	$83,427	$3.16	$3.18
Non-GAAP adjustments:
Convertible notes non-cash interest and issuance cost amortization	3,035	0.12	0.12	12,353	0.47	0.47
Acquisition, integration and restructuring related expenses(1)	572	0.02	0.02	16,628	0.63	0.63
Net gain on fair value adjustments to contingent considerations(2)	(2,274)	(0.09)	(0.09)	(2,822)	(0.11)	(0.11)
Amortization of certain acquired intangible assets(3)	2,068	0.08	0.08	3,561	0.13	0.14
Expenses related to Cabot IPO(4)	2,984	0.11	0.11	15,339	0.58	0.58
Income tax effect of the adjustments(5)	(810)	(0.03)	(0.03)	(7,936)	(0.30)	(0.30)
Adjustments attributable to noncontrolling interest(6)	(1,558)	(0.06)	(0.06)	(15,720)	(0.60)	(0.60)
Impact from tax reform(7)	—	—	—	1,182	0.05	0.05

Non-GAAP adjusted income from continuing operations attributable to Encore	$25,844	$0.98	$0.98	$106,012	$4.01	$4.04
Pro Forma non-GAAP adjustments:
Total Pro Forma adjustments(8)	6,830			17,563
Additional convertible notes non-cash interest and issuance cost amortization, net of tax(9)	665			2,219
Non-GAAP adjustments allocated to Cabot’s noncontrolling interest holders(10)	1,558			15,335

Pro Forma non-GAAP adjusted income from continuing operations attributable to Encore	$34,897	$1.11	$1.11	$141,129	$4.51	$4.53

Weighted average shares outstanding:
Diluted	26,416			26,405
Economic	26,416			26,227
Pro Forma diluted	31,322			31,311
Pro Forma economic	31,322			31,133

(1)	Amount represents acquisition, integration and restructuring related expenses. We adjust for this amount because we believe these expenses are not indicative of ongoing operations; therefore adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.
(2)	Amount represents the net gain recognized as a result of fair value adjustments to contingent considerations that were established for our acquisitions of debt solution service providers in Europe. We have adjusted for this amount because we do not believe this is indicative of ongoing operations.
(3)	As we continue to acquire debt solution service providers around the world, the acquired intangible assets, such as trade names and customer relationships, have grown substantially. These intangible assets are valued at the time of the acquisition and amortized over their estimated lives. We believe that amortization of acquisition-related intangible assets, especially the amortization of an acquired company’s trade names and customer relationships, is the result of pre-acquisition activities. In addition, the amortization of these acquired intangibles is a non-cash static expense that is not affected by operations during any reporting period. As a result, the amortization of certain acquired intangible assets is excluded from our adjusted income from continuing operations attributable to Encore and adjusted income from continuing operations per share.
(4)	Amount represents expenses related to our pursuit of the initial public offering by our subsidiary Cabot. We adjust for this amount because we believe these expenses were not indicative of ongoing operations; therefore adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.
(5)	Amount represents the total income tax effect of the adjustments, which is generally calculated based on the applicable marginal tax rate of the jurisdiction in which the portion of the adjustment occurred.
(6)	Certain of the above pre-tax adjustments include expenses recognized by our partially-owned subsidiaries. This adjustment represents the portion of the non-GAAP adjustments that are attributable to noncontrolling interest.
(7)	As a result of the Tax Law change, we incurred a net additional tax expense of approximately $1.2 million during the year ended December 31, 2017. We believe the Tax Law related expenses are not indicative of our ongoing operations, therefore adjustment for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.
(8)	Represents the total pro forma adjustments relating to the Pro Forma Transactions during the respective periods as illustrated in the “Unaudited pro forma condensed consolidated financial information” section.
(9)	Represents the estimated non-cash interest and issuance cost amortization relating to the assumed $150.0 million principal amount of notes offered hereby, net of applicable tax provision.
(10)	The pro forma non-GAAP adjusted income from continuing operations attributable to Encore and pro forma non-GAAP Economic EPS give effect to the Pro Forma Transactions as if they had occurred on January 1, 2017. As discussed in (6) above, the initial adjustments allocated to noncontrolling shareholders included adjustments allocated to the noncontrolling shareholders of Cabot, therefore, we added back such adjustments as if we owned 100% of Cabot during the periods presented.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on The NASDAQ Global Select Market under the symbol “ECPG.” The high and low sale prices of our common stock, as reported by The NASDAQ Global Select Market, for each quarter during our two most recent fiscal years and this year are reported below.

	Price Range of Common Stock
Period	High	Low
Year Ended December 31, 2016:
First Quarter	29.44	16.09
Second Quarter	29.02	21.45
Third Quarter	25.52	20.32
Fourth Quarter	30.40	17.66

Year Ended December 31, 2017:
First Quarter	35.93	27.80
Second Quarter	41.38	29.80
Third Quarter	44.95	37.30
Fourth Quarter	52.00	42.00

Year Ending December 31, 2018:
First Quarter	46.65	38.40
Second Quarter	47.80	36.30
Third Quarter (through July 13, 2018)	39.10	35.85

On July 13, 2018, the closing sale price of our common stock, as reported on The NASDAQ Global Select Market, was $38.00 per share. As of July 13, 2018, there were approximately 8 record holders of our common stock.

DIVIDEND POLICY

As a public company, we have never declared or paid dividends on our common stock. However, the declaration, payment and amount of future dividends, if any, is subject to the discretion of our board of directors, which may review our dividend policy from time to time in light of the then existing relevant facts and circumstances. Under the terms of the Senior Secured Credit Facilities and the Senior Secured Notes, we are permitted to declare and pay dividends in an amount not to exceed, during any fiscal year, 20% of our audited consolidated net income for the then most recently completed fiscal year, so long as no default or unmatured default under the facility has occurred and is continuing or would arise as a result of the dividend payment. Under the terms of the debt instruments of certain of our subsidiaries, we are prohibited from declaring and paying dividends if the payment of such dividends will cause a breach of the financial covenants set forth in such debt instruments. We may also be subject to additional dividend restrictions under future financing facilities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our and our consolidated subsidiaries’ ratios of earnings to fixed charges for the periods indicated.

	Quarter ended March 31, 2018	Historical Consolidated Year Ended December 31,
		2017	2016	2015	2014	2013
Ratio of earnings to fixed charges	1.56	1.62	1.28	1.51	1.81	2.51

The ratio of earnings to fixed charges are computed by dividing earnings by fixed charges. For these purposes, “earnings” consist of income from continuing operations before provision for income taxes plus fixed charges, and “fixed charges” consist of interest expense on all indebtedness, amortization of debt issuance costs, and that portion of rental expense deemed to be representative of interest.

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

DESCRIPTION OF COMMON STOCK

This section describes the general terms and provisions of the shares of our common stock, par value $0.01 per share. This description is only a summary. Our restated certificate of incorporation, as amended, and our bylaws have been filed as exhibits to our periodic reports filed with the SEC, which are incorporated by reference in this prospectus supplement. You should read our restated certificate of incorporation and our bylaws for additional information before you buy any of the notes. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

General. Our restated certificate of incorporation provides that we may issue up to 50,000,000 shares of common stock. As of July 13, 2018, there were 25,931,264 shares of common stock issued and outstanding.

Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all of the directors standing for election, if they so choose.

Dividends. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, holders of common stock are entitled to receive ratably dividends, if any, as may be declared by our board of directors out of funds legally available therefor.

Other Rights. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered, when issued, will be fully paid and nonassessable.

Certain Provisions of Delaware Law and Our Charter and Bylaws

The provisions of our restated certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware Law. While we are not subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers because we opted out of those provisions with an express statement in our restated certificate of incorporation, which was filed in 1999 at the time of our initial public offering. We do have a provision in our restated certificate of incorporation that operates similar to Section 203, as described below.

Charter. Our restated certificate of incorporation precludes an “interested stockholder” (generally a holder of 15% or more of our common stock), from engaging in a merger, asset sale or other business combination with us for a period of three years after the date of the transaction in which the person became an interested stockholder, unless one of the following occurs:

•	prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

•	the stockholder owned at least 85% of our outstanding voting stock, excluding shares held by directors who were also officers and shares held in certain employee stock plans, upon consummation of the transaction which resulted in a stockholder becoming an interested stockholder; or

•	the business combination was approved by the board of directors and by two-thirds of our outstanding voting stock, excluding shares held by the interested stockholder.

Our charter defines “business combination” to include the following:

•	any merger or consolidation of the corporation with or caused by the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation or of assets worth 10% or more of the corporation’s outstanding stock to the interested stockholder involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, our charter defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons, and certain permitted transferees.

This provision in our charter could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

In addition, our charter provides that the vote of the holders of at least two-thirds of the shares entitled to vote in the election of directors is required to remove a director, with or without cause. Additionally, our charter provides that our board of directors is authorized to issue preferred stock without stockholder approval, and that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Bylaws. Our bylaws provide that, subject to certain exceptions, any stockholder desiring to propose business or nominate a person to the board of directors at a stockholders meeting must give notice of any proposals or nominations within a specified time frame. In addition, our bylaws provide that we will hold a special meeting of stockholders only if three of our directors or the Chief Executive Officer or the Chairman of the board of directors calls the meeting or if the holders of a majority of the issued and outstanding shares of capital stock entitled to vote at a meeting make a written demand for the meeting.

These provisions may have the effect of precluding a nomination for the election of directors or the conduct of business at a particular annual meeting if the proper procedures are not followed or may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Encore, even if the conduct of such solicitation or such attempt might be beneficial to us and our stockholders. In order to have us include a proposal in our annual proxy statement, the proponent and the proposal must also comply with the proxy proposal submission rules of the SEC.

In addition, stockholders can amend or repeal our bylaws only with the vote of the holders of at least two-thirds of our outstanding common stock.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF NOTES

As used in this section, “we,” “our” and “us” refer to Encore Capital Europe Finance Limited and “Encore” and the “guarantor” refer to Encore Capital Group, Inc., excluding its subsidiaries.

We will issue the notes under an indenture (the “base indenture”), between us, as issuer, and MUFG Union Bank, N.A., as trustee (the “trustee”), as supplemented by a supplemental indenture (the “supplemental indenture,” and, together with the base indenture, the “indenture”), among us, as issuer, Encore, as guarantor, and the trustee, each to be dated as of the date of initial issuance of the notes.

The following description is a summary of the material provisions of the notes, guarantees and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the notes, the guarantees and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes. You may request a copy of the indenture from us at the address and telephone number provided under “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

In addition, the indenture, the notes and the guarantees will be deemed to include certain terms that are made a part of the indenture and the notes pursuant to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

General

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $150,000,000 (or $172,500,000 if the underwriters’ over-allotment option is exercised in full);

•	bear cash interest from , 2018 at an annual rate of % payable semiannually on March 1 and September 1 of each year, beginning on March 1, 2019;

•	be unconditionally guaranteed on a senior unsecured basis by Encore Capital Group, Inc. (the “guarantees”);

•	not be redeemable prior to maturity, except in connection with a change in tax law (as defined under “—Optional Redemption upon Certain Changes in Tax Law”);

•	be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date, subject to a limited exception as described in such section;

•	mature on September 1, 2023 (the “maturity date”), unless earlier repurchased, redeemed or exchanged;

•	be issued in denominations of $1,000 and integral multiples of $1,000; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-Entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the notes may be exchanged based on an initial exchange rate of                  shares of Encore’s common stock, $0.01 par value per share, per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $                 per share of Encore’s common stock).

In addition, following certain corporate events that occur prior to the maturity date or following the delivery of a notice of redemption, we will increase the exchange rate for a holder who elects to exchange its notes in connection with such a corporate event or during the related redemption period in certain circumstances as described under “—Exchange Rights—Adjustment to Exchange Rate Upon Exchange Upon a Make-Whole Fundamental Change.”

Upon exchange of a note, we will pay or deliver, as the case may be, cash, shares of Encore’s common stock or a combination of cash and shares of Encore’s common stock, at our election but subject to certain restrictions, as described below under “—Exchange Rights—Settlement Upon Exchange.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the exchange date except under the limited circumstances described below.

No sinking fund is provided for the notes, and the notes will not be subject to defeasance.

The indenture does not limit the amount of indebtedness that may be issued by Encore or its subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict Encore or us from paying dividends or issuing or repurchasing our or Encore’s other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger or Sale” below and except for the provisions set forth under “—Exchange Rights—Adjustment to Exchange Rate Upon Exchange Upon a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving Encore or in the event of a decline in Encore’s credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving Encore that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal securities laws or income tax purposes, such additional notes will have one or more separate CUSIP numbers.

Application will be made to The International Stock Exchange Authority Limited for the listing of and permission to deal in the notes on the Official List of The International Stock Exchange. The registered holder of a note, which we expect to be a nominee of The Depository Trust Company (“DTC”) for notes in global form, will be treated as the holder of the note for all purposes, and references to “holders” or “you” in this description are to registered holders unless the context otherwise indicates. While the notes are held in book-entry form, DTC or its nominee is expected to be the only registered holder.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us, Encore or its subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

As used in this section, “open of business” means 9:00 a.m., New York city time. “Close of business” means 5:00 p.m., New York city time.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay or cause the paying agent to pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay or cause the paying agent to pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its office in Los Angeles, California, or any other office so designated by the trustee as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5 million or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of the notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder to, among other things, furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of the notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for exchange or required repurchase or called for redemption.

Additional Amounts

All payments and deliveries made by, or on behalf of, us or the guarantor under or with respect to the notes or the guarantees (including payment of the principal of, or the redemption price or fundamental change repurchase price for, or any interest on, or the delivery of any consideration due upon exchange of, any note) will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of any nature, unless such withholding or deduction is required by law. If any taxes, duties, assessments or governmental charges are imposed by or within the United Kingdom or any other jurisdiction (or any political subdivision or taxing authority thereof or therein) in which we, the guarantor or any successor is, for tax purposes, organized or resident or through which payment is made or deemed to be made (each such jurisdiction, subdivision or authority, as applicable, a “relevant taxing jurisdiction”) are required to be withheld or deducted from any payments or deliveries made by, or on behalf of, us or the guarantor under or with respect to the notes or the guarantees, then we, the guarantor or such successor, as applicable, will pay to the holder of each note such additional amounts (the “additional amounts”) as may be necessary to ensure that the net amount received after such withholding or deduction (and after withholding or deducting any taxes, duties, assessments or governmental charges on the additional amounts) will equal the amounts that would have been received had no such withholding or deduction been required; provided, however, that such obligation to pay additional amounts will not apply to:

(1)	any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(a)	the existence of any present or former connection between the holder or beneficial owner of such note (or between a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of a power over, the relevant holder, if the relevant holder is an estate, trust, nominee, partnership, limited liability company or corporation) and the relevant taxing jurisdiction (other than merely holding or being a beneficial owner of such note or the receipt or enforcement of payments or deliveries thereunder), including such holder or beneficial owner being or having been organized or incorporated in, a national, domiciliary or resident, or treated as a resident, of, or being or having been physically present or engaged in a trade or business, or having had a permanent establishment, in, such relevant taxing jurisdiction;

(b)	in cases where presentation of such note is required to receive such payment or delivery, the presentation of such note after a period of 30 days after the date on which such payment or delivery was made or duly provided for, except to the extent that the holder or beneficial owner would have been entitled to additional amounts if it presented such note for payment or delivery, as applicable, at the end of such 30-day period; or

(c)	the failure of such holder or beneficial owner to comply with a timely request from us or the successor, addressed to the holder, to (x) provide certification, information, documentation or other evidence concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with such relevant taxing jurisdiction; or (y) make any declaration or satisfy any other reporting requirement relating to such matters, in each case if and to the extent that such holder or beneficial owner is legally entitled to comply with such request and due and timely compliance with such request is required by statute, treaty, regulation or administrative practice of such relevant taxing jurisdiction in order to reduce or eliminate such withholding or deduction;

(2)	any estate, inheritance, gift, sale, transfer, excise, personal property or similar tax, duty, assessment or other governmental charge;

(3)	any tax, duty, assessment or other governmental charge that is payable other than by withholding or deduction from payments under or with respect to the notes;

(4)	any withholding or deduction required by (w) Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended, and any current or future U.S. Treasury Regulations or rulings promulgated thereunder (“FATCA”); (x) any law, regulation or other official guidance enacted or promulgated in any jurisdiction implementing FATCA; (y) any inter-governmental agreement between the United States and any other jurisdiction to implement FATCA or any law enacted by such other jurisdiction to give effect to such agreement; or (z) any agreement with the U.S. Internal Revenue Service under FATCA;

(5)	any taxes, duties, assessments or other governmental charges imposed on or with respect to any payment under or with respect to a note to a fiduciary, partnership or other person other than the sole beneficial owner of such payment, to the extent that additional amounts would not have been payable had such beneficial owner been the holder of the note;

(6)	any taxes, duties, assessments or other governmental charges imposed by the United States or any state thereof; or

(7)	any combination of items referred to in the preceding clauses (1) through (6), inclusive, above.

All references in this prospectus supplement to any payment on, or delivery with respect to, the notes (including payment of the principal of, or the redemption price or fundamental change repurchase price for, or any interest on, or the delivery of any consideration due upon exchange of, any note) will, to the extent that additional amounts are payable in respect thereof, be deemed to include the payment of such additional amounts.

If we or the guarantor are required to make any deduction or withholding from any payments with respect to the notes, we or the guarantor, as applicable, will deliver to the trustee official tax receipts evidencing such remittance to the relevant tax authorities of the amounts so withheld or deducted. Copies of such receipts shall be made available to holders and beneficial owners of the notes upon request.

Interest

The notes will bear cash interest at a rate of     % per year until maturity. Interest on the notes will accrue from the original issue date of the notes, or the most recent date on which interest has been paid or duly provided for, in each case, to, but excluding, the applicable interest payment date. Interest will be payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2019.

Interest will be paid to the person in whose name a note is registered at the close of business on August 15 or February 15, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes and the guarantees will be unsecured senior obligations of us and Encore, respectively, ranking equal in right of payment to all of the existing and future senior indebtedness of us and Encore, respectively. The notes and the guarantees will be effectively subordinated to the secured indebtedness of us and Encore, respectively, including amounts outstanding under the Senior Secured Credit Facilities, to the extent of the value of the related collateral. In the event of our or Encore’s bankruptcy, liquidation, reorganization or other winding up, the assets of us or Encore, respectively, that secure secured debt will be available to pay obligations on the notes and the guarantees, respectively, only after all indebtedness under such secured debt has been repaid in full. There may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

The guarantees will be structurally subordinated to all indebtedness and other liabilities of Encore’s subsidiaries (other than us). In the event of a bankruptcy, liquidation or dissolution of such a subsidiary, the creditors of that subsidiary will be paid first, after which that subsidiary may not have sufficient assets remaining to make any payments to Encore as a shareholder or otherwise so that Encore can meet its obligations under the guarantees. In such event, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

As of March 31, 2018, Encore’s total consolidated indebtedness was approximately $3.61 billion, approximately $2.90 billion of which was secured indebtedness (excluding approximately $237.5 million of unused borrowing availability under its Revolving Credit Facility), and Encore’s subsidiaries (other than us) had approximately $3.86 billion of liabilities (in each case, excluding intercompany liabilities and income tax-related liabilities), to which the guarantees would have been structurally subordinated. Immediately prior to this offering, the issuer had no outstanding indebtedness. The amounts presented do not reflect any indebtedness incurred subsequent to March 31, 2018.

The ability of Encore’s subsidiaries to pay dividends and make other payments to Encore is also restricted by, among other things, debt instruments, applicable corporate and other laws and regulations as well as agreements to which those subsidiaries may become a party. We may not be able to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See “Risk Factors—Risks Related to the Notes, Our Indebtedness, Our Common Stock and this Offering—We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change or to settle exchanges in cash, and our future indebtedness may contain limitations on our ability to pay cash upon exchange and our current indebtedness contains, and our future indebtedness may contain, limitations on our ability to repurchase the notes.”

Guarantees

Our obligations under the indenture will be fully and unconditionally guaranteed on a senior unsecured basis by Encore. Encore’s obligations under its guarantees will be limited as necessary to prevent the guarantees from constituting a fraudulent conveyance under applicable law. If a guarantor’s guarantee is rendered voidable, it could be subordinated by a court to all other indebtedness (including, without limitation, guarantees and other contingent liabilities) of the guarantor, and, depending on the amount of such indebtedness, a guarantor’s liability on its guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes, Our Indebtedness, Our Common Stock and this Offering—Federal and state laws allow courts, under certain circumstances, to void guarantees and require holders of the notes to return payments received from guarantors.”

Optional Redemption upon Certain Changes in Tax Law

Subject to the provisions described below, we have the right, at our election, to redeem (a “tax redemption”) all, but not less than all, of the notes for cash, at any time, but only if:

(1)	we have (or, on the next date any amount is payable on the notes, would) become obligated to pay any additional amounts as a result of any “change in tax law” (as defined below);

(2)	we cannot avoid such obligation by taking commercially reasonable measures available to us (provided that changing our jurisdiction is not a reasonable measure for purposes of this section); and

(3)	we deliver to the trustee (i) an opinion of outside legal counsel of recognized standing in the relevant taxing jurisdiction attesting to clause (1) above; and (ii) an officer’s certificate attesting to clauses (1) and (2) above;

provided, however, that, except in the case of a “tax redemption with irrevocable physical settlement” (as defined below), we may not redeem any notes on a redemption date occurring on or after the 40th scheduled trading day prior to the maturity date.

In addition, calling any notes for a tax redemption will constitute a “make-whole fundamental change” (as defined below under the caption “—Exchange Rights—Adjustment to Exchange Rate Upon Exchange Upon a Make-Whole Fundamental Change”), which may result in an increase to the exchange rate.

“Change in tax law” means any change in or amendment to the laws, rules or regulations of a relevant taxing jurisdiction, or any change in an official interpretation, administration or application of such laws, rules or regulations by any legislative body, court, governmental taxing authority or regulatory or administrative authority of such relevant taxing jurisdiction (including the enactment of any legislation and the publication of any judicial decision or regulatory or administrative interpretation or determination), which change or amendment is officially announced and becomes effective (in the case of a change in any such laws, rules or regulations) or is publicly announced and becomes effective (in the case of a change in any such interpretation, administration or application) on or after the date of this prospectus supplement (or, if the relevant taxing jurisdiction was not a relevant taxing jurisdiction on such date, the date on which such relevant taxing jurisdiction became a relevant taxing jurisdiction under the indenture).

If we call the notes for a tax redemption, each holder will have the right to elect not to have its notes redeemed pursuant to such tax redemption. If a holder makes such an election, then, from and after the related redemption date (or, if we fail to pay the redemption price due on such redemption date in full, from and after such time as we pay such redemption price in full), we will no longer have any obligation to pay any additional amounts with respect to such notes solely as a result of such change in tax law, and all future payments with respect to such notes will be subject to the deduction or withholding of such relevant taxing jurisdiction’s taxes required by law to be deducted or withheld as a result of such change in tax law. For the avoidance of doubt, if such holder exchanges such notes with an exchange date occurring before the related redemption date, then we will be obligated to pay additional amounts, if any, with respect to such exchange.

To elect not to have its notes redeemed pursuant to a tax redemption, the holder must deliver a written notice (a “tax redemption opt-out notice”) to the paying agent before the close of business on the second business day immediately before the related redemption date. A holder that has delivered a tax redemption opt-out notice with respect to a note may withdraw that notice by delivering a written withdrawal notice to the paying agent at any time before the close of business on the second business day immediately before the redemption date.

The redemption date will be a business day of our choosing that is no more than 75, nor less than 45, scheduled trading days after the date we send the related redemption notice, as described below. However, if we are then otherwise permitted to settle exchanges by physical settlement pursuant to the provisions described below under the caption “—Settlement Upon Exchange,” and we irrevocably elect physical settlement to apply to all notes that are exchanged at any time after we send the related redemption notice and before the close of business on the business day immediately before the redemption date, then we may instead elect to set the redemption date on a business day of our choosing that is no more than 45, nor less than 15, calendar days after the date we send such redemption notice. In that event, we will set forth such irrevocable settlement election in the related redemption notice. We refer to a tax redemption pursuant to which we have made such an irrevocable election as a “tax redemption with irrevocable physical settlement.”

The redemption price for any note called for redemption will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay, on or before such interest payment date, the full amount of accrued and unpaid interest due on such interest payment date to the holder of record on such regular record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed).

We will send to each holder, and the trustee and paying agent a notice of the redemption containing certain information set forth in the indenture, including the redemption price and the redemption date.

Notes called for tax redemption must be delivered to the paying agent (in the case of certificated notes) or comply with the applicable procedures of DTC (in the case of global notes) for the holder of those notes to be entitled to receive the redemption price.

No notes may be redeemed on any date if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

Exchange Rights

General

Prior to the close of business on the business day immediately preceding March 1, 2023, the notes will be exchangeable only upon satisfaction of one or more of the conditions described under the headings “—Exchange Upon Satisfaction of Sale Price Condition,” “—Exchange Upon Satisfaction of Trading Price Condition,” “—Exchange Upon Specified Corporate Events” or “—Exchange upon Redemption.” On or after March 1, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may exchange all or any portion of their notes at the exchange rate at any time irrespective of the foregoing conditions. The exchange rate will initially be                  shares of Encore’s common stock per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $                  per share of Encore’s common stock). Upon exchange of a note, we will satisfy our exchange obligation by paying or delivering, as the case may be, cash, shares of Encore’s common stock or a combination of cash and shares of Encore’s common stock, at our election, as set forth below under “—Settlement Upon Exchange.” The trustee will initially act as the exchange agent. However, as described below, we will be required to settle solely in cash all exchanges with an exchange date occurring before the “share reservation date” (as defined below).

A holder may exchange fewer than all of such holder’s notes so long as the notes exchanged are an integral multiple of $1,000 principal amount.

If a holder of the notes has submitted notes for repurchase upon a fundamental change, the holder may exchange those notes only if that holder first withdraws its repurchase notice.

Upon exchange, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of Encore’s common stock upon exchange of the notes. Instead, we will pay cash in lieu of any fractional share as described under “—Settlement Upon Exchange.” Our payment and delivery, as the case may be, to you of the full amount of cash, shares of Encore’s common stock or a combination of cash and shares of Encore’s common stock, at our election, as the case may be, together with a cash payment for any fractional share, into which a note is exchangeable will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but excluding, the exchange date.

As a result, accrued and unpaid interest, if any, to, but excluding, the relevant exchange date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon an exchange of notes into a combination of cash and shares of Encore’s common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such exchange.

Notwithstanding the immediately preceding paragraph, if notes are exchanged after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such regular record date will receive, on or before the corresponding interest payment date, the full amount of interest payable on such notes on such interest payment date notwithstanding the exchange. Notes surrendered for exchange during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so exchanged; provided that no such payment need be made:

•	for exchanges following the regular record date immediately preceding the maturity date;

•	if we have specified a redemption date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of exchange with respect to such notes.

Therefore, for the avoidance of doubt, all record holders of notes on the regular record date immediately preceding the maturity date and fundamental change repurchase date described in the bullets in the preceding paragraph will receive the full interest payment due on the maturity date or other applicable interest payment date regardless of whether their notes have been exchanged following such regular record date.

If a holder exchanges notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Encore’s common stock upon the exchange, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for exchange only under the following circumstances:

Exchange Upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding March 1, 2023, a holder may surrender all or a portion of its notes for exchange during any calendar quarter commencing after the calendar quarter ending on December 31, 2018 (and only during such calendar quarter), if the last reported sale price of Encore’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than 130% of the exchange price on each applicable trading day.

The “last reported sale price” of Encore’s common stock on any date means the closing sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) per share on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which Encore’s common stock is traded. If Encore’s common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price per share for Encore’s common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If Encore’s common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices per share for Encore’s common stock on the relevant date from a nationally recognized independent investment banking firm selected by us for this purpose. Neither the trustee nor the exchange agent will have any duty to monitor such sale price.

“Trading day” means a day on which (i) trading in Encore’s common stock (or other security for which a last reported sale price must be determined) generally occurs on The NASDAQ Global Select Market or, if Encore’s common stock (or such other security) is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which Encore’s common stock (or such other security) is then listed or, if Encore’s common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which Encore’s common stock (or such other security) is then listed or admitted for trading, (ii) there is no “market disruption event” and (iii) a closing price for Encore’s common stock (or such other security) is available on such securities exchange. If Encore’s common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

A “market disruption event” means, for purposes of determining whether the notes will be exchangeable pursuant to the contingent exchange provisions under “—Exchange Rights,” the occurrence or existence during the one-half hour period ending on the scheduled close of trading on the principal U.S. national or regional securities exchange on which Encore’s common stock is listed for trading of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in Encore’s common stock or in any options contracts or future contracts relating to Encore’s common stock.

Exchange Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding March 1, 2023, a holder of the notes may surrender all or any portion of its notes for exchange during the five business-day period after any ten consecutive trading-day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of the notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of Encore’s common stock and the exchange rate on each such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5 million principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5 million principal amount of notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of Encore’s common stock and the exchange rate. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent in writing to obtain bids, or if we give such written instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination or (y) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of Encore’s common stock and the exchange rate on each trading day of such failure.

The bid solicitation agent (if other than us) shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination in writing; and we will have no obligation to make such request (or seek bids ourselves) unless a holder of at least $5 million aggregate principal amount of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of Encore’s common stock and the exchange rate. At such time, we will, or will instruct the bid solicitation agent to, determine the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of Encore’s common stock and the exchange rate. If the trading price condition has been met, we will so notify the holders, the trustee and the exchange agent (if other than the trustee) in writing. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of Encore’s common stock and the exchange rate for such date, we will so notify the holders, the trustee and the exchange agent (if other than the trustee) in writing.

We will initially act as the bid solicitation agent but we may appoint any other person to be the bid solicitation agent without prior notice.

Exchange Upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding March 1, 2023, we elect to:

•	issue to all or substantially all holders of Encore’s common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of Encore’s common stock at a price per share that is less than the average of the last reported sale prices of Encore’s common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•	distribute to all or substantially all holders of Encore’s common stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of Encore’s common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes at least 45 scheduled trading days prior to the ex-dividend date for such issuance or distribution. However, if we are then otherwise permitted to settle exchanges by physical settlement pursuant to the provisions described below under the caption “—Settlement Upon Exchange,” then we may instead elect to provide such notice at least 10 scheduled trading days before the ex-dividend date. In that event, we will be required to settle all exchanges with an exchange date occurring on or after the date we provide such notice and on or before such ex-dividend date (or, if earlier, our announcement that such issuance or distribution will not take place) by physical settlement, and we will describe the same in such notice (a “physical settlement upon certain distributions notice”).

Once we have given such notice, holders may surrender all or any portion of their notes for exchange at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise exchangeable at such time. However, the notes will not become exchangeable on account of such issuance or distribution (but we will still be required to send notice of such issuance or distribution as described above) if each holder participates, at the same time and on the same terms as holders of Encore’s common stock, and solely by virtue of being a holder of notes, in such issuance or distribution without having to exchange such holder’s notes and as if such holder held a number of shares of Encore’s common stock equal to the product of (i) the exchange rate in effect on the record date for such distribution and (ii) the aggregate principal amount (expressed in thousands) of notes held by such holder on such date.

Certain Corporate Events

If a transaction or event that (i) constitutes a fundamental change (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) occurs or (ii) constitutes a make-whole fundamental change (as defined under “—Adjustment to Exchange Rate Upon Exchange Upon a Make-Whole Fundamental Change,” but excluding a make-whole fundamental change pursuant to clause (ii) of the definition thereof) occurs, or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, pursuant to which Encore’s common stock would be converted into cash, securities or other assets (other than a merger or other business combination transaction that is effected solely to change our jurisdiction of incorporation and that does not constitute a fundamental change or a make-whole fundamental change), in each case prior to the close of business on the business day immediately preceding March 1, 2023, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” then all or a portion of a holder’s notes may be surrendered for exchange at any time from or after the effective date of the transaction or event until the earlier of (x) 35 trading days after the actual effective date of such transaction or event (or, if later, the date on which we provide notice of such transaction or event) or, if such transaction or event also constitutes a fundamental change, until the related fundamental change repurchase date, and (y) the second scheduled trading day immediately preceding the maturity date. We will notify the holders, the trustee and the exchange agent (if other than the trustee) in writing no later than two business days following the date we publicly announce such transaction or event.

Exchange upon Tax Redemption

If we call the notes for tax redemption, then the holders may exchange their notes at any time before the close of business on the business day immediately before the related redemption date (or, if we fail to pay the redemption price due on such redemption date in full, at any time until such time as we pay such redemption price in full).

Exchanges On or After March 1, 2023

On or after March 1, 2023, a holder may exchange any of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Exchange Procedures

To exchange a beneficial interest in a global note you must comply with DTC’s procedures for exchanging a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date and, if required, pay all transfer and similar taxes, if any, as described below.

If you hold a certificated note, to exchange you must:

•	complete and manually sign the exchange notice on the back of the note, or a facsimile of the exchange notice;

•	deliver the exchange notice, which is irrevocable, and the note to the exchange agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes, if any, as described below; and

•	if required, pay funds equal to interest payable on the next interest payment date.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of Encore’s common stock upon exchange of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for exchange described above as the “exchange date.” Each exchange will be deemed to have been effected as to any notes surrendered for exchange on the exchange date; provided that the person in whose name any shares of Encore’s common stock shall be issuable upon such exchange will become the holder of record of such shares as of the close of business on the exchange date, in the case of physical settlement (as defined below), or the last trading day of the relevant observation period, in the case of combination settlement (as defined below), except as set forth under “—Exchange Rate Adjustments.”

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for exchange until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and exchange the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement Upon Exchange

Upon exchange, we may choose to pay or deliver, as the case may be, cash (“cash settlement”), shares of Encore’s common stock (“physical settlement”) or a combination of cash and shares of Encore’s common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.” However, notwithstanding anything to the contrary described in this prospectus supplement, cash settlement will apply to any exchange with an exchange date that occurs before the “share reservation date” (as defined below). We refer to this requirement that cash settlement apply to such exchanges as the “cash settlement requirement.”

“Share reservation date” means the first date, if any, on which Encore has reserved, for issuance upon exchange of the notes, a number of shares of its common stock sufficient to satisfy the exchange of all notes then outstanding, assuming, for these purposes, that all then-outstanding notes were exchanged by a single noteholder at the maximum exchange rate described in the penultimate paragraph under the caption “—Adjustment to Exchange Rate Upon Exchange Upon a Make-Whole Fundamental Change” below and that physical settlement applied to such exchange. We currently expect the share reservation date to occur on or about the end of the third calendar quarter of 2018. For the avoidance of doubt, in accordance with the provisions described below, we may elect cash settlement, physical settlement or combination settlement to apply to any exchange of notes with an exchange date that occurs on or after the share reservation date.

All exchanges with an exchange date occurring on or after March 1, 2023 will be settled using the same settlement method. Except for any exchanges with an exchange date occurring on or after March 1, 2023, we will use the same settlement method for all exchanges occurring on the same exchange date, but we will not have any obligation to use the same settlement method with respect to exchanges that occur on different exchange dates on or after the share reservation date. That is, on or after the share reservation date, we may choose for the notes exchanged on one exchange date to settle exchanges in physical settlement, and choose for notes exchanged on another exchange date cash settlement or combination settlement. However, notwithstanding anything to the contrary described above, but subject to the cash settlement requirement, (A) if we call the notes for tax redemption, then (i) we will specify in the related redemption notice the settlement method that will apply to all exchanges with an exchange date that occurs on or after the date we send such redemption notice and before the related redemption date; and (ii) if the related redemption date is on or after March 1, 2023, then such settlement method must be the same settlement method that applies to all exchanges with an exchange date that occurs on or after March 1, 2023; and (B) if we deliver a physical settlement upon certain distributions notice, we will settle all exchanges with an exchange date occurring during the period covered by such notice by physical settlement.

If we elect a settlement method, we will inform holders in writing so exchanging, through the trustee, of the settlement method we have selected no later than the close of business on the trading day immediately following the related exchange date (or (i) in the notice of a tax redemption, if applicable, (ii) in the physical settlement upon certain distributions notice, if applicable, or (iii) in the case of any exchanges occurring on or after March 1, 2023, no later than the close of business on the business day immediately preceding March 1, 2023). If we do not timely elect a settlement method, we will be deemed to have elected the default settlement method (as defined below). If we elect combination settlement, but we do not timely notify exchanging holders of the specified dollar amount (as defined below) per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent to settle exchanges with an exchange date occurring on or after the share reservation date through combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000.

The “default settlement method” will initially be as follows: (i) for any exchange of notes with an exchange date occurring before the share reservation date, cash settlement; and (ii) for all other exchanges, combination settlement with a specified dollar amount of $1,000 per $1,000 principal amount of notes. However, on or after the share reservation date, we may, from time to time, change the default settlement method by sending notice of the new default settlement method to the holders.

The type and amount of consideration due upon exchange will be computed as follows:

•	if physical settlement applies, we will deliver to exchanging holders in respect of each $1,000 principal amount of notes being exchanged a number of shares of Encore’s common stock equal to the exchange rate (and cash in lieu of any fractional share as described below);

•	if cash settlement applies, we will pay to exchanging holders in respect of each $1,000 principal amount of notes being exchanged cash in an amount equal to the sum of the daily exchange values for each of the 40 consecutive trading days in the relevant observation period; and

•	if combination settlement applies, we will pay or deliver, as the case may be, to exchanging holders in respect of each $1,000 principal amount of notes being exchanged a settlement amount equal to the sum of the daily settlement amounts for each of the 40 consecutive trading days in the relevant observation period (and cash in lieu of any fractional share as described below).

The “daily settlement amount,” for each of the 40 consecutive trading days during the observation period, will consist of:

•	cash equal to the lesser of (1) the maximum cash amount per $1,000 principal amount of notes being exchanged to be received upon exchange (excluding cash payable in lieu of any fractional share) as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 40 (such quotient the “daily measurement value”) and (2) the daily exchange value; and

•	to the extent the daily exchange value exceeds the daily measurement value, a number of shares of Encore’s common stock equal to (1) the difference between the daily exchange value and the daily measurement value, divided by (2) the daily VWAP for such trading day.

The “daily exchange value” means, for each of the 40 consecutive trading days during the observation period, one-40th of the product of (1) the exchange rate on such trading day and (2) the daily VWAP on such trading day.

The “daily VWAP” means, for each of the 40 consecutive trading days during the applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ECPG <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of Encore’s common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for exchange means:

•	subject to the immediately following bullet point, if the relevant exchange date occurs prior to the 43rd scheduled trading day immediately preceding the maturity date, the 40 consecutive trading-day period beginning on, and including, the second trading day after such exchange date;

•	if the relevant exchange date occurs on or after the date we have sent a redemption notice and before the related redemption date, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding such redemption date; and

•	subject to the immediately preceding bullet point, if the relevant exchange date occurs on or after the 43rd scheduled trading day immediately preceding the maturity date, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon exchange only, “trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) trading in Encore’s common stock generally occurs on The NASDAQ Global Select Market or, if Encore’s common stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which Encore’s common stock is then listed or, if Encore’s common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which Encore’s common stock is then listed or admitted for trading. If Encore’s common stock is not so listed or admitted for trading, “trading day” means a “business day.”

For the purposes of determining any observation period only, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which Encore’s common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for Encore’s common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in Encore’s common stock or in any options contracts or futures contracts relating to Encore’s common stock.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which Encore’s common stock is listed or admitted for trading. If Encore’s common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

Except as described under “—Adjustment to Exchange Rate Upon Exchange Upon a Make-Whole Fundamental Change” and “—Recapitalizations, Reclassifications and Changes of Encore’s Common Stock,” we will pay or deliver, as the case may be, the consideration due upon exchange to exchanging holders on the second business day immediately following the last trading day of the applicable observation period, if we elect cash settlement or combination settlement, or on the second business day immediately following the relevant exchange date, if we elect physical settlement; provided that, for any exchange date on or after August 15, 2023 for which physical settlement is applicable, settlement will occur on the maturity date.

We will pay cash in lieu of delivering any fractional share of Encore’s common stock issuable upon exchange based on the daily VWAP on the last trading day of the applicable observation period, in the case of combination settlement, or based on the daily VWAP on the relevant exchange date, in the case of physical settlement.

Exchange Rate Adjustments

The exchange rate will be adjusted as described below, except that we will not make any adjustments to the exchange rate if holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of Encore’s common stock and solely as a result of holding the notes, in any of the transactions described below without having to exchange their notes as if they held a number of shares of Encore’s common stock equal to the exchange rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)	If Encore exclusively issues shares of Encore’s common stock as a dividend or distribution on shares of Encore’s common stock, or if Encore effects a share split or share combination, the exchange rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0	=	the exchange rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

CR1	=	the exchange rate in effect immediately after the open of business on such ex-dividend date or effective date, as applicable;

OS0	=	the number of shares of Encore’s common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date, as applicable; and

OS1	=	the number of shares of Encore’s common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the exchange rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the exchange rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If Encore issues to all or substantially all holders of Encore’s common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of Encore’s common stock at a price per share that is less than the average of the last reported sale prices of Encore’s common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the exchange rate will be increased based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y

where,

CR0	=	the exchange rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1	=	the exchange rate in effect immediately after the open of business on such ex-dividend date;

OS0	=	the number of shares of Encore’s common stock outstanding immediately prior to the open of business on such ex-dividend date;

X	=	the total number of shares of Encore’s common stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Encore’s common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of Encore’s common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of Encore’s common stock are not delivered after the expiration of such rights, options or warrants, the exchange rate shall be decreased to the exchange rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Encore’s common stock actually delivered. If such rights, options or warrants are not so issued, the exchange rate shall be decreased to the exchange rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under “—Exchange Upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Encore’s common stock at less than such average of the last reported sale prices for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of Encore’s common stock, there shall be taken into account any consideration received by Encore for such rights, options or warrants and any amount payable on exercise or exchange thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If Encore distributes shares of its capital stock, evidences of indebtedness, or other assets or property, or rights, options or warrants to acquire Encore’s capital stock or other securities, to all or substantially all holders of Encore’s common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected (or would be effected but for the deferral exception (as described below)) pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected (or would be effected but for the deferral exception) pursuant to clause (4) below;

•	distributions of reference property in a common stock change event described in “—Recapitalizations, Reclassifications and Changes of Encore’s Common Stock”; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply,

then the exchange rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 – FMV

where,

CR0	=	the exchange rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1	=	the exchange rate in effect immediately after the open of business on such ex-dividend date;

SP0	=	the average of the last reported sale prices of Encore’s common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of Encore’s common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution.

Notwithstanding the foregoing, if FMV (as defined above) is equal to or greater than SP0 (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of Encore’s common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of Encore’s common stock equal to the exchange rate in effect on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on Encore’s common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of Encore, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the exchange rate will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0	=	the exchange rate in effect immediately prior to the open of business on the ex-dividend date of the spin-off;

CR1	=	the exchange rate in effect immediately after the open of business on the ex-dividend date of the spin-off;

FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of Encore’s common stock applicable to one share of Encore’s common stock (determined by reference to the definition of last reported sale price set forth under “—Exchange Upon Satisfaction of Sale Price Condition” as if references therein to Encore’s common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading-day period beginning on, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0	=	the average of the last reported sale prices of Encore’s common stock over the valuation period.

The adjustment to the exchange rate under the preceding paragraph will be calculated as of the last trading day of the valuation period but will be given effect immediately after the open of business on the ex-dividend date for the spin-off. Notwithstanding anything to the contrary, (i) if the last trading day of the observation period for a note whose exchange is to be settled pursuant to cash settlement or combination settlement occurs on any trading day within such valuation period, then, solely for purposes of determining the consideration due in respect of such exchange, such valuation period will be deemed to be the period from, and including, the ex-dividend date for such spin-off to, and including, the last trading day in such observation period; and (ii) if the exchange date for a note whose exchange is to be settled pursuant to physical settlement occurs on any trading day within such valuation period, then, solely for purposes of determining the consideration due in respect of such exchange, such valuation period will be deemed to be the period from, and including, the ex-dividend date for such spin-off to, and including, such exchange date (or, if such exchange date is not a trading day, the immediately preceding trading day).

If any distribution of the type described in this clause (3) is declared but not so made, the exchange rate shall be immediately readjusted, effective as of the date Encore’s board of directors or a committee thereof determines not to make such distribution, to the exchange rate that would then be in effect if such distribution had not been declared.

(4)	If any cash dividend or distribution is made to all or substantially all holders of Encore’s common stock, the exchange rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – C

where,

CR0	=	the exchange rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1	=	the exchange rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0	=	the last reported sale price of Encore’s common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C	=	the amount in cash per share we distribute to all or substantially all holders of Encore’s common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the exchange rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the exchange rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if C (as defined above) is equal to or greater than SP0 (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of Encore’s common stock, the amount of cash that such holder would have received if such holder owned a number of shares of Encore’s common stock equal to the exchange rate on the record date for such cash dividend or distribution.

(5)	If Encore make or any of its subsidiaries makes a payment in respect of a tender or exchange offer for Encore’s common stock, to the extent that the cash and value of any other consideration included in the payment per share of Encore’s common stock exceeds the last reported sale price of Encore’s common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the exchange rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0	=	the exchange rate in effect immediately prior to the close of business on the trading day next succeeding the date (the “expiration date”) such tender or exchange offer expires;

CR1	=	the exchange rate in effect immediately after the close of business on the trading day next succeeding the expiration date;

AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of Encore’s common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Encore’s common stock outstanding immediately after the expiration time (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the last reported sale prices of Encore’s common stock over the 10 consecutive trading-day period (the “averaging period”) commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to the exchange rate under the preceding paragraph will be calculated as of the close of business on the last day of the averaging period but will be given effect immediately after the open of business on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. Notwithstanding anything to the contrary, (i) if the last trading day of the observation period for a note whose exchange is to be settled pursuant to cash settlement or combination settlement occurs on any trading day within such averaging period, then, solely for purposes of determining the consideration due in respect of such exchange, such averaging period will be deemed to be the period from, and including, the trading day immediately after the expiration date for such tender or exchange offer to, and including, the last trading day in such observation period; and (ii) if the exchange date for a note whose exchange is to be settled pursuant to physical settlement occurs on any trading day within such averaging period, then, solely for purposes of determining the consideration due in respect of such exchange, such averaging period will be deemed to be the period from, and including, the trading day immediately after the expiration date to, and including, such exchange date (or, if such exchange date is not a trading day, the immediately preceding trading day).

Notwithstanding the foregoing, if an exchange rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has exchanged its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of Encore’s common stock as of the related exchange date as described under “—Exchange Procedures” based on an adjusted exchange rate for such ex-dividend date, then, notwithstanding the foregoing exchange rate adjustment provisions, the exchange rate adjustment relating to such ex-dividend date will not be made for such exchanging holder. Instead, such holder will be treated as if such holder were the record owner of the shares of Encore’s common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

As used in this section, “ex-dividend date” means the first date on which the shares of Encore’s common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of Encore’s common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of Encore’s common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split, share combination or spin-off, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Encore’s common stock have the right to receive any cash, securities or other property or in which Encore’s common stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Encore’s common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

Subject to the applicable listing standards of The NASDAQ Global Select Market, we are permitted to increase the exchange rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. Subject to the applicable listing standards of The NASDAQ Global Select Market, we may also (but are not required to) increase the exchange rate to avoid or diminish income tax to holders of Encore’s common stock or rights to purchase shares of Encore’s common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of shares of Encore’s common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the exchange rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the exchange rate, see “Tax Considerations—Certain U.S. Federal Income Tax Considerations.” Any applicable withholding taxes (including backup withholding) may be withheld from interest and payments upon exchange, redemption, repurchase or maturity of the notes and if any withholding taxes (including backup withholding) are paid on behalf of a holder, those withholding taxes may be withheld from payments of cash or Encore’s common stock, if any, payable on the notes (or, in some circumstances, from any payments on Encore’s common stock) or sales proceeds received by or other funds or assets of the holder.

To the extent that we have a rights plan in effect upon exchange of the notes into Encore’s common stock, you will receive, in addition to any shares of Encore’s common stock received in connection with such exchange, the rights under the rights plan, unless prior to any exchange, the rights have separated from Encore’s common stock, in which case, and only in such case, the exchange rate will be adjusted at the time of separation as if we distributed to all holders of Encore’s common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Except as stated herein, we will not adjust the exchange rate, including for the issuance of shares of Encore’s common stock or any securities convertible into or exchangeable for shares of Encore’s common stock or the right to purchase shares of Encore’s common stock or such convertible or exchangeable securities (including as consideration for a merger, purchase or similar transaction). Notwithstanding any of the foregoing, the exchange rate will not be adjusted:

•	upon the issuance of any shares of Encore’s common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on Encore’s securities and the investment of additional optional amounts in shares of Encore’s common stock under any plan;

•	upon the issuance of any shares of Encore’s common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by Encore or any of its subsidiaries;

•	upon the repurchase of any shares of Encore’s common stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described under clause (5) above;

•	for a third-party tender offer (other than a tender offer by any of our subsidiaries as described under clause (5) above);

•	upon the issuance of any shares of Encore’s common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullets and outstanding as of the date the notes are first issued (other than a rights plan, to the extent described above);

•	solely for a change in the par value of Encore’s common stock; or

•	for accrued and unpaid interest, if any.

We will not adjust the exchange rate pursuant to the clauses above unless the adjustment would result in a change of at least 1% in the then effective exchange rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried-forward adjustments shall be made with respect to the notes (i) in connection with any subsequent adjustment to the exchange rate of at least 1% of the exchange rate, (ii) on the occurrence of any fundamental change or make-whole fundamental change; (iii) if we call the notes for redemption; and (iv) on any exchange date (in the case of physical settlement) or on each trading day of any observation period (in the case of cash settlement or combination settlement). We refer to our ability to defer adjustments as described above as the “deferral exception.”

Adjustments to the exchange rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, Reclassifications and Changes of Encore’s Common Stock

In the case of:

•	any recapitalization, reclassification or change of Encore’s common stock (other than changes in par value or from or to no par value or resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which Encore’s common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (such an event, a “common stock change event,” and such stock, other securities, other property or assets, the “reference property,” and the amount and kind of reference property that a holder of one share of Encore’s common stock would be entitled to receive on account of such common stock change event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “reference property unit”), then, at and after the effective time of the transaction, (i) the consideration due upon exchange of any note, and the conditions to any such exchange, will be determined in the same manner as if each reference to any number of shares of Encore’s common stock in the provisions described under this “—Exchange Rights” caption (or in any related definitions) were instead a reference to the same number of reference property units; (ii) for purposes of the definition of “fundamental change” and “make-whole fundamental change,” the term “common stock” will be deemed to mean the common equity, if any, forming part of such reference property; (iii) for purposes of the definition of “record date,” the term “common stock” will be deemed to refer to any class of equity securities forming part of such reference property; and (iv) the daily VWAP will be calculated based on the value of a reference property unit. If the transaction causes Encore’s common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property unit will be deemed to be the types and amounts of consideration actually received by the holders of Encore’s common stock pursuant to such common stock change event (excluding any amounts received pursuant to dissenters’ rights or pursuant to any arrangement not to issue or deliver a fractional portion of any security or other property). If the holders receive only cash in such common stock change event, then for all exchanges that occur after the effective date of such common stock change event (i) the consideration due upon exchange of each $1,000 principal amount of notes shall be solely cash in an amount equal to the exchange rate in effect on the exchange date (as may be increased by any additional shares as described under “—Adjustment to Exchange Rate Upon Exchange Upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of Encore’s common stock in such common stock change event and (ii) we will satisfy our exchange obligation by paying cash to exchanging holders on the second business day immediately following the exchange date. We will notify holders, the trustee and the exchange agent (if other than the trustee) in writing of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily exchange values or the daily settlement amounts over a span of multiple days (including, without limitation, an observation period and the “stock price” for purposes of a make-whole fundamental change), we will, in good faith, make appropriate adjustments, if any, to each to account for any adjustment to the exchange rate that becomes effective, or any event requiring an adjustment to the exchange rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when such last reported sale prices, daily VWAPs, daily exchange values or daily settlement amounts are to be calculated.

Adjustment to Exchange Rate Upon Exchange Upon a Make-Whole Fundamental Change

If (i) the effective date (as defined below) of a fundamental change (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the majority ownership exception (as defined below) and, for the avoidance of doubt, including a “par excess cash merger” (as defined under the last paragraph under the caption “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) occurs prior to the maturity date, or (ii) we call the notes for redemption pursuant to a tax redemption (the occurrence of any event described in clause (i) or (ii) above, a “make-whole fundamental change”), and, in either case, a holder elects to exchange its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the exchange rate for the notes so surrendered for exchange by a number of additional shares of Encore’s common stock (the “additional shares”), as described below. An exchange of the notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change pursuant to clause (i) of the definition thereof if the applicable exchange date occurs during the period from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of (x) a make-whole fundamental change that would have been a fundamental change but for the majority ownership exception or (y) a par excess cash merger, the 35th trading day immediately following the effective date of such make-whole fundamental change). An exchange of the notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change pursuant to clause (ii) of the definition thereof if the applicable exchange date occurs during the period from, and including, the date we send the redemption notice for the related tax redemption to, and including, the business day immediately before the related redemption date (the “redemption period”).

Upon surrender of the notes for exchange in connection with a make-whole fundamental change, we will satisfy our exchange obligation by physical settlement, cash settlement or combination settlement, based on the exchange rate as increased to reflect the additional shares pursuant to the table set forth below, as described under “—Settlement Upon Exchange.” However, if the consideration for Encore’s common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any exchange of the notes following the effective date of such make-whole fundamental change, the exchange obligation will be calculated based solely on the stock price (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of exchanged notes equal to the applicable exchange rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the exchange obligation will be determined and paid to holders in cash on the second business day following the exchange date. We will notify holders of the effective date of any make-whole fundamental change occurring pursuant to clause (i) of the definition thereof no later than five business days after such effective date.

The number of additional shares, if any, by which the exchange rate will be increased will be determined by reference to the table below, based on the effective date of the make-whole fundamental change and the price (the “stock price”) paid (or deemed to be paid) per share of Encore’s common stock in the make-whole fundamental change. If the holders of Encore’s common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. For all other make-whole fundamental changes, the stock price shall be the average of the last reported sale prices of Encore’s common stock over the five trading-day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change. For these purposes, the “effective date” of a fundamental change is the date such make-whole fundamental change occurs or becomes effective (in the case of a make-whole fundamental change occurring pursuant to clause (i) of the definition thereof) or the date we send the related redemption notice (in the case of a make-whole fundamental change occurring pursuant to clause (ii) of the definition thereof).

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the exchange rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exchange rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the exchange rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the exchange rate as set forth under “—Exchange Rate Adjustments.”

The following table sets forth the number of additional shares to be received per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$
, 2018
September 1, 2019
September 1, 2020
September 1, 2021
September 1, 2022
September 1, 2023

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable.

•	If the stock price is greater than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the exchange rate.

•	If the stock price is less than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the exchange rate.

Notwithstanding the foregoing, in no event will the exchange rate per $1,000 principal amount of notes exceed                  shares, subject to adjustment in the same manner as the exchange rate pursuant to the provisions described above under the caption “Description of Notes—Exchange Rights—Exchange Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Exchange by Third Party in Lieu of Exchange by Encore Capital Europe Finance Limited

Notwithstanding anything to the contrary, and subject to the terms of the indenture, if a note is submitted for exchange, we may elect to arrange to have such note exchanged by a financial institution we designate. To make such election, we must send notice of such election to the holder of such note before the close of business on the business day immediately following the exchange date for such note, and we must arrange for the financial institution to deliver the consideration due upon such exchange in the same manner and at the same time as we would have been required to do so. We will remain responsible to deliver such consideration if the financial institution fails to timely deliver the same.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a fundamental change (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to $1,000 or an integral multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 30 business days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay, on or before such interest payment date, the full amount of accrued and unpaid interest due on such interest payment date to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at any time after the notes are originally issued if any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Encore, its subsidiaries and its and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Encore’s common equity representing more than 50% of the voting power of Encore’s common equity;

(2)

the consummation of (A) any recapitalization, reclassification or change of Encore’s common stock (other than changes resulting from a subdivision or combination) as a result of which Encore’s common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of Encore pursuant to which Encore’s common stock will be converted into cash, securities or other property, other than a merger of Encore solely for the purpose of changing its jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding shares of Encore’s common stock solely into shares of common stock of the surviving entity; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Encore and its subsidiaries, taken as a whole, to any person other than one of Encore’s subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of Encore’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee, or the parent thereof, immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2) (the exception to the definition of “fundamental change” in this proviso is referred to as the “majority ownership exception”);

(3)	we cease to be 100% owned, directly or indirectly, by Encore;

(4)	Encore’s stockholders approve any plan or proposal for the liquidation or dissolution of Encore; or

(5)	Encore’s common stock ceases to be listed or quoted on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clauses (1) or (2)(B) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by Encore’s common stockholders, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock or ordinary shares that are listed or quoted (or depositary receipts representing shares of common stock or ordinary shares, which depositary receipts are listed or quoted) on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and such transaction or transactions constitute a common stock change event for which the reference property is such consideration.

For the purposes of the definition of “fundamental change,” (x) any transaction or event described in both clause (1) and in clause (2)(B) above (excluding the majority ownership exception) will be deemed to occur solely pursuant to clause (2) above (subject to the majority ownership exception).

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the exchange agent, if applicable;

•	if applicable, the exchange rate and any adjustments to the exchange rate;

•	if applicable, that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be exchanged only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase or if not certificated, the notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes, which must be $1,000 or an integral multiple thereof;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes or, if not certificated, the notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the fundamental change repurchase date. Holders will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•	such notes will cease to be outstanding and (subject to the right of a holder of any notes on a regular record date to receive the related interest payment) interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not such notes are delivered to the paying agent); and

•	all other rights of the holders of such notes will terminate (other than the right to receive the fundamental change repurchase price and, if applicable, interest as provided above).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes,

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Furthermore, holders may not be entitled to require us to repurchase their notes upon a fundamental change or entitled to an increase in the exchange rate upon exchange as described under “—Adjustment to Exchange Rate Upon Exchange Upon a Make-Whole Fundamental Change” in circumstances involving a significant change in the composition of our board unless such change is in connection with a fundamental change or make-whole fundamental change as described herein.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes, Our Indebtedness, Our Common Stock and this Offering—We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change or to settle exchanges in cash, and our future indebtedness may contain limitations on our ability to pay cash upon exchange and our current indebtedness contains, and our future indebtedness may contain, limitations on our ability to repurchase the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Notwithstanding anything to the contrary, we will be deemed to satisfy our obligations to repurchase notes pursuant to the provisions described above if one or more third parties conduct the repurchase offer and repurchase tendered notes in a manner that would have satisfied our obligations to do the same if conducted directly by us.

Notwithstanding anything to the contrary, we will not be required to send a fundamental change notice, or offer to repurchase or repurchase any notes, as described above, in connection with a fundamental change occurring pursuant to clause (2)(B) of the definition thereof, if:

(i)	such fundamental change constitutes a common stock change event whose reference property consists solely of cash in U.S. dollars;

(ii)	immediately after such fundamental change, the notes become exchangeable (pursuant to the provisions described above under the captions “—Exchange Rights—Recapitalizations, Reclassifications and Changes of Encore’s Common Stock” and, if applicable, “—Exchange Rights—Adjustment to Exchange Rate Upon Exchange Upon a Make-Whole Fundamental Change”) into solely such cash in an amount per $1,000 principal amount of notes that equals or exceeds the fundamental change repurchase price per $1,000 principal amount of notes (calculated assuming that the same includes accrued interest to, but excluding, the latest possible fundamental change repurchase date for such fundamental change); and

(iii)	we timely send the notice relating to such fundamental change required pursuant the provisions described above under the caption “—Exchange Rights—Exchange Upon Specified Corporate Events—Certain Corporate Events” (such a fundamental change that satisfies clauses (i) and (ii) above and in connection with which we have satisfied the requirement set forth in this clause (iii), a “par excess merger event”).

Consolidation, Merger or Sale

The indenture provides that neither we nor Encore will consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our or its properties and assets to, another person unless (i) the resulting, surviving or transferee person (if not us or Encore) is a corporation or (in our case) a public limited company incorporated and existing under the laws of the United States of America, any State thereof or the District of Columbia, or (in our case) Jersey, and such corporation or public limited company (if not us or Encore) expressly assumes all of the obligations of us or Encore, as applicable, under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. In addition, in connection with any such transaction, we will deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the indenture and that all conditions precedent contained in the indenture relating to such transaction have been complied with. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us or Encore) shall succeed to, and may exercise every right and power of, us or Encore, as applicable, under the indenture, and we or Encore, as applicable, will be discharged from our or its obligations under the notes and the indenture, except in the case of any such lease.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default with respect to the notes:

(1)	default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal (including the fundamental change repurchase price or redemption price, if applicable) of any note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	our failure to comply with our obligation to exchange the notes in accordance with the indenture upon exercise of a holder’s exchange right, and such failure continues for a period of five business days;

(4)	our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” a notice of a make-whole fundamental change as described under “—Adjustment to Exchange Rate Upon Exchange Upon a Make-Whole Fundamental Change” or notice of a specified corporate transaction as described under “—Exchange Upon Specified Corporate Events,” in each case when due, and, except in the case of the notice described under “—Exchange Upon Specified Corporate Events—Certain Distributions,” such failure continues for a period of five business days;

(5)	our failure to comply with our obligations under “—Consolidation, Merger or Sale”;

(6)	our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7)

a default (x) by Encore, us or any of Encore’s significant subsidiaries (as defined below) in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, any indebtedness for money borrowed (other than non-recourse indebtedness (as defined below)) of Encore, us or any such significant subsidiary having an aggregate principal amount then outstanding of at least $35.0 million (or its foreign currency equivalent) in the aggregate, or (y) resulting in the acceleration of any indebtedness for money borrowed (other than non-recourse indebtedness) of Encore, us or any such significant subsidiary having an aggregate principal amount then outstanding of at least $35.0 million (or its foreign currency equivalent) in the aggregate, so that it becomes due and payable before the date on which it would otherwise have become due and payable, in each case if such default is not cured or waived, or such acceleration is not rescinded, within 30 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the indenture;

(8)	a final judgment for the payment of $35.0 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against Encore, us or any of Encore’s significant subsidiaries, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(9)	certain events of bankruptcy, insolvency, or reorganization of Encore, us or any of Encore’s significant subsidiaries (as defined below); or

(10)	the guarantees shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or Encore, or any person acting on its behalf, shall deny or disaffirm its obligation under the guarantees.

A “significant subsidiary” is a subsidiary that is a “significant subsidiary” as defined under Article 1, Rule 1-02(w) of Regulation S-X under the Exchange Act; provided that, for purposes of clause (9) above, in the case of a subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such subsidiary shall not be deemed to be a significant subsidiary unless the subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $35.0 million.

“Non-recourse indebtedness” means any indebtedness of any of Encore’s subsidiaries for borrowed money in respect of which recourse for payment is contractually limited to that subsidiary and not to Encore.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by written notice to us and the trustee, may, and the trustee at the written request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving us, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to our failure to comply with our obligations as set forth under “—Reports” below, will, after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during the 365-day period on which such event of default is continuing beginning on, and including, the date on which such an event of default first occurs.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 366th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 366th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of the notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of the notes, the trustee and the paying agent in writing of such election prior to the beginning of such 365-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon exchange) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change repurchase price or redemption price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon exchange of,

its notes, on or after the respective due dates expressed or provided for in the indenture, and the right to bring suit for the enforcement of such right, and such rights shall not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the written request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon exchange, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;
(3)	such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification or security satisfactory to it in its sole discretion against all losses and expenses (including attorneys’ fees and expenses) caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is actually known to a responsible officer of the trustee, the trustee must mail to each holder notice of the default within 90 days after it receives notice thereof. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon exchange, the trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposes to take in respect thereof.

Payments of the fundamental change repurchase price, the redemption price, the principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification of the Indenture

Subject to certain exceptions, the indenture (with respect to the notes and the guarantees) or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the amount of notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the stated time for payment of interest on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	make any change that adversely affects the exchange rights of any notes;

(5)	reduce the fundamental change repurchase price or redemption price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, or our ability to call the notes for tax redemption, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in money other than that stated in the note;

(7)	change the ranking of the notes;

(8)	impair the right of any holder to receive payment of principal (including the fundamental change repurchase price or redemption price, if applicable) and interest on such holder’s notes on or after the due dates therefor and to bring suit for the enforcement of such right;

(9)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions;

(10)	make any change to the provisions described above under the caption “—Additional Amounts” in any manner that is adverse to the rights of the holders; or

(11)	other than in accordance with the indenture, eliminate or modify the guarantees.

Without the consent of any holder, we and the trustee may amend the indenture (with respect to the notes and the guarantees) and the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency in the indenture or the guarantee;

(2)	provide for the assumption by a successor corporation of our or Encore’s obligations under the indenture;

(3)	add additional guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(6)	make any change that does not adversely affect the rights of any holder in any material respect;

(7)	increase the exchange rate as provided in the indenture;

(8)	on or after the share reservation date, irrevocably elect or eliminate a settlement method or a specified dollar amount;

(9)	conform the indenture to the requirements of the Trust Indenture Act as then in effect;

(10)	provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

(11)	enter into supplemental indentures pursuant to, and in accordance with, the provisions described above under the caption “—Exchange Rights—Recapitalizations, Reclassifications and Changes of Encore’s Common Stock” in connection with a common stock change event;

(12)	provide for any transfer restrictions that apply to any notes issued under the indenture (other than notes issued in this offering, or any notes issued in exchange therefor or in substitution thereof) that, at the time of their original issuance, constitute “restricted securities” within the meaning of Rule 144 under the Securities Act or that are originally issued in reliance upon Regulation S under the Securities Act; or

(13)	conform the provisions of the indenture to any provision of the “Description of Notes” in this preliminary prospectus supplement, as supplemented by the related pricing term sheet, to the extent such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of the indenture, as evidenced by an officer’s certificate.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations with respect to the notes and the guarantees under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, any fundamental change repurchase date, upon tax redemption or exchange or otherwise, cash and/or shares of Encore’s common stock or other reference property (solely to satisfy outstanding exchanges, as applicable) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of the Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the stock price, the last reported sale prices of Encore’s common stock, the daily VWAPs, the daily settlement amounts, the daily exchange values, accrued interest payable on the notes and the exchange rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the notes. We will provide a schedule of our calculations to each of the trustee and the exchange agent, and each of the trustee and exchange agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of the notes upon the written request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC (taking into account any applicable grace periods provided thereunder) pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment, or a pending confidential treatment request, and any correspondence with the SEC). Documents filed by us with the SEC via the EDGAR system (or its successor) will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR (or its successor), it being understood that the trustee shall not be responsible for determining whether such filings have been made. We will also comply with our other obligations under Section 314(a)(1) of the Trust Indenture Act. Delivery of the reports and documents described above to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including compliance with any of our covenants under the indenture (as to which the trustee is entitled to conclusively rely on an officer’s certificate).

Trustee

MUFG Union Bank, N.A., is the initial trustee, security registrar, paying agent and exchange agent. MUFG Union Bank, N.A., in each of its capacities, including without limitation as trustee, security registrar, paying agent and exchange agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our or Encore’s past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our or Encore’s obligations under the notes, the guarantees or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a note and the guarantees, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the notes and the guarantees. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Notices

Notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the notes register; provided that notices given to holders holding notes in book-entry form may be given through the facilities of DTC or any successor depository.

Governing Law

The indenture provides that it, the notes and the guarantees, and any claim, controversy or dispute arising under or related to the indenture, the notes or the guarantees will be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law).

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of the notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Unless we otherwise agree, notes in physical, certificated form will be issued and delivered to, and registered in the name of, each person that DTC identifies as a beneficial owner of the related notes if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

We may also exchange beneficial interests in a global note for one or more certificated securities registered in the name of the owner of the beneficial interest if we and the owner of such beneficial interest agree to so exchange.

DESCRIPTION OF CAPPED CALL TRANSACTIONS

In connection with the pricing of the notes, we expect to enter into capped call transactions with the option counterparties. The capped call transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of our common stock underlying the notes.

We intend to use available cash on hand to pay the cost of the capped call transactions in the amount of approximately $            . If the underwriters exercise their option to purchase additional notes, we expect to use a portion of the net proceeds from the sale of the additional notes to enter into additional capped call transactions with the option counterparties.

The capped call transactions are expected generally to reduce the potential dilution to our common stock upon any exchange of the notes and/or offset any potential cash payments the issuer is required to make in excess of the principal amount of exchanged notes, as the case may be, in the event that the market price per share of our common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which initially corresponds to the exchange price of the notes and is subject to anti-dilution adjustments substantially similar to those applicable to the exchange rate of the notes. If, however, the market price per share of our common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that such market price exceeds the cap price of the capped call transactions.

We will not be required to make any cash payments to the option counterparties or their respective affiliates upon the exercise of the options that are a part of the capped call transactions, but we will be entitled to receive from them a number of shares of our common stock, an amount of cash or a combination thereof generally based on the amount by which the market price per share of our common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions during the relevant valuation period under the capped call transactions. However, if the market price per share of our common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions during such valuation period, the number of shares of our common stock and/or the amount of cash we expect to receive upon exercise of the capped call transactions will be capped based on the amount by which the cap price exceeds the strike price of the capped call transactions.

For any exchanges of the notes prior to the 43rd scheduled trading day immediately preceding the maturity date of the notes, a corresponding portion of the relevant capped call transactions will be terminated. Upon such termination, we expect to receive from the option counterparties a number of shares of the common stock, or, if we so elect subject to certain conditions, an amount of cash, in each case, with a value equal to the fair value of such portion of the relevant capped call transactions being terminated, as calculated in accordance with the terms of the relevant capped call transaction.

The capped call transactions are separate transactions entered into by us with the option counterparties, are not part of the terms of the notes and will not change the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transactions.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these capped call transactions, see “Plan of Distribution” and “Risk Factors—Risks Related to the Notes, Our Indebtedness, Our Common Stock and this Offering—The capped call transactions may affect the value of the notes and our common stock.”

CERTAIN INSOLVENCY AND LOCAL LAW LIMITATIONS

Enforceability of certain US court judgments in Jersey

The following summary with respect to the enforceability of certain US court judgments in Jersey is based upon advice provided to the issuer by Jersey legal advisors. The United States and Jersey currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments (as opposed to arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment rendered by any Federal or state court in the United States based on civil liability, whether or not predicated solely upon US Federal securities laws, would not automatically be recognized or enforceable in Jersey. In order to enforce any such US judgment in Jersey, proceedings must first be initiated before a court of competent jurisdiction in Jersey. In such an action, a Jersey court would not generally reinvestigate the merits of the original matter decided by the US court (subject to the qualifications below) and it would usually be possible to obtain summary judgment on such a claim (assuming that there is no valid defense to it).

Recognition and enforcement of a US judgment by a Jersey court in such an action is conditional upon (among other things) the following:

(a)	the US court having had jurisdiction over the original proceedings according to Jersey conflicts of laws principles;

(b)	the US judgment being final and conclusive on the merits in the sense of being final and unalterable in the court which pronounced it and being for a definite sum of money (although there are circumstances where non-money judgments can also be recognised);

(c)	the US judgment not being for a sum payable in respect of taxes, or other charges of a like nature, or in respect of a penalty or fine;

(d)	the US judgment not having been arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the United Kingdom Protection of Trading Interests Act 1980 (as extended to Jersey by the Protection of Trading Interests Act 1980 (Jersey) Order 1983);

(e)	the recognition and enforcement of the US judgment is not contrary to public policy in Jersey, including that the judgment was not obtained by fraud or duress and the observance of the principles of natural justice which require that documents in the US proceeding were properly served on the defendant and that the defendant was given the right to be heard and represented by counsel in a free and fair trial before an impartial tribunal; and

(f)	there being no earlier judgment of another court of competent jurisdiction between the same parties on the same issues as are dealt with in the judgment to be enforced.

Subject to the foregoing, holders may be able to enforce in Jersey judgments in civil and commercial matters that have been obtained from US Federal or state courts. However, the issuer cannot assure you that those judgments will be recognised or enforceable in Jersey. In addition, it is questionable whether a Jersey court would accept jurisdiction and impose civil liability if the original action was commenced in Jersey, instead of the United States, and predicated solely upon US Federal securities laws.

Limitations on validity and enforceability of the notes and certain insolvency law considerations

Insolvency

The issuer is incorporated under the laws of Jersey. Consequently, in the event of an insolvency of the Issuer, insolvency proceedings may be initiated in Jersey. There are two principal regimes for corporate insolvency in Jersey: désastre and winding up (including just and equitable winding up and creditors’ winding up).

The principal type of insolvency procedure available to creditors under Jersey law is the application for an Act of the Royal Court of Jersey under the Bankruptcy (Désastre) (Jersey) Law 1990 (the “Jersey Bankruptcy Law”) declaring the property of a debtor to be “en désastre” (a “declaration”). On a declaration of désastre, title and possession of the property of the debtor vest automatically in the Viscount, an official of the Royal Court (the “Viscount”). With effect from the date of declaration, a creditor has no other remedy against the property or person of the debtor, and may not commence or, except with the consent of the Viscount or the Royal Court, continue any legal proceedings to recover the debt.

Alternatively, the shareholders of a Jersey company (but not its creditors) can instigate a winding-up of an insolvent company, which is known as a “creditors’ winding up” pursuant to Chapter 4 of Part 21 of the Companies (Jersey) Law 1991 (the “Jersey Companies Law”). On a creditors’ winding up, a liquidator is nominated by the shareholders. The creditors may approve such a liquidator or appoint a different liquidator. If a different liquidator is appointed by creditors, a director, member or creditor can apply to court for an order that either the liquidator nominated by the company be liquidator instead of or jointly with the liquidator nominated by creditors or appointing a different liquidator. The liquidator stands in the shoes of the directors and administers the winding up, gathers assets, makes appropriate disposals of assets, settles claims and distributes assets as appropriate. After the commencement of the winding up, no action can be taken or continued against the company except with the leave of court. The shareholders must give creditors 14 days’ notice of the meeting to commence the creditors’ winding up. The corporate state and capacity of the company continues until the end of the winding up procedure, when the company is dissolved. The Jersey Companies Law requires a creditor of a company (subject to appeal) to be bound by an arrangement entered into by the company and its creditors immediately before or in the course of its winding up if, among other things, three quarters in number and value of the creditors acceded to the arrangement.

Transactions at an Undervalue

Under Article 17 of the Jersey Bankruptcy Law and Article 176 of the Jersey Companies Law, the court may, on the application of the Viscount (in the case of a company whose property has been declared “en désastre”) or liquidator (in the case of a creditors’ winding up, a procedure which is instigated by shareholders not creditors), set aside a transaction (including any guarantee or security interest) entered into by a company with any person (the “other party”) at an undervalue. There is a five year look-back period from the date of commencement of the winding up or declaration of “désastre” during which transactions are susceptible to examination pursuant to this rule (the “relevant time”). The Jersey Bankruptcy Law and Jersey Companies Law contain detailed provisions, including (without limitation) those that define what constitutes a transaction at an undervalue, the operation of the relevant time and the effect of entering into such a transaction with a person connected with the company or with an associate of the company.

Preferences

Under Article 17A of the Jersey Bankruptcy Law and Article 176A of the Jersey Companies Law, the court may, on the application of the Viscount (in the case of a company whose property has been declared “en désastre”) or liquidator (in the case of a creditors’ winding up), set aside a preference (including any guarantee or security interest) given by the issuer to any person (the “other party”). There is a 12 month look-back period from the date of commencement of the winding up or declaration of “désastre” during which transactions are susceptible to examination pursuant to this rule (the “relevant time”). The Jersey Bankruptcy Law and Jersey Companies Law contain detailed provisions, including (without limitation) those that define what constitutes a preference, the operation of the relevant time and the effect of entering into a preference with a person connected with the company or with an associate of the company.

Extortionate Credit Transactions

Under Article 17C of the Jersey Bankruptcy Law and Article 179 of the Jersey Companies Law, the court may, on the application of the Viscount (in the case of a company whose property has been declared “en

désastre”) or liquidator (in the case of a creditors’ winding up), set aside a transaction providing credit to the debtor company which is or was extortionate. There is a three year look-back period from the date of commencement of the winding up or declaration of “en désastre” during which transactions are susceptible to examination pursuant to this rule. The Jersey Bankruptcy Law and Jersey Companies Law contain detailed provisions, including (without limitation) those that define what constitutes a transaction which is extortionate.

Disclaimer of Onerous Property

Under Article 15 of the Jersey Bankruptcy Law, the Viscount may within six months following the date of the declaration of “désastre” and under Article 171 of the Jersey Companies Law, a liquidator may within six months following the commencement of a creditors’ winding up, disclaim any onerous property of the company. “Onerous property” is defined to include any moveable property, a contract lease or other immoveable property if it is situated outside of Jersey that is unsaleable or not readily saleable or is such that it might give rise to a liability to pay money or perform any other onerous act, and includes an unprofitable contract.

A disclaimer operates to determine, as of the date it is made, the “rights, interests and liabilities of the company in or in respect of the property disclaimed” but “does not, except so far as is necessary for the purpose of releasing the company from liability, affect the rights or liabilities of any other person.” A person sustaining loss or damage as a result of a disclaimer is deemed to be a creditor of the company to the extent of the loss or damage and shall have standing as a creditor in the désastre or creditors’ winding up. The Jersey Bankruptcy Law and Jersey Companies Law contain detailed provisions, including (without limitation) in relation to the power to disclaim onerous property.

Fraudulent Dispositions

In addition to the Jersey statutory provisions referred to above, there are certain principles of Jersey customary law under which dispositions of assets with the intention of defeating creditors’ claims may be set aside.

Requests for Assistance

Applying general principles of comity, the Jersey courts may assist the courts in other jurisdictions in all matters relating to the insolvency of any person to the extent that the Jersey courts thinks fit. Further, in doing so, the Jersey courts may have regard to the UNCITRAL model law, even though the model law has not been (and is unlikely to be) implemented as a separate law in Jersey.

If insolvency proceedings have been commenced in another jurisdiction in relation to the issuer, the nature and extent of the cooperation from Jersey is likely to depend on the nature of the requesting country’s insolvency regime.

It should not be assumed that the UNCITRAL provisions will automatically be followed. That is a matter for the discretion of the Royal Court. It would also be wrong to assume that the position reached by the Royal Court, in its discretion, will be in accordance with EU Insolvency Regulation. Jersey does not form part of the European Community for the purposes of implementation of its directives. Accordingly, the EU Insolvency Regulation does not apply as a matter of Jersey domestic law and the automatic test of center of main interests does not apply as a result.

TAX CONSIDERATIONS

Certain United Kingdom Tax Considerations

This summary is based upon the law and UK HM Revenue & Customs practice as in effect on the date hereof and is subject to any change in law that may take effect after such date (possibly with retrospective effect). The information below is a summary only, does not purport to be a comprehensive description of all UK tax considerations that may be relevant to a holder of the notes, and may not apply to certain categories of holder. Each holder should seek appropriate tax advice with respect to the notes and related UK tax considerations.

Withholding Tax and Interest on the Notes

The notes will constitute “quoted Eurobonds” so long as they carry a right to interest and are and continue to either be listed on a recognised stock exchange, within the meaning of section 1005 of the Income Tax Act 2007, or admitted to trading on a “multilateral trading facility” operated by an “EEA-regulated recognised stock exchange”, within the meaning of section 987 of that Act. The International Stock Exchange is a recognised stock exchange for these purposes. Whilst the notes are and continue to be quoted Eurobonds, payments of interest on the notes may be made without withholding or deduction for or on account of UK income tax.

In all other cases, interest will generally be paid under deduction of income tax at the basic rate (currently 20 per cent.) subject to any direction to the contrary from HM Revenue & Customs in respect of such relief as may be available pursuant to the provisions of any applicable double taxation treaty and subject to any other exemption that may be available to particular holders.

If interest were paid under deduction of UK income tax (e.g. if the notes ceased to be listed on a recognised stock exchange), holders who are not resident in the UK may be able to recover all or part of the tax deducted if there is an appropriate provision in an applicable double taxation treaty.

If the guarantor makes any payments in respect of interest on the notes (or other amounts due under the notes other than the repayment of amounts subscribed for under the notes) such payments may be subject to UK withholding tax at the basic rate (currently 20 per cent.) subject to such relief as may be available under the provisions of any applicable double taxation treaty or to any other exemption which may apply. Such payments by the guarantor might not be eligible for the other exemptions described herein.

UK Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

No UK stamp duty or SDRT should be payable on the issue, transfer, conversion, exchange or redemption of the notes, provided that (i) no register for the notes is kept in the UK, (ii) such notes are not paired with shares issued by a body corporate incorporated in the UK, and (iii) any transfer documents in respect of such notes are executed and retained outside the UK.

No UK stamp duty or SDRT should be payable on the issue of shares of Encore’s common stock or in respect of the transfer of shares of Encore’s common stock, provided that (i) there is no register of such shares kept in the UK, (ii) such shares are not paired with shares issued by a body corporate incorporated in the UK, and (iii) any transfer documents in respect of such shares are executed and retained outside the UK.

Certain Considerations Relating To Information Powers

HMRC have powers to obtain information, including in relation to interest or payments treated as interest and payments derived from securities. This may include details of the beneficial owners of the notes, of the persons for whom the notes are held and of the persons to whom payments derived from the notes are or may be paid. Information may be obtained from a range of persons including persons who effect or are a party to such transactions on behalf of others, registrars and administrators of such transactions, the registered holders of the notes, persons who make, receive or are entitled to receive payments derived from the notes and persons by or through whom interest and payments treated as interest are paid or credited. Information obtained by HMRC may be provided to tax authorities in other jurisdictions.

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations of the purchase, ownership, exchange and disposition of notes and the shares of Encore’s common stock into which the notes may be exchanged, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes or the shares of Encore’s common stock into which the notes may be exchanged. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, exchange and disposition of the notes or the shares of Encore’s common stock into which the notes may be exchanged.

Except where noted, this summary addresses only a note or common stock held as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment) by a beneficial owner who purchased the note on original issuance at its “issue price” (i.e., the first price at which a substantial portion of the notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxes relevant to holders of a note or common stock (including the potential application of the Medicare contribution tax), nor does it address all tax consequences that may be relevant to such holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, “controlled foreign corporations,” “passive foreign investment companies,” insurance companies or traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•	tax consequences to persons holding notes or common stock as a part of a hedging, integrated or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors that hold notes or common stock through pass-through entities;

•	tax consequences to persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes or common stock being taken into account in an applicable financial statement;

•	any alternative minimum tax consequences;

•	any state, local or non-U.S. tax consequences; and

•	any U.S. estate or gift tax consequences.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes or common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding notes or common stock and the partners in such partnerships should consult their tax advisors.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, EXCHANGE AND DISPOSITION OF NOTES AND COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

As used herein, a “U.S. holder” is a beneficial owner of a note or Encore’s common stock received upon exchange of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of a note or Encore’s common stock received upon exchange of a note that is an individual, corporation (or any other entity treated as a corporation for U.S. federal income tax purposes), estate or trust that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as corporations that accumulate earnings to avoid U.S. federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state and local and non-U.S. and other tax consequences that may be relevant to them in light of their particular circumstances.

Treatment of the Notes

The obligor of the notes for U.S. federal income tax purposes is not entirely clear. As a consequence, the source of interest on the notes and the treatment of the exchange of notes into shares of Encore’s common stock, in each case for U.S. federal income tax purposes, are not entirely clear. Although not free from doubt, solely for purposes of U.S. federal withholding tax compliance, we intend to treat payments of interest on the notes as arising from sources within the United States. Non-U.S. persons who are prospective investors in the notes should expect that, unless they are eligible for the “portfolio interest” or another exemption from (or reduction in) withholding on U.S.-source interest payments on the notes and, when required, provide to the applicable withholding agent a valid appropriate IRS Form W-8 demonstrating such eligibility, they will be subject to withholding at a rate of 30% with respect to such interest payments. See the discussion below under “Consequences to Non-U.S. Holders—Interest on the Notes.”

In the event any U.S. tax is withheld with respect to any payments on the notes, there will be no additional amounts payable in respect of the withheld amount. Prospective non-U.S. holders are urged to consult their own tax advisors regarding the possibility of obtaining refunds of any amounts of U.S. tax withheld.

Furthermore, although not free from doubt, we intend to treat the exchange of notes as a taxable transaction for U.S. federal income tax purposes. If our position is not respected by the IRS, depending on the conversion consideration, the exchange of the notes could be treated (partially or entirely) as a non-taxable conversion of the notes, in which potentially a portion or all of the realized gain, but no loss, would be required to be recognized.

Consequences to U.S. Holders

Interest on the Notes

It is anticipated, and this discussion assumes, that the notes will be issued with less than de minimis original issue discount for U.S. federal income tax purposes. Interest on a note (including additional amounts paid in respect of non-U.S. withholding taxes and without reduction for any amounts withheld) generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrues in accordance with the U.S. holder’s usual method of accounting for tax purposes. As discussed above, the source of interest income earned by a U.S. holder for U.S. federal income tax purposes is not entirely clear. Any non-U.S. taxes withheld from interest income on a note at the rate applicable to the U.S. holder may be eligible for foreign tax credits (or deduction in lieu of such credits) for U.S. federal income tax purposes, subject to applicable limitations. The calculation of foreign tax credits involves the application of complex rules that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their tax advisors regarding the source of the interest income and the availability of foreign tax credits.

Additional Payments

In certain circumstances, we may be obligated to make payments on the notes in excess of stated principal and interest. We intend to take the position that the foregoing contingencies do not cause the notes to be treated as contingent payment debt instruments under the applicable Treasury regulations. Assuming such position is respected by the IRS, a U.S. holder would be required to include in income the amount of any such additional payments at the time such payments are received or accrued in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes. Our position is binding on a U.S. holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. If the IRS successfully challenged our position, and the notes were treated as contingent payment debt instruments, a U.S. holder would be required to accrue interest income at a rate higher than the notes’ yield to maturity based on the stated interest, regardless of the holder’s method of accounting, and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, retirement or redemption of a note (including all gain realized upon the exchange of the notes). This discussion assumes that the notes will not be considered contingent payment debt instruments. U.S. holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Sale, Redemption or Other Taxable Disposition of Notes

A U.S. holder generally will recognize U.S. source gain or loss upon the sale, redemption or other taxable disposition of a note (including a surrender to a designated financial institution in lieu of exchange, as described in “Description of Notes—Exchange by Third Party in Lieu of Exchange by Encore Capital Europe Finance Limited”) equal to the difference between the amount realized (less accrued but unpaid interest which will be treated as described above under “—Interest on the Notes”) and such U.S. holder’s adjusted tax basis in the note. The amount realized by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. holder paid for the note.

Any gain or loss recognized on a taxable disposition of a note generally will be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of a note, a U.S. holder held the note for more than one year, such gain or loss generally will be long-term capital gain or loss. Otherwise, such gain or loss will be short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals) long-term capital gains are generally eligible for a reduced rate of U.S. federal income tax. A U.S. holder’s ability to deduct capital losses may be limited.

Exchange of Notes

As discussed above under “—Treatment of the Notes,” although not free from doubt, we intend to treat the exchange of the notes as a taxable transaction for U.S. federal income tax purposes, regardless of whether the notes are exchanged into cash, Encore’s common stock, or a combination of cash and Encore’s common stock. Under this treatment, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition as described above under “—Sale, Redemption or Other Taxable Disposition of Notes.” The U.S. holder’s aggregate tax basis in the shares of Encore’s common stock will generally equal the fair market value of Encore’s common stock at the time of the exchange. Alternatively, if the notes constitute debt of Encore for U.S. federal income tax purposes, a U.S. holder would not recognize any loss on the exchange (other than an exchange solely for cash), although certain amounts of gain may be recognized.

Constructive Distributions

The exchange rate of the notes will be adjusted in certain circumstances. While not entirely clear, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in Encore’s assets or earnings and profits may, in some circumstances, result in a deemed distribution to the U.S. holder of the notes for U.S. federal income tax purposes even though no cash or property is received. Adjustments to the exchange rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not result in a deemed distribution to a U.S. holder.

Certain of the exchange rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of Encore’s common stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder may be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such exchange rate adjustment. In addition, an adjustment to the exchange rate in connection with a make-whole fundamental change may be treated as a deemed distribution. Any deemed distribution will be taxable as a dividend, return of capital or capital gain as described below under “—Distributions.”

However, it is unclear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the lower applicable long-term capital gains rates described below under “—Distributions.” It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Generally, a U.S. holder’s adjusted tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. U.S. holders should consult their tax advisors on the impact a constructive distribution may have on their holding period in the notes.

We are currently required to report any deemed distributions and their amounts on our website or to the IRS and holders of notes not exempt from information reporting. The IRS proposed regulations addressing the amount and timing of deemed distributions, as well as obligations of withholding agents and filing and notice obligations of issuers in respect of such deemed distributions. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the exchange rate adjustment over the fair market value of the right to acquire stock (after the exchange rate adjustment) without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the note and the date of the actual distribution of cash or property that results in the deemed distribution, (iii) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions and, if there is no associated cash payment, may withhold from payments on the notes (or, in some circumstances, from any payments on Encore’s common stock) or sales proceeds received by or other funds or assets of an investor and (iv) we are required to report the amount of any deemed distributions on our website or to the IRS and all holders of notes (including holders of notes that would otherwise be exempt from information reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of notes and withholding agents may rely on them prior to that date under certain circumstances.

Distributions

Distributions, if any, made on Encore’s common stock, other than certain pro rata distributions of common shares, generally will be included in income of a U.S. holder of Encore’s common stock as U.S. source ordinary dividend income to the extent of Encore’s current or accumulated earnings and profits. Distributions in excess of Encore’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of a U.S. holder’s tax basis in Encore’s common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. holders (including individuals) are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied.

Sale, Certain Redemptions or Other Taxable Dispositions of Encore’s Common Stock

Upon the sale, certain redemptions or other taxable dispositions of Encore’s common stock, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized and the U.S. holder’s tax basis in Encore’s common stock. Any gain or loss recognized on a taxable disposition of common stock generally will be U.S. source capital gain or loss, and will be long-term capital gain or loss if a U.S. holder’s holding period at the time of the sale, redemption or other taxable disposition of Encore’s common stock is more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) are generally eligible for a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Possible Effect of a Change in Exchange Consideration After a Change in Control

In certain situations, the notes may become exchangeable into shares of an acquirer. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange of the notes to a U.S. holder and the modified notes could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss. Furthermore, depending on the circumstances, the U.S. federal income tax consequences of the exchange of the notes as well as the ownership of the notes and the shares of Encore’s common stock may be different from the U.S. federal income tax consequences addressed in this discussion.

Consequences to Non-U.S. Holders

Interest on the Notes

As stated in “—Treatment of the Notes,” we intend to treat, solely for purposes of U.S. federal withholding tax compliance, payments of interest on the notes as arising from sources within the United States. Therefore, non-U.S. persons who are prospective investors in the notes should expect that, unless they are eligible for the “portfolio interest” or another exemption from (or reduction in) withholding on U.S.-source interest payments on the notes and, when required, provide to the applicable withholding agent a valid appropriate IRS Form W-8 demonstrating such eligibility, they will be subject to withholding at a rate of 30% with respect to such interest payments.

A non-U.S. holder will generally be eligible for the portfolio interest exemption with respect to interest payments on the notes if:

•	the non-U.S. holder does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of Encore’s stock entitled to vote;

•	the non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to Encore through stock ownership;

•	the non-U.S. holder certifies on a properly executed IRS Form W-8BEN or W-8BEN-E, under penalties of perjury, that it is not a United States person; and

•	any interest payment on the notes is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

A non-U.S. holder that is eligible for the portfolio interest exemption may nevertheless be subject to U.S. withholding tax with respect to interest payments on the notes as discussed below under “Foreign Account Tax Compliance Act.”

If a non-U.S. holder is engaged in a trade or business in the United States and the interest on the note is effectively connected with the conduct of such trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder), the non-U.S. holder will not be subject to U.S. withholding tax but will generally be taxed in the same manner as a U.S. holder (see “Consequences to U.S. Holders—Interest on the Notes” above). In case of a non-U.S. holder that is a corporation, such effectively connected income may also be subject to a 30% branch profits tax (or such lower rate as may be prescribed by an applicable tax treaty). To claim the exemption, the non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States.

Dividends and Constructive Distributions

Any amount treated as a dividend (as discussed above under “Consequences to U.S. Holders—Distributions”) paid to a non-U.S. holder with respect to Encore’s common stock (and any deemed dividends resulting from certain adjustments, or failures to make adjustments, to the exchange rate of the notes, as described above under “Consequences to U.S. Holders—Constructive Distributions”) will be subject to U.S. withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates (see “Consequences to U.S. Holders—Distributions” above). Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Any applicable withholding taxes (including backup withholding) with respect to deemed dividends may be withheld from interest and payments upon exchange, repurchase or maturity of the notes, or if such withholding taxes are paid on behalf of a non-U.S. holder, those withholding taxes may be withheld from payments of cash or common stock, if any, payable on the notes (or, in some circumstances, any payments on Encore’s common stock) or sales proceeds received by or other funds or assets of such non-U.S. holder.

A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for an exemption from or a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Notes or Encore’s Common Stock

Subject to the discussion below under “Information Reporting and Backup Withholding—Non-U.S. Holders” and “Foreign Account Tax Compliance Act,” any gain recognized by a non-U.S. holder on the sale, exchange (including a surrender to a designated financial institution in lieu of exchange, as described in “Description of Notes—Exchange by Third Party in Lieu of Exchange by Encore Capital Europe Finance Limited”), certain redemptions or other taxable dispositions of a note or common stock will not be subject to U.S. federal income or withholding tax unless:

•	that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•	Encore is or has been a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the five-year period ending on the date of disposition of the note or Encore’s common stock, as the case may be, and certain other conditions are met.

If you are a non-U.S. holder and you realize gain described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption or other taxable disposition of a note or common stock, generally in the same manner as if you were a U.S. holder (see “Consequences to U.S. Holders—Sale, Redemption or Other Taxable Disposition of Notes,” “Consequences to U.S. Holders—Exchange of Notes” and “Consequences to U.S. Holders—Sale, Certain Redemptions or Other Taxable Dispositions of Encore’s Common Stock”), and, if you are a foreign corporation, you additionally may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. If you are described in the second bullet point above, you will be subject to a flat 30% tax (or lower applicable income tax treaty rate) on the gain recognized on the sale, exchange, redemption or other taxable disposition of a note or common stock (which gain may be offset by certain U.S.-source capital losses), even though you are not considered a resident of the United States. We believe Encore is not, and we do not anticipate Encore becoming, a USRPHC for U.S. federal income tax purposes.

Any amounts (including common stock) that a non-U.S. holder receives on a sale, exchange, redemption or other taxable disposition of a note that are attributable to accrued but unpaid interest will be subject to U.S. federal income tax in accordance with the rules described above under “—Interest on the Notes.”

Information Reporting and Backup Withholding

U.S. Holders

Information reporting requirements generally will apply to payments of interest (including additional interest, if any) and deemed dividends on the notes (if any), dividends on Encore’s common stock and the proceeds of a sale of a note or Encore’s common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient, and if requested, certifies as to that status. Backup withholding generally will apply to those payments if the U.S. holder fails to provide an appropriate certification with its correct taxpayer identification number or certification of exempt status. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Moreover, certain U.S. holders who are individuals (and certain entities) that hold an interest in “specified foreign financial assets” (which may include the notes) are required to report information (on IRS Form 8938)

relating to such assets, subject to certain exceptions (including an exception for notes held in accounts maintained by certain financial institutions). If a U.S. holder does not file a required IRS Form 8938, such holder may be subject to substantial penalties and the statute of limitations on the assessment and collection of all U.S. federal income taxes of such holder for the related tax year may not close before the date that is three years after the date on which such report is filed. U.S. holders should consult their tax advisors regarding the applicability and effect, if any, of this requirement on their ownership and disposition of the notes.

Non-U.S. Holders

Generally, interest on the notes, the amount of deemed dividends on the notes (if any) and dividends on Encore’s common stock paid (or deemed paid) to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to the non-U.S. holders. Copies of the information returns reporting such interest, deemed dividends, dividends, and withholding thereon (if any) may also be made available to the tax authorities in a country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to deemed dividends or interest on a note or dividends on Encore’s common stock, provided the non-U.S. holder provides the IRS forms described above under “—Consequences to Non-U.S. Holders—Interest on the Notes” or the non-U.S. holder otherwise establishes an exemption. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of the notes or Encore’s common stock conducted within the United States or through certain U.S.-related financial intermediaries, unless the IRS forms described above have been received or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) generally may impose a withholding tax at a rate of 30% on interest and dividends (including deemed dividends) paid on, and, beginning in 2019, the gross proceeds of a disposition of, debt obligations of a U.S. obligor or stock of a U.S. issuer paid to (i) a foreign financial institution, or FFI, whether as a beneficial owner or intermediary, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), or qualifies for an exemption from these rules, and (ii) a foreign entity that is not a financial institution (whether as a beneficial owner or intermediary for another foreign entity that is not a financial institution) unless such entity provides the withholding agent or U.S. tax authorities with a certification identifying the substantial U.S. owners of the entity, which generally include any U.S. person who directly or indirectly owns more than 10% of the entity, or qualifies for an exemption from these rules. In addition, beginning no earlier than 2019, a person that receives certain payments (“foreign passthru payments”) through one or more FFIs (potentially including payments on the notes made by us) may receive reduced payments as a result of FATCA withholding taxes if (i) any such FFI does not enter into such an agreement with the U.S. government and does not otherwise establish an exemption, or (ii) such person is (a) a “recalcitrant account holder” or (b) itself an FFI that fails to enter into such an agreement or establish an exemption. An FFI located in a jurisdiction that has an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under such intergovernmental agreement, we may be required to report certain information regarding investors to tax authorities in such jurisdiction, which information may be shared with taxing authorities in the United States. In the event any withholding under FATCA is imposed with respect to any payments on or with respect to the notes or Encore’s common stock, there will be no additional amounts payable to compensate for the withheld amount. Investors are encouraged to consult their tax advisors regarding the implications of these rules on their investment in the notes and Encore’s common stock.

Jersey Tax Considerations

The following summary of the anticipated treatment of the issuer and holders (other than residents of Jersey) is based on Jersey taxation law and practice as they are understood to apply at the date of this prospectus supplement and is subject to changes in such taxation law and practice. It does not constitute legal or tax advice and does not address all aspects of Jersey tax law and practice (including such tax law and practice as they apply to any land or building situate in Jersey).

Income Tax

The issuer will not be regarded as resident in Jersey under the Income Tax (Jersey) Law 1961 and as such will not be subject to Jersey income tax.

No withholding in respect of Jersey taxation will be required on payments to any holders and holders (other than residents of Jersey) will not be subject to any tax in Jersey in respect of the holding, sale, exchange or other disposition of the notes.

Other taxes in Jersey

In Jersey, no stamp duty is levied on the issue or transfer of the notes except that stamp duty is payable on Jersey grants of probate and letters of administration, which will generally be required to transfer the notes on the death of a holder of such notes where such Notes are situated in Jersey. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder domiciled in Jersey, or situated in Jersey in respect of a holder domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% of such estate and such duty is capped at GBP100,000. Where the notes are in registered form and the register is not maintained in Jersey such notes should not be considered to be situated in Jersey for these purposes.

Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there other estate duties.

UNDERWRITING

We are offering the notes described in this prospectus supplement through a number of underwriters. SunTrust Robinson Humphrey, Inc. and Credit Suisse Securities (USA) LLC are acting as representatives of the underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement, the principal amount of notes listed next to its name in the following table:

Underwriter	Number of notes
SunTrust Robinson Humphrey, Inc.	$
Credit Suisse Securities (USA) LLC
ING Financial Markets LLC
MUFG Securities Americas Inc.
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
DNB Markets, Inc.
Fifth Third Securities, Inc.
Regions Securities LLC

Total		$150,000,000

The underwriters are obligated to purchase all the notes in the offering if any are purchased, other than those notes covered by the over-allotment option to purchase additional notes described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to $22,500,000 additional notes from us, solely to cover over-allotments. If any additional notes are purchased, the underwriters will offer the additional notes on the same terms as those on which the notes are being offered.

The underwriting fee is equal to the public offering price per note less the amount paid by the underwriters to us per note. The following table shows the per note and the total underwriting discount to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option.

	Without option exercise	With option exercise
Per note	$	$
Total	$	$

We estimate that our out-of-pocket expenses for this offering will be approximately $1.2 million. We have agreed to reimburse the underwriters for certain legal expenses relating to FINRA clearance in connection with this offering, which reimbursement is deemed underwriting compensation by FINRA.

No Sales of Similar Securities

We and our directors and our executive officers have agreed that, for a period of 60 days from the date of the underwriting agreement, neither we nor they will, without the prior consent of the representatives on behalf of the underwriters, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock they beneficially own or any other securities they own that are convertible into, exercisable or exchangeable for common stock, or (2) to enter into any swap or other arrangement that transfers to another in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clauses (1) or (2) above is to be settled by delivery of common stock or such securities, in cash or otherwise.

Notwithstanding the above, the underwriters have agreed in the underwriting agreement that the lock-up agreement applicable to us does not apply to (a) our sale of the securities in this offering and any exchange of such securities for underlying securities, (b) our issuance of any shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof which is disclosed in the preliminary prospectus or pursuant to our existing employee benefit plans, (c) the vesting of or removal or lapse of restrictions on restricted stock units, restricted stock awards or other equity awards under our existing employee benefit plans, (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (1) such plan does not provide for the sale of common stock during the 60-day restricted period, and (2) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by us regarding the establishment of that plan, the announcement or filing will include a statement to the effect that sales will not be permitted during the 60-day restricted period, (e) the issuance of shares in the Transaction, (f) the sale or issuance of or entry into an agreement to sell or issue shares of our common stock in connection with our acquisition of one or more businesses, products or technologies (whether by means of merger, stock purchase, asset purchase or otherwise) or in connection with joint ventures, commercial relationships or other strategic transactions or investments; provided that the aggregate number of shares of common stock that we may sell or issue or agree to sell or issue pursuant to this clause (f) shall not exceed 1% of the total number of shares of common stock issued and outstanding immediately following the completion of this offering and we will (A) cause each recipient of such securities to enter into an agreement with us on or prior to issuance of such securities not to transfer or otherwise dispose of such securities for the remainder of the 60-day restricted period and (B) enter stop transfer instructions with our transfer agent and registrar on such securities, which we agree not to waive or amend during the 60-day restricted period, (g) the issuance or grant of common stock, options to purchase common stock, restricted stock units, restricted stock awards or other equity awards under the Company’s existing employee benefit plans, or (h) sales or transfers of our common stock after the thirtieth (30th) calendar day following the date of this offering into the market on an agency basis on customary terms.

In addition, notwithstanding the lock-up agreements applicable to our directors and our executive officers, the underwriters have agreed that these agreements do not apply to (a) transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of common stock or other securities acquired in these open market transactions, (b) transfers of shares of common stock or any security convertible into common stock as a bona fide gift or gifts, (c) distributions of shares of common stock or any security convertible into common stock to limited partners or stockholders of the directors or executive officers; provided that in the case of any transfer or distribution under clause (b) or (c), (1) each donee or distributee executes and delivers to the representatives an agreement to be bound by the lock-up provisions, and (2) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of our common stock, will be required or voluntarily made during the 60-day restricted period, (d) transfers of shares of common stock or any security convertible into common stock to any charitable organization, (e) any sales or transfers of shares of common stock pursuant to a trading plan pursuant to and in accordance with Rule 10b5-1 under the Exchange Act, provided further that such trading plan (i) was established and in existence prior to the date of this offering and made available to the representatives or their counsel and (ii) may not be amended or modified during the 60-day restricted period; provided that nothing in the lock-up agreements applicable to our directors and executive officers prohibits them from establishing a trading plan pursuant to Rule 10b5-1 under the Exchange Act during the 60-day restricted period as long as (1) any transactions made under these newly established plans do not commence until the thirtieth (30th) calendar day following the date of this offering and do not exceed 20,000 shares of common stock per calendar month during the 60-day restricted period and (2) no public announcement or filing will be required or made by the director or executive officer or us in connection with the establishment of the trading plan unless there are sales under such plan permitted pursuant to the lock-up agreement under clause (1) above, (f) in the case of any equity awards held by the director or executive officer that vest during the 60-day restricted period, the disposition of shares of common stock to us to pay the exercise price or withholding tax obligations incurred by the director or executive officer upon and in connection with the vesting or exercise (but only to that extent), or (g) any sales or transfers of shares of common stock by (1) the director or executive officer if he or she is no longer an officer or director of the company or (2) the executors or heirs of the undersigned in the event of his or her death, provided that in either such case, no filing under Section 16(a) of the Exchange Act in connection with the disposition will be required or voluntarily made during the 60-day restricted period.

In addition, each of our directors and our executive officers have agreed that, without the prior written consent of the representatives on behalf of the underwriters, he or she will not, during the period commencing on the date of his or her lock-up agreement and ending 60 days after the date of this prospectus supplement, make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock. Each of our directors and our executive officers also has agreed and consented to the entry of stop transfer instructions with our transfer agent and registrar against the transfer of his or her shares of common stock except in compliance with the foregoing restrictions. The representatives on behalf of the underwriters, in their sole discretion, may release any of the securities subject to this lock-up agreement at any time without notice.

Price Stabilization and Short Positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling notes in the open market for the purpose of preventing or retarding a decline in the market price of the notes or common stock while this offering is in progress. These stabilizing transactions may include making short sales of the notes, which involves the sale by the underwriters of a greater number of notes than they are required to purchase in this offering, and purchasing notes on the open market to cover positions created by short sales. Short sales may be ‘‘covered’’ shorts, which are short positions in an amount not greater than the underwriters’ option referred to above, or may be ‘‘naked’’ shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option, in whole or in part, or by purchasing notes in the open market. In making this determination, the underwriters will consider, among other things, the price of the common stock or notes available for purchase in the open market compared to the price at which the underwriters may purchase notes through the option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock or notes in the open market that could adversely affect investors who purchase notes in this offering. To the extent that the underwriters create a naked short position, they will purchase notes in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the notes, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase notes in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those notes as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes, and, as a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time.

In addition, in connection with this offering certain of the underwriters may engage in passive market making transactions in our common stock on The NASDAQ Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The NASDAQ Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Capped Call Transactions

In connection with the pricing of the notes, we expect to enter into capped call transactions with the option counterparties. The capped call transactions are expected generally to reduce the potential dilution to our common stock upon any exchange of the notes and/or offset any potential cash payments the issuer is required to make in excess of the principal amount of notes, as the case may be, with such reduction and/or offset subject to a cap.

In connection with establishing their initial hedges of the capped call transactions, the option counterparties (or their affiliates) expect to enter into various derivative transactions with respect to our common stock concurrently with, and/or purchase our common stock shortly after, the pricing of the relevant notes. These activities could have the effect of increasing, or reducing the size of any decrease in, the price of the common stock concurrently with, or shortly after, the pricing of the relevant notes.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to an exchange of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to exchange the notes and, to the extent the activity occurs during any observation period related to an exchange of notes, it could affect the number of shares and value of the consideration that you will receive upon exchange of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with the capped call transactions, see “Risk Factors—Risks Related to the Notes, Our Indebtedness, Our Common Stock and this Offering—The capped call transactions may affect the value of the notes and our common stock.”

Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. For example, an affiliate of MUFG Securities America Inc. is the trustee of the notes offered hereby and certain of the underwriters and their affiliates are lenders under the guarantor’s revolving credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/ or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.

Further, any equity shares issued on conversion of the notes must not be offered for sale in Australia in the period of 12 months after the date of issue of those equity shares except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes or equity shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes have been or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes referred to in (a) to (c) above shall result in a requirement for the Company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of notes is made or who receives any communication in respect of an offer of notes, or who initially acquires any notes will be deemed to have represented, warranted, acknowledged and agreed to and with each representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any notes acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or where notes have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the representatives have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure each Member State.

The above selling restriction is in addition to any other selling restrictions set out herein.

LEGAL MATTERS

The validity of the notes and guarantees will be passed upon for us by Latham & Watkins LLP. Certain legal matters with respect to Jersey law will be passed upon for us by Mourant Ozannes, 22 Grenville Street, St Helier, Jersey JE4 8PX, Channel Islands. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are currently subject to the reporting requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to you on the SEC’s website at http://www.sec.gov and in the Investors section of our website at http://www.encorecapital.com. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information by reference into this prospectus supplement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained in this prospectus supplement or the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede previously filed information.

This prospectus supplement incorporates by reference the documents set forth below, that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 21, 2018 (File No. 000-26489);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 8, 2018 (File No. 000-26489);

•	the portions of our Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2018 (File No. 000-26489) (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2017);

•	our Current Reports on Form 8-K, filed with the SEC on March 15, 2018, May 8, 2018 (excluding information furnished on Item 2.02 and related exhibits), June 26, 2018, July 13, 2018 and July 16, 2018 (File No. 000-26489);

•	the description of Encore’s common stock incorporated by reference in the Registration Statement on Form 8-A, filed with the SEC on June 24, 1999 (File No. 000-26489), including any amendments or reports filed for purpose of updating such description; and

•	any future filings of Encore with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of this prospectus but prior to the termination of the applicable offering covered by this prospectus.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of the offering of the securities covered by this prospectus supplement shall be incorporated by reference into this prospectus supplement from the respective filing dates of such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any other document or information “furnished to,” rather than “filed with,” the SEC is incorporated by reference into, or otherwise included in, this prospectus supplement or the accompanying prospectus.

Any statement contained in this prospectus supplement, or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement, shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other document subsequently filed with the SEC that is, or is deemed to be, incorporated by reference into this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may obtain copies of any of the documents incorporated by reference into this prospectus supplement (other than exhibits to such documents, unless those exhibits are specifically incorporated by reference into such documents) by requesting them in writing or by telephone at:

Encore Capital Group, Inc.

Attention: Investor Relations

3111 Camino Del Rio North, Suite 103

San Diego, California 92108

(877) 445-4581

You may also obtain copies of our filings with the SEC incorporated by reference into this prospectus supplement, at no cost, by accessing the Investors section of our website at www.encorecapital.com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus supplement.

PROSPECTUS

ENCORE CAPITAL GROUP, INC.

Common Stock

Debt Securities

Guarantees of Debt Securities

Encore Capital Europe Finance Limited

Debt Securities

We may offer and sell, from time to time, any of the following securities pursuant to this prospectus and the applicable prospectus supplement:

•	common stock of Encore Capital Group Inc., which we refer to as “Encore”;

•	debt securities of Encore or Encore Capital Europe Finance Limited, which we refer to as “Finance Ltd.”; and

•	guarantees of debt securities by Encore.

The debt securities offered and sold pursuant to this prospectus may be secured or unsecured, may be senior, senior subordinated or subordinated, and may be convertible or exchangeable into shares of Encore’s common stock.

Encore and Finance Ltd. are sometimes referred to in this prospectus as the “issuers.”

The common stock debt securities and guarantees being offered pursuant to this prospectus are collectively referred to in this prospectus as the “securities.” The securities may be offered from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering.

The specific terms of the securities will be provided in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, directly to purchasers or through a combination of these methods, and on a continuous or delayed basis from time to time. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of those securities.

Encore’s common stock is listed on The NASDAQ Global Select Market under the symbol “ECPG.” Each prospectus supplement will indicate whether the securities being offered will be listed on any securities exchange.

The principal executive offices of the issuers are located at 3111 Camino Del Rio North, Suite 103, San Diego California 92108, and their telephone number is (877) 445-4581.

Investing in these securities involves certain risks. See “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 16, 2018

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any free writing prospectus prepared by us or on our behalf. We do not take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by us or on our behalf.

This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information included or incorporated by reference in this prospectus or any accompanying prospectus supplement is correct as of any date after the respective dates of the documents containing the information. Since the respective dates of those documents, our business, financial condition, results of operations and prospects may have changed. We may use this prospectus to sell the securities only if it is accompanied by a prospectus supplement.

Unless otherwise stated or the context otherwise requires, references to “we,” “us,” “our,” “the company,” or similar terms are to Encore Capital Group, Inc. and its subsidiaries.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described in “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in any updates to those risk factors in our Quarterly Reports on Form 10-Q, together with the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that the issuers have filed with the Securities and Exchange Commission, or SEC. Under this shelf registration process, we may sell securities, from time to time, in one or more offerings.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find Additional Information” on page 2 of this prospectus.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find Additional Information.”

ENCORE CAPITAL GROUP, INC.

We are an international specialty finance company providing debt recovery solutions and other related services for consumers across a broad range of financial assets. We purchase portfolios of defaulted consumer receivables at deep discounts to face value and manage them by working with individuals as they repay their obligations and work toward financial recovery. Defaulted receivables are consumers’ unpaid financial commitments to credit originators, including banks, credit unions, consumer finance companies, commercial retailers, and telecommunication companies. Defaulted receivables may also include receivables subject to bankruptcy proceedings

Our principal executive offices are located at 3111 Camino Del Rio North, Suite 103, San Diego, CA 92108, and our telephone number is (877) 445-4581.

ENCORE CAPITAL EUROPE FINANCE LIMITED

Encore Capital Europe Finance Limited (“Finance Ltd.”) is a newly formed, public limited company incorporated under the laws of Jersey. Finance Ltd. is a special purpose finance subsidiary and is a wholly owned indirect subsidiary of Encore Capital Group, Inc.

Finance Ltd. has not engaged in and will not engage in any activity other than the business and activities described or referred to in this prospectus or in an accompanying prospectus supplement or incorporated by reference herein or therein. Any securities issued by Finance Ltd. will be fully and unconditionally guaranteed by Encore Capital Group, Inc.

The registered office of Finance Ltd. is located at 22 Grenville Street. St. Helier, Jersey JE4 8PX, Channel Islands and its telephone number is +44 1534 676 000.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

The issuers have filed a registration statement on Form S-3 with respect to the securities offered by this prospectus with the SEC in accordance with the Securities Act of 1933, as amended, or the Securities Act, and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any document referred to in this prospectus are not necessarily complete, and, in each instance, you are referred to the full text of the document that is filed or incorporated by reference as an exhibit to the registration statement. Each statement concerning a document that is filed or incorporated by reference as an exhibit should be read along with the entire document. Encore files annual, quarterly and current reports and other information with the SEC. For further information regarding the issuers and the securities offered by this prospectus, please refer to the registration statement and its exhibits and schedules, which may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also read and copy Encore’s reports and other information filed with the SEC at the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, such as Encore, that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

Encore’s corporate website is http://www.encorecapital.com. The information contained in, or that can be accessed through, that website is not part of this prospectus and should not be relied upon in determining whether to purchase the securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows information in documents that Encore files with the SEC to be incorporated by reference, which means that important information may be disclosed to you by referring you to those documents on file with the SEC. The information incorporated by reference is considered to be a part of this prospectus. The following documents of Encore are deemed to be incorporated by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 21, 2018 (File No. 000-26489);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 8, 2018 (File No. 000-26489);

•	the portions of our Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2018 (File No. 000-26489) (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2017);

•	our Current Reports on Form 8-K, filed with the SEC on March 15, 2018, May 8, 2018 (excluding information furnished on Item 2.02 and related exhibits), June 26, 2018, July 13, 2018 and July 16, 2018 (File No. 000-26489);

•	the description of Encore’s common stock incorporated by reference in the Registration Statement on Form 8-A, filed with the SEC on June 24, 1999 (File No. 000-26489), including any amendments or reports filed for purpose of updating such description; and

•	any future filings of Encore with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of this prospectus but prior to the termination of the applicable offering covered by this prospectus.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other

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document subsequently filed with the SEC and incorporated by reference, modifies or supersedes that statement. If any statement is so modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

Information that is “furnished to” the SEC shall not be deemed “filed with” the SEC and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

Each person, including any beneficial owner, to whom a prospectus is delivered, is entitled to receive a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning Encore at the following address and phone number:

Encore Capital Group, Inc.

3111 Camino Del Rio North, Suite 103

San Diego, CA 92108

(877) 445-4581

Attn: Senior Vice President, General Counsel and Secretary

USE OF PROCEEDS

The intended use of any proceeds we receive from the sale of any securities pursuant to this prospectus will be set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Encore’s ratio of earnings to fixed charges for the periods indicated:

	Quarter ended March 31, 2018	Year Ended December 31,
		2017	2016	2015	2014	2013
Ratio of earnings to fixed charges	1.56	1.62	1.28	1.51	1.81	2.51

The ratio of earnings to fixed charges are computed by dividing earnings by fixed charges. For these purposes, “earnings” consist of income from continuing operations before provision for income taxes plus fixed charges, and “fixed charges” consist of interest expense on all indebtedness, amortization of debt issuance costs, and that portion of rental expense deemed to be representative of interest.

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the debt securities and ordinary shares that may be issued under this prospectus will be passed upon by Latham & Watkins LLP, Los Angeles, California. Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to Jersey law will be passed upon by Mourant Ozannes, 22 Grenville Street, St. Helier, Jersey JE4 8PX, Channel Islands. Any underwriters will be represented by their own legal counsel.

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EXPERTS

The consolidated financial statements as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

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Encore Capital Europe Finance Limited

$150,000,000

            % Exchangeable Senior Notes due 2023

Fully and Unconditionally Guaranteed by

Encore Capital Group, Inc.

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

SunTrust Robinson Humphrey

Credit Suisse

Co-Lead Managers

ING

MUFG

Morgan Stanley

Co-Managers

Citigroup

DNB Markets

Fifth Third Securities

Regions Securities LLC

            , 2018